Exhibit 2.02

PURCHASE AND SALE AGREEMENT
BY AND AMONG
HARTFORD LIFE, INC.,
PRUDENTIAL FINANCIAL, INC.
AND
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(solely for purposes of Section 8.4, Section 8.5 and Section 14.16)
Dated September 27, 2012

Exhibit 2.02

Page
ARTICLE I
DEFINITIONS
Section 1.1    Definitions    1
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale; Assignment and Assumption    21
Section 2.2    Purchase Price; Ceding Commission    22
Section 2.3    Reinsurance Statements and General Account Net Settlement    22
Section 2.4    Review of the Closing Date Balance Sheets, the Closing Statement of General
Account Net Settlement and the Closing Investment Assets List.    24
Section 2.5    Purchase Price Allocation.    25
Section 2.6    Working Capital and Suspense Related Accounts.     26
ARTICLE III
CLOSING
Section 3.1    Closing Date    27
Section 3.2    Payment on the Closing Date    27
Section 3.3    Reinsurance Transaction    28
Section 3.4    Buyer’s Additional Closing Date Deliveries    28
Section 3.5    Seller’s Closing Date Deliveries    28
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Section 4.1    Organization and Standing    29
Section 4.2    Authority of Seller; Conflicts    29
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS
Section 5.1    Financial Information; Reserves; Business Records.     30
Section 5.2    Eligible Assets    32
Section 5.3    Actuarial Report.    33
Section 5.4    Changes in Business    33
Section 5.5    No Undisclosed Liabilities    33
Section 5.6    Taxes.     34
Section 5.7    Material Seller Permits.    35
Section 5.8    Ownership and Sufficiency of Assets    35

Exhibit 2.02

Exhibit 2.02

Section 5.9    Real Property.     35
Section 5.10    Intellectual Property.     36
Section 5.11    No Violation, Litigation or Regulatory Action.    37
Section 5.12    Material Contracts.    39
Section 5.13    Material Distributors.     40
Section 5.14 Employee Benefits and Agreements    41
Section 5.15 Employee Relations    42
Section 5.16    Insurance    43
Section 5.17 No Brokers    43
Section 5.18    Reinsurance    43
Section 5.19    Insurance Product-Related Matters.     43
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 6.1    Organization and Standing    45
Section 6.2    Authority of Buyer; Conflicts.     46
Section 6.3    No Violation, Litigation or Regulatory Action.    47
Section 6.4    Financial Statements    47
Section 6.5    No Undisclosed Liabilities    47
Section 6.6    Compliance with Laws    48
Section 6.7    Availability of Funds    48
Section 6.8    Facts Affecting Regulatory Approvals    48
Section 6.9    No Brokers    48
Section 6.10 Exclusivity of Representations and Warranties    48
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE
Section 7.1    Operations Prior to the Closing Date    49
Section 7.2    Access to Information; Financial Information.    51
Section 7.3    Notifications    52
Section 7.4    Efforts and Actions to Cause the Closing to Occur    53
Section 7.5    Shared Contracts.     56
Section 7.6    Transition Services Planning; Certain Intellectual Property Matters.     57
Section 7.7    Fortis Transaction    57
Section 7.8    Retained Business ASA    57
Section 7.9    Group Conversion    57
Section 7.10 Cash Flow Testing    58
ARTICLE VIII
ADDITIONAL AGREEMENTS
Section 8.1    Employee Matters.     58
Section 8.2    Insurance; Risk of Loss    64
Section 8.3    Intellectual Property; Use of Seller’s Trademarks; Corporate Names    64
Section 8.4    Non-Competition    65
Section 8.5    Covenants Not to Solicit Employees.    67

Exhibit 2.02

(continued)
Page
Section 8.6    Confidentiality.     68
Section 8.7    Further Action.    69
Section 8.8    HESCO Licensing; Transitioning.     69
Section 8.9    Ancillary Agreements    70
Section 8.10 Transfer and Maintenance of Books and Records    70
Section 8.11    Reserved.     71
Section 8.12    Post-Closing Receipts    71
Section 8.13    Existing Reinsurance Agreements    71
Section 8.14    Bulk Sales    72
Section 8.15    Deletion of Software    72
Section 8.16    Residual Information.    72
Section 8.17    Discovered Policies    73
Section 8.18 Investment Assets with a Payment Default    73
Section 8.19 AG-38 Cooperation    73
Section 8.20    Specified Action    73
Section 8.21    Group Conversion Retrocession Agreement    73
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
Section 9.1    No Misrepresentation or Breach of Covenants and Warranties.    74
Section 9.2    Governmental Consents    74
Section 9.3    No Restraint    74
Section 9.4    No Material Adverse Effect    74
Section 9.5    Recapture of Certain Existing Reinsurance Agreements    75
Section 9.6    Third-Party Consents    75
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
Section 10.1    No Misrepresentation or Breach of Covenants and Warranties.    75
Section 10.2 Governmental Consents    75
Section 10.3    No Restraint    75
Section 10.4 No Triggering Event    76
ARTICLE XI
INDEMNIFICATION
Section 11.1    Indemnification; Remedies.    76
Section 11.2    Notice of Claim; Defense.     78
Section 11.3    No Duplication; Exclusive Remedy.    79
Section 11.4    Limitation on Set-off    80
Section 11.5    Mitigation    80
Section 11.6 Recovery by Indemnified Party    80
Section 11.7    Reserves    81
Section 11.8    Reservation of Rights    81

Exhibit 2.02

ARTICLE XII
TAX MATTERS
Section 12.1    Transfer Taxes    81
Section 12.2    Tax Returns and Covenants.    81
Section 12.3    Tax Characterizations of Adjustments    83
Section 12.4    Tax Indemnification and Parties’ Responsibility.     83
Section 12.5 Tax Refunds    84
Section 12.6 Indemnification for Product Tax Non-Compliance    84
Section 12.7    Changes to Final Closing Date Tax Reserves.    88
ARTICLE XIII
TERMINATION
Section 13.1    Termination    89
Section 13.2 Notice of Termination    90
Section 13.3    Effect of Termination    90
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Survival of Representations and Warranties and Covenants    90
Section 14.2 Remedies    90
Section 14.3 Governing Law    90
Section 14.4    Jurisdiction; Venue    91
Section 14.5    Jury Waiver    91
Section 14.6    Notices    91
Section 14.7    Successors and Assigns; No Third-Party Beneficiaries    92
Section 14.8 Entire Agreement; Amendments    93
Section 14.9    Interpretation    93
Section 14.10 Waivers    93
Section 14.11 Expenses    93
Section 14.12 Partial Invalidity    94
Section 14.13 Execution in Counterparts    94
Section 14.14 No Public Announcement    94
Section 14.15 Disclosure Schedules    94
Section 14.16 HFSG Guarantee    94
Exhibits
Exhibit A    Form of Administrative Services Agreements
Exhibit B    Form of Hold Harmless and Indemnification Agreement
Exhibit C    Forms of Lease Agreements
Exhibit D    Form of Patent Assignment
Exhibit E    Form of Patent License Agreement
Exhibit F    Form of Reinsurance Agreements
Exhibit G    Form of Software License Agreement
Exhibit H    Form of Sublease Agreements

Exhibit 2.02

Exhibit I    Form of Trademark Assignment
Exhibit J    Form of Trademark License Agreement
Exhibit K    Form of Transition Services Agreement
Exhibit L    Form of Trust Agreements and GUL Trust Agreements
Exhibit M    Form of Wholesaling Agreements
Exhibit N    Form of Bill of Sale
Exhibit O    Form of Assignment and Assumption Agreement
Exhibit P    Form of License Agreement
Exhibit Q    Group Conversion Term Sheet
Exhibit R    GUL Term Sheet
Exhibit S    Retained Business ASA Term Sheet

Exhibit 2.02

TABLE OF CONTENTS
(continued)
Schedules
Schedule 1.1(a)    Acquired Assets
Schedule 1.1(b)    Assigned Leases
Schedule 1.1(c)    Business Premises Shared Common Space
Schedule 1.1(d)    Cedant Separate Accounts
Schedule 1.1(e)(i)    Covered Insurance Policies
Schedule 1.1(e)(ii)    Excluded Insurance Policies
Schedule 1.1(f)    Excluded Assets
Schedule 1.1(g)    Excluded Contracts
Schedule 1.1(h)    Excluded Liabilities
Schedule 1.1(i)    HLPP Insurance Policies
Schedule 1.1(j)    Overhead and Shared Services
Schedule 1.1(k)    Separate Accounts
Schedule 1.1(l)    Transferred Contracts
Schedule 1.1(m)    Transferred Information Technology Contracts
Schedule 1.1(n)    Premises of Subleases and Leases
Schedule 2.3(a)    Reinsurance Statement Methodology
Schedule 2.3(a)(i)    Statement of General Account Net Settlement
Schedule 2.3(a)(ii)    Pro Forma Statement of General Account Net Settlement
Schedule 2.3(b)(i)    Reference Balance Sheet Methodology
Schedule 2.3(b)(ii)    Transfer Balance Sheet Methodology
Schedule 3.3(b)    Investment Asset Identification Methodology
Schedule 12.7(c)    Changes to Final Closing Date Tax Reserves
Seller Disclosure Schedule Business Disclosure Schedule Buyer Disclosure Schedule
-vi‑

Exhibit 2.02

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT, dated September 27, 2012 (this “Agreement”), is by and among HARTFORD LIFE, INC., a Delaware corporation (“Seller”), PRUDENTIAL FINANCIAL, INC., a New Jersey corporation (“Buyer”) and, solely for purposes of Section 8.4, Section 8.5 and Section 14.16 of this Agreement, THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (“HFSG”).
PRELIMINARY STATEMENT:
WHEREAS, Seller operates, indirectly through its Affiliates, the Business; and
WHEREAS, Seller desires to sell and assign, or cause to be sold and assigned, to Buyer, and Buyer desires to purchase and assume, or cause to be purchased and assumed, from Seller, the Business, by means of certain reinsurance and administration arrangements and a transfer of the Acquired Assets and the Assumed Liabilities, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
“2012 Bonus Pool” has the meaning specified in Section 8.1(g)(i). “Accounting Firm” has the meaning specified in Section 2.4(b).
“Accrued Investment Income” means, with respect to each Cedant, the amount set forth on the line item “Accrued Investment Income” reflected on the Statement of General Account Net Settlement, the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement or the Closing Statement of General Account Net Settlement, as applicable to such Cedant. For clarity, the Accrued Investment Income in the Closing Statement of General Account Net Settlement shall be drawn from the Closing Investment Asset List.
“Acquired Assets” means all of Seller’s and its Affiliates’ right, title and interest in, to or under (a) all assets, properties, Contracts and rights Related to the Business (other than (i) Contracts related to real property and (ii) any Intellectual Property Right other than Contracts related to Intellectual Property Rights) and (b) to the extent not otherwise included in clause (a), the following assets, properties, Contracts and rights: (i) the assets, properties and rights that are set forth on Schedule 1.1(a) hereto and (ii) the Transferred Contracts, in each case of (a) and (b), excluding the Excluded Assets.
“Acquired Business” has the meaning specified in Section 8.4(c)(iv). “Acquirer” has the meaning specified in Section 8.16(b).

Exhibit 2.02

“Action” means any claim, litigation, action, audit, suit, investigation, binding arbitration or proceeding by or before any Governmental Body.
“Actuarial Report” has the meaning specified in Section 5.3(a).
“Administrative Services Agreements” means the three (3) Administrative Services Agreements, each of which is between one of the Cedants and Reinsurer or its Affiliate, in the forms attached hereto as Exhibit A.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, it being understood that in no event shall any investment fund sponsored or advised by Seller or its Affiliates be deemed an Affiliate of Seller.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
“AG-38” means NAIC Actuarial Guideline 38 “The Application of the Valuation of Life Insurance Policies Model Regulation,” commonly known as “AXXX”.
“AG-38 Business” means the Covered Insurance Policies subject to AG-38. “AG 38 Cost” has the meaning specified in Section 8.19.
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Ancillary Agreement Assumed Liabilities” means Liabilities (including the Reinsured Liabilities) to be ceded or transferred by or from Seller or a Seller Party to, or otherwise assumed by Buyer or a Buyer Party pursuant to the Ancillary Agreements (excluding for this purpose the Assignment and Assumption Agreement).
“Ancillary Agreement Covered Contracts” means the following Contracts to which Seller or any of its Affiliates is a party: (a) the Covered Insurance Policies; (b) the Existing Reinsurance Agreements; (c) Mutual Fund Agreements; and (d) any Distribution Contracts.
“Ancillary Agreements” means the Reinsurance Agreements, the Administrative Services Agreements, the Bill of Sale, the Trust Agreements, GUL Trust Agreements, the Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark Assignment, the Trademark License Agreement, the Patent Assignment, the Patent License Agreement, the Software License Agreement, the Lease Agreements, the Sublease Agreements, the License Agreements, the Group Conversion Retrocession Agreement, Retained Business ASA, the Wholesaling Agreements, the Investment Management Agreements and the Hold Harmless and Indemnification Agreement.
“Applicable Law” means any law, treaty, convention, code, statute, ordinance, directive, rule, regulation or common law imposed by any Governmental Body applicable to the Person, place and situation in question.
“Asset Allocation Schedule” has the meaning specified in Section 2.5(a).
2

Exhibit 2.02

“Assigned Leases” means the real property leases and subleases of Seller and its Affiliates that are set forth on Schedule 1.1(b).
“Assignment and Assumption Agreement” has the meaning specified in Section 2.1.
“Assumed Liabilities” means (a) all Liabilities of Seller or its Affiliates under the express terms of the Transferred Contracts first arising on or after the Closing Date, other than (i) any Liabilities resulting from a breach by Seller or its Affiliates of any Transferred Contract and (ii) the Ancillary Agreement Assumed Liabilities (which shall be subject to the terms of the applicable Ancillary Agreement(s)), and (b) as long as the applicable Reinsurance Agreement has not been terminated and the business ceded thereunder recaptured, any “Reinsurer Extra-Contractual Obligations” (as such term is defined in the Reinsurance Agreements).
“Bill of Sale” has the meaning specified in Section 2.1.
“Business” means the business of Seller and its Affiliates of issuing, underwriting, selling, distributing, marketing, delivering, cancelling, reinsuring and administering the Covered Insurance Policies, in each case as conducted by HFSG’s Individual Life Division on or prior to the date hereof; provided, that “Business” shall not include the HLPP Business or the business of Hartford Investment Management Company.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Disclosure Schedule” has the meaning specified in Article V.
“Business Employees” means, collectively, those individuals employed by Seller or any of its Affiliates who are providing substantial services to the Business as of the date hereof, as listed in Section 8.1(a) of the Business Disclosure Schedule, as well as those individuals who, subsequent to the date hereof, are or become employed by Seller or any of its Affiliates and start to provide substantial services to the Business. An individual who provides “substantial services” means an individual who provides services to the Business for at least eighty percent (80%) of the total business time during which he or she provides services to Seller or any of its Affiliates.
“Business Premises” means the premises that are the subject of any of the Assigned Leases, Lease Agreements, License Agreements or Sublease Agreements, excluding, those portions of such premises that are identified on Schedule 1.1(c).
“Business Records” means all records of Seller or its Affiliates to the extent related to the Business, including, but not limited to, all customer lists, policy information, insurance contract forms and rating plans, application forms, disclosure and other insurance regulatory filings (including statutory filings required under Applicable Law), administrative, underwriting, claims handling, reserving, sales and pricing manuals, marketing materials, claim records, sales records, underwriting records, compliance records, reinsurance records, copies of Contracts and information and documents relating to Distributors, Information Technology records, records that relate to the Tax treatment and Tax status of the Covered Insurance Policies and financial and accounting records (in each case, in any form or medium) of Seller and its Affiliates to the extent related to the Business; provided, that for purposes of Section 8.10(a), Schedule 1.1(a) and, with respect to subparts (b) and (c) below, Section 7.2 , “Business Records” shall not include any such item to the extent (a) any Applicable Law, Court Order, Regulatory Agreement or agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party) prohibits or restricts its transfer, or it is subject to the attorney-client privilege, the work product

Exhibit 2.02

immunity or any other applicable legal privilege or similar doctrine, it being understood that Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable any such item to be transferred to Buyer without so jeopardizing privilege or contravening any such Applicable Law, Court Order, Contract duty or agreement referenced in this clause (a), (b) it solely relates to Taxes that are Excluded Liabilities, (c) it is part of any Tax Return of Seller or its Affiliates, except to the extent solely related to Seller’s and its Affiliates’ compliance with Tax reporting, withholding or disclosure requirements applicable to the Covered Insurance Policies, (d) it is part of the personnel files or related records of any Business Employee or (e) it relates exclusively or primarily to the Excluded Assets.
“Buyer” has the meaning specified in the first paragraph of this Agreement. “Buyer Claim” means a Product Tax Claim other than a Related Claim. “Buyer Disclosure Schedule” has the meaning specified in Article VI. “Buyer Financial Statements” has the meaning specified in Section 6.4(a). “Buyer Indemnified Persons” has the meaning specified in Section 11.1(a).
“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.
“Buyer Severance Benefits” means the severance payments and benefits the Transferred Employee would be entitled to under the plan, policy, practice or agreement of Buyer or its Affiliates applicable to its similarly situated employees, taking into account the Transferred Employee’s length of service with Seller and its Affiliates.
“Buyer’s Customary Hiring Processes” shall have the meaning set forth in Section 8.1(a)(i).
“Cedant” means each of Hartford Life Insurance Company, Hartford Life and Accident Insurance Company and Hartford Life and Annuity Insurance Company, as applicable.
“Cedant Annual Statutory Statements” has the meaning specified in Section 5.1(b). “Cedant Quarterly Statements” has the meaning specified in Section 5.1(b).
“Cedant Separate Accounts” means the separate accounts of the Cedants applicable to certain of the Covered Insurance Policies as identified in Schedule 1.1(d).
“Cedant Statutory Statements” has the meaning specified in Section 5.1(b). “Ceding Commission” has the meaning specified in Section 2.2. “Champlain” means Champlain Re.
“Claim Notice” has the meaning specified in Section 11.2(a).
“Closing” has the meaning specified in Section 3.1.
“Closing Date” has the meaning specified in Section 3.1.

Exhibit 2.02

“Closing Date Balance Sheets” means, collectively, the Closing Date Reference Balance Sheet and the Closing Date Transfer Balance Sheet.
“Closing Date Reference Balance Sheet” has the meaning specified in Section 2.3(c)(ii). “Closing Date Transfer Balance Sheet” has the meaning specified in Section 2.3(c)(iii). “Closing Date Tax Reserves” has the meaning specified in Section 2.5(a).
“Closing Investment Assets List” has the meaning specified in Section 2.3(c)(v).
“Closing Statement of General Account Net Settlement” has the meaning specified in Section 2.3(c)(iv).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act. “Code” means the Internal Revenue Code of 1986, as amended.
“Comparable Position” means, with respect to any Business Employee, employment with Buyer or one of its Affiliates in a position with duties and responsibilities substantially similar to those applicable to such Business Employee’s employment with Seller or its Affiliates immediately prior to the Closing Date, with the same base salary and target bonus (the annual bonus determined as a percentage of annual base salary, based on the target bonus funding percentage established under the applicable bonus plan, policy or program of Seller or its Affiliates for the calendar year in which the Closing Date occurs or, with respect to Business Employees who are covered by a Seller Sales Incentive Plan rather than by the Seller Annual Incentive Plan, the same commission or bonus rate for sales or overrides and target percentage for discretionary bonuses) as in effect immediately prior to the Closing Date, in a location no more than fifty (50) miles from the Business Employee’s principal work location immediately prior to the Closing Date. Section 8.1(c) of the Business Disclosure Schedule sets forth the target bonus funding percentage, bonus rate and target percentages, as applicable, in effect immediately prior to the Closing Date for each Business Employee.
“Compensation” means all commissions, expense allowances, benefit credits and other fees payable or remittable to Distributors in connection with the Business.
“Competing Business” has the meaning specified in Section 8.4(a).
“Confidentiality Agreement” means that certain letter agreement dated April 27, 2012 between HFSG and Buyer.
“Consent Efforts” means commercially reasonable efforts as measured in light of the size and scope of the transactions contemplated hereunder and under the Ancillary Agreements.
“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation or arrangement, whether written or oral.
“Copyrights” has the meaning specified in the definition of “Intellectual Property Rights.”
“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

Exhibit 2.02

“Covered Insurance Policies” means (i) any and all binders, endorsements, riders, policies, certificates, and contracts of individual or group life insurance, and supplementary contracts of individual or group life insurance (including retained asset accounts and all other settlement options) issued, renewed or assumed by any Cedant in the United States, the District of Columbia, Puerto Rico or Guam and that correspond to the policy forms of the Cedant identified by form number on Schedule 1.1(e)(i) (with the group life items identified under a separate heading on such schedule), (ii) any and all binders, endorsements, riders, policies, certificates, and contracts of individual life insurance, and supplementary contracts of individual life insurance (including retained asset accounts and all other settlement options) issued in the United States, the District of Columbia, Puerto Rico or Guam reinsured by any Cedant from an Underlying Company pursuant to the Existing Reinsurance Agreements identified in Schedule 1.1(e)(i) and that correspond to the policy forms of the Cedant or its Affiliates (or the Underlying Companies), identified by form number on Schedule 1.1(e)(i), (iii) all other binders, endorsements, riders, policies, certificates, and contracts of individual life insurance, and supplementary contracts of individual life insurance (including retained asset accounts and all other settlement options) issued, renewed, assumed or reinsured by any Cedant in the United States, the District of Columbia, Puerto Rico or Guam on policy forms that are substantially similar to the policy forms identified on Schedule 1.1(e)(i), and (iv) the endorsements and riders to policies of individual or group life insurance covered by clauses (i) through (iii) above that are identified on Schedule 1.1(e)(i), in each of clauses (i) through (iv), issued, renewed, reinsured or assumed by the Cedants on or prior to the Effective Time (including those that have lapsed and terminated with unpaid claims), provided, that in each of clauses (i) through (iv) such item is reflected or otherwise taken into account in the Closing Statement of General Account Net Settlement, and (v) the New Insurance Policies; provided, that Covered Insurance Policies shall not include any policies listed on Schedule 1.1(e)(ii).
“Data Input Inaccuracies” means material inaccuracies or omissions to the extent arising from (i) the inputting of factual data utilized in the calculation of Reserves or listing of the Investment Assets or the Modco Assets, including data (and omission of data) relating to the inventory of Investment Assets, or Modco Assets or Covered Insurance Policies in force, the terms of such Covered Insurance Policies, the relevant information related to the insureds of such Covered Insurance Policies and transactions related thereto, or (ii) the coding, compilation or aggregation of such factual data in connection with such inputting, in either case other than inaccuracies or omissions in the factual data inputs resulting from reasonable judgments made by an actuary or other financial or investment professional as to the scope or accuracy of such factual data inputs (or omissions of such factual data inputs).
“Disclosure Schedule” means the Seller Disclosure Schedule, the Business Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.
“Discovered Policies” has the meaning specified in Section 8.17.
“Distribution Contracts” means Contracts between Seller or its Affiliates, on the one hand, and a Distributor, on the other hand, pursuant to which such Distributor markets or sells Covered Insurance Policies.
“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets or sells Covered Insurance Policies.
“Divested Business” has the meaning specified in Section 8.16(b). “Effective Hire Date” has the meaning specified in Section 8.1(a)(iii).

Exhibit 2.02

“Effective Time” means (i) 12:01 a.m., New York City time, on the Closing Date if the Closing Date is January 2, 2012 or (ii) 11:59 p.m. New York City time, on the Closing Date if the Closing Date is not January 2, 2012.
“Eligible Assets” has the meaning specified in the applicable Reinsurance Agreement.
“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each retirement, welfare benefit, fringe benefit, stock option or other equity-based compensation, bonus, sales or other incentive, supplemental retirement, deferred compensation, retiree health, life insurance, cafeteria, vacation, termination, retention, change in control, employment, consulting, non-competition, non-solicitation, tax gross-up, collective bargaining or severance plan, program, fund, trust, policy, arrangement or agreement, whether written or oral, in each case, that is maintained, contributed to or required to be contributed to by Seller or its Affiliates or any Person that is an ERISA Affiliate of Seller or its Affiliates in which there exists any Liability with respect to the Business or any current or former employee, director, Distributor or independent contractor of the Business or that is or could become attached to the Acquired Assets.
“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.
“Enforceability Exceptions” has the meaning specified in Section 4.2(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.
“Estimated Investment Assets List” has the meaning specified in Section 2.3(b)(iv). “Estimated Reference Balance Sheet” has the meaning specified in Section 2.3(b)(i).
“Estimated Statement of General Account Net Settlement” has the meaning specified in Section 2.3(b)(ii).
“Estimated Transfer Balance Sheet” has the meaning specified in Section 2.3(b)(ii). “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means all of Seller’s and its Affiliates’ right, title and interest in, to or under the following assets, properties, Contracts and rights related to the Business: (a) cash and investment assets beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Seller or its Affiliates and any Contracts related thereto; (b) the assets, properties and rights that are set forth on Schedule 1.1(f) hereto; (c) the Excluded Contracts; (d) Governmental Permits; (e) any Tax refunds or credits (or rights thereto) that are attributable to the Business in respect of Pre-Closing Tax Periods (or portions thereof); (f) any owned real property; (g) the Employee Benefit Plans and any other employee benefit and compensation plans, programs, related fund, trust, policy, arrangement or agreement sponsored or maintained by Seller or its Affiliates (other than the Seller Sales Incentive Plans and Seller Sales Guarantees); (h) any assets, properties or rights that otherwise would be included within the definition of “Acquired Assets” but are disposed of in the ordinary course of business prior to the Closing Date to the extent permitted under Section 7.1 of this Agreement; (i) all capital stock or other ownership

Exhibit 2.02

interest of Seller or any of its Affiliates; (j) all receivables not arising under the Covered Insurance Policies to the extent related to periods prior to Closing except as contemplated by the Reinsurance Agreements; (k) all claims not arising under the Covered Insurance Policies to the extent related to periods prior to Closing except as contemplated by the Reinsurance Agreements; (l) all rights with respect to insurance covering Seller or its Affiliates or their properties or employees to the extent related to periods prior to Closing; and (m) any books or records other than the Business Records that transfer pursuant to Section 8.10(a), provided, that, for the avoidance of doubt, and notwithstanding the foregoing, certain Investment Assets will be transferred by Cedants to Reinsurer pursuant to Section 3.3, but such Investment Assets shall not constitute Acquired Assets.
“Excluded Contracts” means Contracts (a) that otherwise would be included within the definition of “Transferred Contracts” but are terminated in the ordinary course of business prior to the Closing Date to the extent permitted under Section 7.1, (b) that are part of the Employee Benefit Plans, (c) set forth on Schedule 1.1(g) hereto and (d) that are this Agreement or any Ancillary Agreement.
“Excluded Liabilities” means all Liabilities of Seller or its Affiliates other than any Assumed Liabilities or Ancillary Agreement Assumed Liabilities. Excluded Liabilities shall also include, without limitation, all Liabilities of Seller or its Affiliates (other than Assumed Liabilities or Ancillary Agreement Assumed Liabilities) to the extent related to or arising from (a) Pre-Closing Taxes, (b) Taxes, with respect to any period, that are (i) not related to the Business or the ownership of the Acquired Assets or (ii) measured by or imposed on the income of Seller or any of its Affiliates; (c) payables related to Overhead and Shared Services (other than payables arising under any Transferred Contracts) arising after the Closing Date; (d) the Employee Benefit Plans and any other employee benefit and compensation plans, programs, fund, trust, policy, arrangement or agreement sponsored or maintained by Seller or its Affiliates (other than Liabilities arising on or after the Closing Date with respect to the Seller Sales Incentive Plans and Seller Sales Guarantees); (e) claims, suits, actions or litigation or violations of Applicable Law involving any Business Employee in connection with (x) the Business Employee’s employment, termination, wages, compensation, benefits or status as an employee of Seller or its Affiliates or (y) Section 8.1(n); (f) Indebtedness; (g) the items set forth on Schedule 1.1(h) hereto; and (h) as long as the applicable Reinsurance Agreement has not been terminated and the business ceded thereunder recaptured, any “Ceding Company Extra-Contractual Obligations” (as such term is defined in the Reinsurance Agreements).
“Existing Reinsurance Agreement” has the meaning specified in Section 5.18(a).
“Expenses” means any reasonable and documented out-of-pocket expense incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable and documented fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
“Final Asset Allocation Schedule” has the meaning specified in Section 2.5(b). “Final Closing Date Tax Reserves” has the meaning specified in Section 12.7(a).
“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction which decision, judgment, decree, or other order has become final (e.g., when all allowable appeals have been exhausted by both parties to the action) (provided, that a decision of a United States Court of Appeals shall be considered final without any requirement of an appeal to the United States Supreme Court); (ii) a closing agreement entered into with the IRS under Section 7121 of the Code; (iii) any final settlement agreement entered into in connection with an Action or a Related Claim;

Exhibit 2.02

or (iv) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of time for instituting suit with respect thereto.
“FINRA” means the Financial Industry Regulatory Authority, its predecessor, the National Association of Securities Dealers, Inc., and any successor thereto.
“Fixtures and Equipment” means fixtures, furniture, furnishing, machinery and other equipment and other interests in tangible personal property, excluding in all cases Information Technology and any Intellectual Property Rights covering, embodied in or connected to any of the foregoing.
“GAAP” means, with respect to any entity and any financial statements, United States generally accepted accounting principles, consistently applied by such entity, as in effect at the date of such financial statements.
“GAAP Pro Forma ILD Balance Sheets” has the meaning specified in Section 5.1(a)(i).
“GAAP Pro Forma ILD Statements of P&L” has the meaning specified in Section 5.1(a)(i).
“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body, self-regulatory body, court or arbitral tribunal, including, for the avoidance of doubt, FINRA.
“Governmental Consent” means any approval, authorization, consent, order, license, permission, permit or qualification of, or exemption, waiver or other action by, or filing or registration with or notification to, any Governmental Body.
“Governmental Permit” means any license, franchise, permit, variance, exemption, privilege, immunity, order, approval, registration or other authorization from a Governmental Body.
“Group Conversion Policies” means individual life insurance policies issued pursuant to contractual commitments under certain group insurance contracts written by Hartford’s Group Benefits Division (e.g., group term conversions and other similar conversion rights contained in such group insurance programs).
“Group Conversion Retrocession Agreement” means the Retrocession Agreement between the Reinsurer, as retrocedent, and HLIC or other applicable Cedant, as retrocessionaire, with respect to the Group Conversion Policies with a policy effective date prior to the Effective Time, substantially on the terms set forth in the Group Conversion Term Sheet.
“Group Conversion Term Sheet” means the term sheet attached hereto as Exhibit Q.
“GUL Reinsurance Transaction” means the reinsurance and related transactions contemplated by the GUL Term Sheet.
“GUL Term Sheet” means the term sheet attached hereto as Exhibit R.
“GUL Trust Account” means the trust account to be established pursuant to the applicable GUL Trust Agreement.
“GUL Trust Agreements” means the GUL Trust Agreements contemplated by the Reinsurance Agreements, each of which is among one of the Cedants, Buyer and the GUL Trustee, substantially in the

Exhibit 2.02

forms attached hereto as Exhibit L, with such changes as are required to implement the terms thereof as contemplated by the applicable Reinsurance Agreement.
“GUL Trustee” means the trustee under the GUL Trust Agreements. “HESCO” means Hartford Equity Sales Company, Inc.
“HFIC” means Hartford Fire Insurance Company.
“HFSG” has the meaning specified in the first paragraph of this Agreement. “HLIC” means Hartford Life Insurance Company.
“HLPP” means Hartford Life Private Placement, LLC.
“HLPP Business” means the business of Seller and its Affiliates of issuing, underwriting, selling, marketing, delivering, cancelling, reinsuring and administering (a) variable and general account life insurance policies under which employees or former employees of a bank, corporation or other corporate entity are the insureds and such bank, corporation, trust (for the express purpose of procuring such policies) or other corporate entity (for the express purpose of procuring such policies) is the policyowner or a beneficiary and where such employer procures such policies in a broad-based program with respect to its employees, specifically including those that correspond to the policy forms identified by form number on Schedule 1.1(i), (b) group annuity Contracts issued by an Affiliate of Seller, specifically including those that correspond to the policy forms identified by form number on Schedule 1.1(i), and (c) variable life insurance policies offered in transactions intended to qualify as private placements under the Securities Act, specifically including those that correspond to the policy forms identified by form number on Schedule 1.1(i), including through HLPP.
“Hold Harmless and Indemnification Agreement” means the Hold Harmless and Indemnification Agreement between HFIC and Reinsurer in the form attached hereto as Exhibit B.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inactive Business Employee” means any Business Employee who is on an approved paid or unpaid leave of absence, such as a military, maternity or medical leave of absence, or leave under the Family and Medical Leave Act, on the Closing Date. All Inactive Business Employees are listed on Section 8.1(a) of the Business Disclosure Schedule which Schedule shall be updated as of the Closing Date.
“Indebtedness” means (a) all indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under purchase money financings, (d) all obligations in respect of acceptances issued or created or (e) any guarantees of the foregoing indebtedness of any other Person. For the avoidance of doubt, “Indebtedness” shall not include amounts owed to a beneficiary that are held in a retained asset account or under another settlement option.
“Indemnified Party” has the meaning specified in Section 11.2(a). “Indemnifying Party” has the meaning specified in Section 11.2(a).
“Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines

Exhibit 2.02

and hardware), data or information subscription or access agreements, telecommunications systems and telephony systems.
“Initial Reinsurance Premium” means, with respect to each Cedant, the amount set forth on the line item “Net Settlement Amount” reflected on the Statement of General Account Net Settlement, the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement or the Closing Statement of General Account Net Settlement, as applicable to such Cedant.
“Initial Tax Ceding Commission” has the meaning specified in Section 12.7(b).
“Intellectual Property Rights” means rights with respect to the following arising under the Applicable Laws of the United States: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof) (“Patents”); (b) trademarks, trade names, brand names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, any and all common law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”); (c) Trade Secrets; and (d) copyrightable works and copyrights; and, with respect to any of the foregoing, all registrations and applications for registration thereof (“Copyrights”); provided, that Intellectual Property Rights shall not include rights in Software.
“Interest Maintenance Reserve” or “IMR” means the liability reserve determined in accordance with SAP, the purpose of which is to amortize realized capital gains and losses resulting from fluctuations in interest rates.
“Investment Assets” means the Eligible Assets identified on Schedule 5.2, as adjusted from time to time in accordance with the Investment Guidelines or Section 8.18.
“Investment Asset Amount” has the meaning specified in Section 3.3(b). “Investment Guidelines” has the meaning specified in Section 7.1(a)(xvi). “Investment Management Agreements” has the meaning specified in Section 7.7. “IRS” means the U.S. Internal Revenue Service.
“June 30 Reference Balance Sheet” has the meaning specified in Section 5.1(a)(iii). “June 30 Transfer Balance Sheet” has the meaning specified in Section 5.1(a)(iii).
“Knowledge of Buyer” means, as to a particular matter, the actual knowledge, after commercially reasonable inquiry, of any of the individuals listed in Section 1.1(a) of the Buyer Disclosure Schedule as of the date hereof (with the determination of “commercially reasonable inquiry” taking into account the organizational responsibilities of each named individual).
“Knowledge of Seller” means, as to a particular matter, the actual knowledge, after commercially reasonable inquiry, of any of the individuals listed in Section 1.1(a) of the Seller Disclosure Schedule as of the date hereof (with the determination of “commercially reasonable inquiry” taking into account the organizational responsibilities of each named individual).

Exhibit 2.02

“Lease Agreements” means the Lease Agreements between HFIC, as landlord, and Reinsurer, as tenant, in the form attached hereto as Exhibit C, each with respect to the premises and reflecting the rent and term described in Schedule 1.1(n).
“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.
“License Agreements” means the License Agreements between HFIC, as Licensor, and Reinsurer, as Licensee, in the form attached hereto as Exhibit P, each with respect to the premises and reflecting the rent and term described in Schedule 1.1(n).
“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, Expenses or reasonable corrective or remedial costs and diminution in the value of the Business as a going concern; provided, that Losses shall not include any punitive damages or any damages to the extent they are not reasonably foreseeable, other than such damages that are payable to a third party not affiliated with the relevant Indemnified Party.
“Material Adverse Effect” means (a) with respect to the Business, a fact, circumstance, change or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operation, results of operation or condition (financial or otherwise) of the Business, taken as a whole; provided, that none of the following (or the results thereof) shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (i) any failure, in and of itself, of the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that that facts and circumstances contributing to such failure may constitute a Material Adverse Effect); (ii) other than for purposes of Section 4.2(b), the announcement of this Agreement and the transactions contemplated hereby (including the identity of Buyer); (iii) conditions generally affecting the industries in which the Business participates; (iv) changes in the securities or capital markets generally, or the occurrence of other events or developments affecting economic, business or regulatory conditions in the United States generally; (v) political conditions (including the commencement or continuation of a war, armed hostilities, acts of terrorism or any other calamity) or natural disasters (including hurricanes, earthquakes or floods); (vi) any change or prospective change in accounting requirements or principles (including SAP and GAAP) and any change or prospective change in Applicable Law, or the enforcement or interpretation thereof; (vii) actions or omissions taken by Seller or its Affiliates as required by this Agreement (other than any obligation of Seller to operate or cause its Affiliates to operate and carry on the Business in the ordinary course to the extent not related to any rejected request of Seller to do otherwise pursuant to Section 7.1) or actions or omissions taken by Seller with the Buyer’s written consent given in accordance with the notice procedures set forth in Section 14.6, or (viii) the credit, financial strength or other ratings (other than the facts underlying any such ratings) of Seller, any Cedant or any of their respective Affiliates; provided, that, notwithstanding the foregoing, with respect to clauses (iii), (iv), (v) and (vi) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent such fact, circumstance, change or effect has a materially disproportionate effect on the Business, taken as a whole, compared to the business of other participants in the industries in which the Business operates; and (b) with respect to Seller or Buyer, a fact, circumstance, change or effect that would materially impair or delay the ability of Seller and the Seller Parties or Buyer and the Buyer Parties, as the case may be, to perform their material obligations under this Agreement and the Ancillary Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

Exhibit 2.02

“Material Buyer Permit” has the meaning specified in Section 6.6. “Material Contract” has the meaning specified in Section 5.12(a).
“Material Distributor” means each of the twenty-five (25) most significant Distributors based on the Compensation earned by such Distributors from Seller or its Affiliates in connection with the Business during the twelve (12) months ended December 31, 2011.
“Material Negative Condition” has the meaning specified in Section 7.4(a)(ii). “Material Seller Permit” has the meaning specified in Section 5.7(a).
“Modco Assets” has the meaning specified in Section 5.2(b).
“Mutual Fund Agreement” means any Contract between Seller and its Affiliates, on the one hand, and any mutual fund organization, on the other hand, providing for the use of such organization’s mutual funds as investment options and the payment to Seller or its Affiliates of distribution services fees, administrative services fees, shareholder services fees or other payments related to the offering of such mutual funds as investment options for the Business, including, but not limited to, participation agreements, mutual fund agreements, administrative services agreements, services agreements and revenue sharing agreements.
“New Insurance Policies” has the meaning given such term in the applicable Administrative Services Agreement.
“Notice of Disagreement” has the meaning specified in Section 2.4(a).
“Offer of Employment” has the meaning specified in Section 8.1(a)(i).
“Overhead and Shared Services” means any ancillary or corporate shared services that are provided to the Business by Seller or its Affiliates, including any portion of any such service provided by a non-affiliated third party under a Contract or sub-Contract with Seller or its Affiliates (other than a Transferred Contract), including: travel and entertainment; temporary labor; office supplies (including copiers and faxes); personal telecommunications (including email); computer/telecommunications maintenance and support; fleet; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and risk management (including workers’ compensation); payroll; telephone/data connectivity; disaster recovery; accounting; Tax; internal audit; executive management; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; environmental support; and customs and excise, in each case to the extent described on Schedule 1.1(j).
“Owned Intellectual Property” has the meaning specified in Section 5.10(a).
“PAR U” means Prudential Arizona Reinsurance Universal Company, an Arizona-domiciled captive reinsurance company.
“PAR U Economic Reserves Trust Account” means the trust account to be established pursuant to the applicable PAR U Economic Reserves Trust Agreement.

Exhibit 2.02

“PAR U Economic Reserves Trust Agreement” means the PAR U Economic Reserves Trust Agreement contemplated by the Reinsurance Agreements, each of which is among one of the PLAZ, PAR U and a trustee.
“Party” means each of Buyer, Seller and, solely for purposes of Section 8.4, Section 8.5 and Section 14.16, HFSG.
“Patent Assignment” means the Patent Assignment between Buyer (or an Affiliate of Buyer) and HFIC in the form attached hereto as Exhibit D.
“Patent License Agreement” means the Patent License Agreement between Buyer (or an Affiliate of Buyer) and HFIC in the form attached hereto as Exhibit E.
“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”
“Permitted Encumbrances” means, to the extent Related to the Business, (a) liens for Taxes and other charges and assessments by a Governmental Body that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the June 30” Reference Balance Sheet, (b) liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the June 30 Reference Balance Sheet, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (e) easement, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of real property or materially interfering with the ordinary conduct of the Business, (f) Encumbrances that have been placed by any landlord’s financing sources on real property over which Seller and/or its Affiliates have a leasehold interest, (g) zoning, building and other generally applicable land use restrictions, (h) liens resulting solely from any facts or circumstances relating to Buyer or its Affiliates, (i) liens incurred or deposits made to a Governmental Body in connection with any Governmental Consent and (j) other Encumbrances or imperfections on property that are not material in amount and do not materially impair the existing use of the property affected; provided, that, in each case, such Encumbrance does not materially interfere with the ordinary conduct of the Business; provided further that, as applied to Eligible Assets, Modco Assets and Investment Assets, "Permitted Encumbrances" shall be limited to the Encumbrances defined in subclause (h). With respect to Trademarks, “Permitted Encumbrances” shall also include those items described in Section 5.10(c) of the Business Disclosure Schedule.
“Permitted Factors” has the meaning specified in Section 2.4(a).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body or other entity.
“Personal Information” means: (w) any information that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) can be used to authenticate such individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers); (x) a 9-digit sequence intended to constitute an individual’s social security number, even in isolation; (y) non-public personal information as

Exhibit 2.02

defined in the Gramm-Leach-Bliley Act; and (z) “personal information” as defined in any applicable state insurance information and privacy protection law or regulation.
“Plans” has the meaning specified in Section 7.6(a).
“PLAZ” means Pruco Life Insurance Company, an Arizona-domiciled life insurance company.
“PLAZ Control Account” means an account established by PLAZ pursuant to the PLAZ Control Agreement as contemplated in the applicable Reinsurance Agreement.
“Policy Forms” has the meaning specified in Section 5.19(a).
“Policy Loans” means, with respect to each Cedant, the amount set forth on the line item “Policy Loans” reflected on the Statement of General Account Net Settlement, the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement or the Closing Statement of General Account Net Settlement, as applicable to such Cedant, in each case solely to the extent the Policy Loans relate to the Covered Insurance Policies.
“Post-Closing Three-Year Period” means the period beginning on the date after the Closing Date and ending on the date that is thirty-six (36) months after the Closing Date.
“Pre-Closing Taxes” means all liability for Taxes (a) of Seller or its Affiliates in respect of the Business or the ownership of the Acquired Assets for Pre-Closing Tax Periods or (b) incurred by Seller or its Affiliates as a result of any indemnification agreement or Tax Sharing Arrangement.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pro Forma Statement of General Account Net Settlement” has the meaning specified in Section
2.3(a).
“Pro Forma Statements of P&L” has the meaning specified in Section 5.1(a). “Property Taxes” has the meaning specified in Section 12.2(b).
“Producer Agreement” has the meaning specified in Section 5.13(c). “Product Tax Claim” has the meaning specified in Section 12.6(c). “Product Tax Claim Notice” has the meaning specified in Section 12.6(c).
“Product Tax IT and Administration” means the Information Technology included in the Acquired Assets or subject to the Ancillary Agreements, as operated and otherwise applied in combination with the systems, processes and procedures used or placed in service by Seller or its Affiliates as of the Closing and the Product Tax IT Workarounds, that has been used or placed in service (i) to maintain the Covered Insurance Policies’ qualification under the Product Tax Law Rules, (ii) to monitor the Covered Insurance Policies for treatment as modified endowment contracts under the Product Tax Law Rules, or (iii) to facilitate compliance with the Tax reporting, withholding, and disclosure requirements applicable to the Covered Insurance Policies under the Product Tax Law Rules.
“Product Tax IT Workarounds” means the manual workarounds and other processes identified in Section 12.6(a) of the Business Disclosure Schedule as of the Closing as described in detail in Seller’s

Exhibit 2.02

Exhibit 2.02

written procedures attached to such Section of the Business Disclosure Schedule as of the Closing that either (i) have been implemented by Seller as of the date that is 30 days prior to the Closing or (ii) if not implemented by Seller as of the date that is 30 days prior to the Closing, have been mutually agreed to by Buyer and Seller prior to the Closing. For purposes of clause (ii) of the preceding sentence, Buyer and Seller agree to cooperate reasonably and in good faith to determine whether a manual workaround or other process shall be added to Section 12.6(a) of the Business Disclosure Schedule. For the avoidance of doubt, all manual workarounds and other processes that are described in the first sentence of this paragraph shall be treated as part of Product Tax IT and Administration for all purposes of Section 12.6.
“Product Tax Law Rules” means the Tax laws applicable to the Covered Insurance Policies, including (i) Applicable Laws specifying the requirements for the Covered Insurance Policies to qualify for certain Tax treatment (including the monitoring of the Covered Insurance Policies for qualification for such Tax treatment) and (ii) the Tax reporting, withholding and disclosure rules applicable to the Covered Insurance Policies. For the avoidance of doubt, Product Tax Law Rules include Sections 72, 101, 817, 7702, 7702A and 7702B of the Code and the Treasury regulations promulgated thereunder, all Tax reporting, withholding, and disclosure rules applicable to the Covered Insurance Policies, and related administrative guidance and judicial interpretations.
“Product Tax Non-Compliance” means, with respect to the Covered Insurance Policies, noncompliance with any applicable Product Tax Law Rules, including, without limitation, non-compliance attributable to (i) the Policy Forms or design of the Covered Insurance Policies, (ii) the administration of the Covered Insurance Policies in accordance with the Product Tax Law Rules prior to the Closing, or (iii) the Product Tax IT and Administration. For the avoidance of doubt, non-compliance with any applicable Product Tax Law Rules will have occurred if, as of the Closing, the Product Tax IT and Administration is not effective in monitoring the Covered Insurance Policies’ compliance with the Product Tax Law Rules, without regard to whether any actual life insurance contract failures, inadvertent modified endowment contracts, or failures in Tax reporting, withholding, or disclosure have been specifically identified.
“Purchase Price” has the meaning specified in Section 2.2.
“Real Estate Leases” has the meaning specified in Section 5.9(a).
“Recapture Triggering Event” has the meaning specified in the applicable Reinsurance Agreement.
“Reference Balance Sheet Methodology” has the meaning set forth in Section 2.3(b)(i).
“Reference Balance Sheets” means the balance sheets of the Business derived from the Cedant Statutory Statements using the Reference Balance Sheet Methodology.
“Regulatory Agreement” means any written Contract, consent agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or any order by, or any supervisory letter from, any Governmental Body.
“Reinsurance Agreements” means the three (3) Reinsurance Agreements, each of which is between one of the Cedants and Reinsurer, in the forms attached hereto as Exhibit F.
“Reinsurance Settlement Amount” has the meaning specified in Section 2.3(e). “Reinsurance Statement Methodology” has the meaning specified in Section 2.3(a).

Exhibit 2.02

“Reinsured Liabilities” has the meaning specified in the applicable Reinsurance Agreement. “Reinsurer” means The Prudential Insurance Company of America.
“Reinsurer Annual Statutory Statements” has the meaning specified in Section 6.4(b). “Reinsurer Quarterly Statements” has the meaning specified in Section 6.4(b). “Reinsurer Statutory Statements” has the meaning specified in Section 6.4(b).
“Related Claim” means a claim instituted at any time against Buyer, Seller, or any of their Affiliates by any non-affiliated Third Party or Governmental Body related to actual or alleged Product Tax Non-Compliance arising at or before the Closing, or during the Post-Closing Three-Year Period, regardless of whether any Action has been instituted with respect to such claim.
“Related Claim Resolution” has the meaning specified in Section 12.6(d)(iii).
“Related to the Business” means exclusively or primarily related to or arising from, or used or held for use exclusively or primarily in connection with, the Business as conducted by Seller and its Affiliates as of June 30, 2012. For purposes of the use of this definition in this Agreement, “primarily” means (a) in the case of all tangible assets and properties, that the proportionate use thereof in connection with the Business is greater than the proportionate use thereof in connection with each of the following, viewed individually, (i) the business conducted by Woodbury Financial Services, Inc., (ii) the business conducted by HFSG’s Retirement Plans Group and (iii) any other businesses conducted by Seller or its Affiliates; (b) in the case of any Contract, that at least eighty percent (80)% of the services or benefits to be provided under such Contract are provided in respect of the Business; and (c) in the case of any other intangible asset, property or right, that at least eighty percent (80)% of the use of such item is in respect of the Business. Notwithstanding the foregoing, to the extent that any Contract or right is reasonably divisible, the portion of such Contract or right that is used in connection with the Business shall be deemed to be “Related to the Business” for purposes of this Agreement.
“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Required Balance” has the meaning specified in the applicable Reinsurance Agreement. “Reserves” has the meaning specified in Section 5.1(e).
“Residual Information” has the meaning specified in Section 8.16.
“Retained Business ASA” means the Administrative Services Agreement between the Reinsurer, as administrator, and the applicable Cedant substantially on the terms set forth in the Retained Business ASA Term Sheet.
“Retained Business ASA Term Sheet” means the term sheet attached hereto as Exhibit S. “Revised Asset Allocation Schedule” has the meaning specified in Section 12.7(b). “Revised Closing Date Tax Reserves” has the meaning specified in Section 12.7(a). “Revised Tax Ceding Commission” has the meaning specified in Section 12.7(b).

Exhibit 2.02

“SAP” means, with respect to any insurance or reinsurance company and any statutory financial statements, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which such company is domiciled or other applicable jurisdiction, consistently applied by such company, as in effect on the date of such statutory financial statements.
“SAP Pro Forma ILD Balance Sheets” has the meaning specified in Section 5.1(a)(ii).
“SAP Pro Forma ILD Statements of P&L” has the meaning specified in Section 5.1(a)(ii). “SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning specified in the first paragraph of this Agreement. “Seller Annual Incentive Plan” means HFSG’s 2012 Annual Incentive Plan. “Seller Disclosure Schedule” has the meaning specified in Article IV. “Seller Indemnified Persons” has the meaning specified in Section 11.1(b). “Seller Name and Marks” has the meaning specified in Section 8.3(a).
“Seller Party” means each Affiliate of Seller that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.
“Seller Sales Guarantees” means those items identified in Section 5.14(a)(i)(f) of the Business Disclosure Schedule.
“Seller Sales Incentive Plan” means any incentive compensation plan based on sales results (including any discretionary portion of such plan) sponsored by Seller or its Affiliates applicable to a Business Employee and identified in Section 5.14(a) of the Business Disclosure Schedule.
“Seller Severance Benefit” means the sum of the periodic severance payments to which the Business Employees described in Schedule 8.1(e)(i) of the Business Disclosure Schedule would have been entitled under the policy, practice or agreement of Seller or its Affiliates immediately before the Closing Date (which payments shall not include sixty (60) days’ paid notice and continued participation in medical, dental, life, accidental death and dismemberment, health care reimbursement and dependent day care reimbursement plans and any other benefit other than periodic severance payments). For the avoidance of doubt, the Seller Severance Benefit shall not include the form or method of payment.
“Separate Account Annual Statements” has the meaning specified in Section 5.1(d).
“Separate Accounts” means the separate accounts of the Cedants and the Underlying Companies applicable to the Covered Insurance Policies as identified in Schedule 1.1(k).
“Separate Account Statement” has the meaning specified in Section 5.1(d). “Separation and Migration Plan” has the meaning specified in Section 7.6(a).
“Shared Contracts” means, other than Ancillary Agreement Covered Contracts, (a) Contracts pursuant to which Seller or one or more of its Affiliates provides to a non-affiliated third party both

Exhibit 2.02

services or benefits in respect of the Business and other services or benefits not in respect of the Business and (b) Contracts pursuant to which a non-affiliated third party provides both services or benefits to Seller or one or more of its Affiliates in respect of the Business and other services or benefits not in respect of the Business; including, but not limited to certain Overhead and Shared Services.
“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, in any form or format, however fixed, and all associated documentation.
“Software License Agreement” means the Software License Agreement between Buyer (or an Affiliate) and HFIC in the form attached hereto as Exhibit G.
“Specified Action” has the meaning specified in Section 8.20
“Specified Warranty” has the meaning specified in Section 11.1(c)(i).
“Statement of General Account Net Settlement” has the meaning specified in Section 2.3(a).
“Statutory Book Value” means with respect to any Investment Asset, as of any date, the dollar amount thereof as would be set forth, as of such date, in the statement of annual condition in the statutory financial statements of the Cedants (assuming such date was the end of an annual period) determined in accordance with the SAP in the Cedants’ state of domicile, but disregarding any prescribed or permitted practices applicable to any of the Cedants.
“Straddle Period” means any taxable period that begins before and ends after the Closing Date. “Straddle Tax Return” means any Tax Return covering a Straddle Period.
“Sublease Agreement” means the Sublease Agreements between HFIC, as landlord, and Reinsurer, as tenant, in substantially the form attached hereto as Exhibit H, each with respect to the premises and reflecting the rent and term described in Schedule 1.1(n).
“Subsidiary” of any Person means any other Person of which such first Person (either alone or with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, it being understood that in no event shall any investment fund sponsored or advised by Seller or its Affiliates be deemed a Subsidiary of Seller.
“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, county, local or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, retaliatory, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, and any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, imposed or required to be withheld by any Tax Authority, or imposed as a result of any indemnification agreement or Tax Sharing Arrangement, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect to the payment or reporting thereof, whether disputed or not. For the avoidance of doubt, any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.

Exhibit 2.02

“Tax Acquisition Provisions” means Sections 338 and 1060 of the Code and the Treasury Regulations thereunder.
“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.
“Tax Gross-up Change in IMR” means the “Tax Gross-up Change in IMR” line item on the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement, or the Closing Statement of General Account Net Settlement, as applicable, calculated in accordance with the applicable footnote of the Pro Forma Statement of General Account Net Settlement.
“Tax Purchase Price” means the sum of the Purchase Price, the Ceding Commission, the Assumed Liabilities, the Ancillary Agreement Assumed Liabilities and any additional amounts required to be taken into account pursuant to the Tax Acquisition Provisions.
“Tax Return” means any return, report (including declarations, disclosures, schedules, estimates and information returns or statements), claim for refund or statement, including any schedules or attachments thereto or amendments thereof and other information required to be supplied to a Tax Authority relating to Taxes.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Taxes.
“Termination Date” has the meaning specified in Section 13.1(e). “Third-Party Claim” has the meaning specified in Section 11.2(a).
“Third-Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any non-affiliated third party (other than a Governmental Body).
“Trademark Assignment” means the Trademark Assignment between Buyer and HFIC, HLIC, or Hartford Life and Accident Insurance Company, as the case may be, in the form attached hereto as Exhibit I.
“Trademark License Agreement” means the Trademark License Agreement between Buyer and HFIC in the form attached hereto as Exhibit J.
“Trademarks” has the meaning specified in the definition of “Intellectual Property Rights.”
“Trade Secrets” means trade secrets as defined by the Connecticut Uniform Trade Secret Act, Conn. Genl. Stat. Secs. 35-50 et seq.
“Transfer Balance Sheet Methodology” has the meaning set forth in Section 2.3(b)(ii).
“Transfer Balance Sheets” means the balance sheets of the Business derived from the Reference Balance Sheets using the Transfer Balance Sheet Methodology.
“Transferred Contracts” means (a) the Assigned Leases; (b) the Transferred Information Technology Contracts; (c) any other Contracts of Seller and its Affiliates to the extent Related to the Business (other than Contracts related to real property) and (d) the Contracts (or portion thereof as

Exhibit 2.02

specified therein) set forth on Schedule 1.1(l); provided, that Transferred Contracts shall not include any Excluded Contracts.
“Transferred Employee” has the meaning specified in Section 8.1(a)(i).
“Transferred Information Technology Contracts” means the Contracts (or portion thereof as specified therein) set forth on Schedule 1.1(m), pursuant to which Seller or its Affiliates license or sublicense Software or lease or sublease other Information Technology from non-affiliated third parties.
“Transferred Owned Intellectual Property” has the meaning specified in Schedule 1.1(a).
“Transfer Taxes” means all stamp, transfer, recordation, documentary, goods and services, harmonized sales, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions imposed with respect thereto, whether disputed or not).
“Transition Services Agreement” means the Transition Services Agreement among Buyer and HFIC in the form (subject to completion of schedules as contemplated by Section 7.6) attached hereto as Exhibit K.
“Triggering Event” has the meaning specified in the applicable Reinsurance Agreement. “Trust Account” has the meaning specified in the applicable Trust Agreement.
“Trust Agreements” means the three (3) Reserve Trust Agreements, each of which is among one of the Cedants, Buyer and the Trustee, in the forms attached hereto as Exhibit L.
“Trustee” means the trustee under the Trust Agreements.
“Unaudited Buyer Financial Statements” has the meaning specified in Section 6.4(a). “Underlying Companies” has the meaning specified in the applicable Reinsurance Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Wholesaling Agreements” means the Wholesaling Agreements, each of which is between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, in the forms attached hereto as Exhibit M.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale; Assignment and Assumption. On the terms and subject to the conditions set forth in this Agreement, at the Closing (a) Seller hereby agrees to, or to cause one or more of its Affiliates to, sell, assign, transfer, convey and deliver to Buyer or one or more of its Affiliates, and Buyer hereby agrees to purchase or cause one or more of its Affiliates to purchase from Seller and its Affiliates, all of Seller’s and such Affiliates’ right, title and interest in and to (subject to Section 8.10(a)) the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances; and (b) Seller shall assign (or shall cause to be assigned), and Buyer or one or more of its Affiliates shall assume and agree to discharge and perform when due, the Assumed Liabilities. At the Closing, Buyer and Seller shall execute and deliver a bill of sale in the form attached hereto as Exhibit N

Exhibit 2.02

(the “Bill of Sale”) and an assignment and assumption agreement in the form attached hereto as Exhibit O (the “Assignment and Assumption Agreement”) and such other documents and instruments as may be necessary in order to effect the conveyance of the Acquired Assets to Buyer and Buyer’s assumption of the Assumed Liabilities as contemplated hereby.
Section 2.2    Purchase Price; Ceding Commission. The purchase price for the
Acquired Assets shall be $10,000,000 (the “Purchase Price”), which shall be payable by Buyer at the Closing by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date. The aggregate ceding commission payable by Reinsurer to Cedants in consideration for the transactions contemplated by the Reinsurance Agreements shall be $605,000,000 (the “Ceding Commission”).
Section 2.3    Reinsurance Statements and General Account Net Settlement.
(a)    Attached hereto as (i) Schedule 2.3(a)(i) is a form of general account net settlement statement (“Statement of General Account Net Settlement”); and (ii) Schedule 2.3(a)(ii) is a pro forma general account net settlement statement, in substantially the same form as the Statement of General Account Net Settlement (the “Pro Forma Statement of General Account Net Settlement”), setting forth the Initial Reinsurance Premium, Accrued Investment Income and Policy Loans with respect to the Covered Insurance Policies of each Cedant under the applicable Reinsurance Agreement as of June 30, 2012, which was derived from the June 30 Reference Balance Sheet and the June 30 Transfer Balance Sheet, and prepared in accordance with the methodologies, procedures, judgments, assumptions and estimates described in the footnotes to the Statement of General Account Net Settlement (the “Reinsurance Statement Methodology”).

(b)    Seller shall cause to be prepared and delivered to Buyer at least five (5) Business Days prior to the Closing Date:
(i)    a Reference Balance Sheet as of the last day of the calendar month immediately preceding the month in which such balance sheet is delivered (or, in the event that the Closing Date is January 2, 2013, as of November 30, 2012) (such balance sheet, the “Estimated Reference Balance Sheet”), which shall be prepared in accordance with the methodologies, procedures, judgments and estimates described on Schedule 2.3(b)(i) (the “Reference Balance Sheet Methodology”);
(ii)    a Transfer Balance Sheet as of the last day of the calendar month immediately preceding the month in which such balance sheet is delivered (or, in the event that the Closing Date is January 2, 2013, as of November 30, 2012) (such balance sheet, the “Estimated Transfer Balance Sheet”), which shall be prepared in accordance with the methodologies, procedures, judgments and estimates described on Schedule 2.3(b)(ii) (the “Transfer Balance Sheet Methodology”) and which, as contemplated by the Transfer Balance Sheet Methodology, shall include Seller’s good faith estimate of the expected increase in the line items “Other Policy Claims & Benefits”, “Loss Reserves – Life” and “Unearned Premiums” (in excess of the $17,000,000 expected monthly increase in non-economic reserves) from the Estimated Transfer Balance Sheet date to the Closing Date;
(iii)    a Statement of General Account Net Settlement, setting forth Seller’s good faith estimate of the Initial Reinsurance Premium, Accrued Investment Income,Policy Loans with respect to the Covered Insurance Policies and the Tax Gross-up Change in IMR of each Cedant under the applicable Reinsurance Agreement as of the last day of the calendar month immediately preceding the month in which such statement is delivered (or, in the event that the Closing Date is

Exhibit 2.02

January 2, 2013, as of November 30, 2012) (such statement, the “Estimated Statement of General Account Net Settlement”), which shall be derived from the Estimated Reference Balance Sheet and the Estimated Transfer Balance Sheet and prepared in accordance with the Reinsurance Statement Methodology; and
(iv)    a list of the Investment Assets to be transferred by each Cedant to Reinsurer pursuant to Section 3.1(a) of its Reinsurance Agreement (selected in accordance with Section 3.3(b)), including with respect to such assets the Statutory Book Value, determined as of the close of business (New York City time) on the last day of the calendar month immediately preceding the month in which the Closing occurs (or, in the event that the Closing Date is January 2, 2013, as of November 30, 2012) (the “Estimated Investment Assets List”).
(c)    On or before the date that is ninety (90) days following the Closing Date, Seller shall cause to be prepared and delivered to Buyer:
(i)    unaudited estimated statutory balance sheets of each Cedant as of the Effective Time (which shall be deemed to be 11:59 p.m. on December 31, 2012 for all purposes under this Section 2.3 and Section 2.4 in the event the Closing occurs on January 2, 2013), which shall be prepared in accordance with SAP or, if available and if the Effective Time is on the last Business Day of a quarter end, the statutory statements, in each case, as filed with the insurance department or other applicable Governmental Body in the state of domicile of the Cedants as of and for the quarterly or yearly period ended on the Effective Time, as applicable;
(ii)    a Reference Balance Sheet as of the Effective Time (such balance sheet, the “Closing Date Reference Balance Sheet”), which shall be prepared in accordance with the Reference Balance Sheet Methodology;
(iii)    a Transfer Balance Sheet as of the Effective Time (such Balance Sheet, the “Closing Date Transfer Balance Sheet”), which shall be prepared in accordance with the Transfer Balance Sheet Methodology;
(iv)    a Statement of General Account Net Settlement, setting forth the Initial Reinsurance Premium, Accrued Investment Income, Policy Loans with respect to the Covered Insurance Policies and the Tax Gross-up Change in IMR of each Cedant under the applicable Reinsurance Agreement as of the Effective Time (such statement, the “Closing Statement of General Account Net Settlement”), which shall be derived from the Closing Date Balance Sheets and prepared in accordance with the Reinsurance Statement Methodology; and
(v)    a list of the Investment Assets that were transferred by each Cedant to Reinsurer pursuant to Section 3.1(a) of its Reinsurance Agreement on the Closing Date including with respect to such assets the Statutory Book Value and the Accrued Investment Income thereon, in each case determined as of the Effective Time (the “Closing Investment Assets List”).
(d)    After the Closing Date and until any disputes with respect to the Closing Date Balance
Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List are finally resolved in accordance with this Section 2.3 and Section 2.4, each Party shall permit the other Party and its Representatives to review its and its Affiliates’ work papers and any work papers of their independent accountants, in each case, relating to the information to be set forth in the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List and any other items reasonably requested by the other Party in connection with its preparation or review of the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement

Exhibit 2.02

and the Closing Investment Assets List, and each Party shall, and shall cause its Affiliates to, make reasonably available to the other Party and its Representatives all relevant personnel and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List in order to respond to the reasonable inquiries of the other Party; provided, that the independent accountants of any of the Parties or any of their Affiliates shall not be obligated to make any work papers available to the other Party unless and until such Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
(e)    For each Cedant’s reinsurance transaction pursuant to its Reinsurance Agreement, the
“Reinsurance Settlement Amount” shall be an amount equal to (i) (A) the Initial Reinsurance Premium with respect to such Cedant determined by reference to the Closing Statement of General Account Net Settlement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (B) the Initial Reinsurance Premium with respect to such Cedant determined by reference to the Estimated Statement of General Account Net Settlement, plus (ii) (A) the Statutory Book Value of the Investment Assets as set forth on the Estimated Investment Assets List with respect to such Cedant minus (B) the Statutory Book Value of Investment Assets as set forth on the Closing Investment Assets List with respect to such Cedant (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4), plus (iii) (A) the sum of the Accrued Investment Income and Policy Loans as set forth on the Estimated Statement of General Account Net Settlement with respect to such Cedant minus (B) sum of the Accrued Investment Income and Policy Loans as set forth on the Closing Statement of General Account Net Settlement with respect to such Cedant (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4). With respect to each Reinsurance Agreement, if the Reinsurance Settlement Amount thereunder is a positive amount, then Seller shall cause an amount in cash equal to the Reinsurance Settlement Amount to be paid to Reinsurer by wire transfer of immediately available funds to an account designated by Buyer. With respect to each Reinsurance Agreement, if the Reinsurance Settlement Amount thereunder is a negative amount, then Buyer shall cause an amount in cash equal to the Reinsurance Settlement Amount to be paid to the applicable Cedant, from the applicable Trust Accounts, GUL Trust Accounts or otherwise, by wire transfer of immediately available funds to an account or accounts specified by Seller in writing to Buyer. Subject to the resolution of any dispute concerning the Closing Date Balance Sheets, Closing Statement of General Account Net Settlement or the Closing Investment Assets List in accordance with Section 2.4, the Reinsurance Settlement Amount, together with interest thereon from the Closing Date to the date of payment at an annualized rate of three percent (3%), shall be paid by the relevant Party within five (5) Business Days following the applicable date of final determination of the Closing Date Balance Sheets, Closing Statement of General Account Net Settlement and the Closing Investment Assets List in accordance with Section 2.4.
Section 2.4    Review of the Closing Date Balance Sheets, the Closing Statement of
General Account Net Settlement and the Closing Investment Assets List.
(a)    If Buyer disagrees with the Closing Date Balance Sheets, the Closing Statement of
General Account Net Settlement or the Closing Investment Assets List, Buyer shall notify Seller of such disagreement within one hundred and twenty (120) days after delivery thereof (such notice, the “Notice of Disagreement”). The Notice of Disagreement shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement or the Closing Investment Assets List. Matters as to which Buyer may submit a Notice of Disagreement in respect of the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List shall be limited to (i) whether the Closing Date Reference Balance Sheet was prepared in accordance with the Reference Balance Sheet

Exhibit 2.02

Methodology, (ii) whether the Closing Date Transfer Balance Sheet was prepared in accordance with the Transfer Balance Sheet Methodology, (iii) whether the Closing Statement of General Account Net Settlement and the Closing Investment Assets List were prepared on the basis of the Reinsurance Statement Methodology and (iv) whether Seller committed any arithmetic error in the line items or calculations set forth therein, as applicable (clauses (i) through (iv) being the “Permitted Factors”). If Buyer fails to deliver a Notice of Disagreement by the end of such period, Buyer shall be deemed to have accepted the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List delivered by Seller. Matters included in the calculations in the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List to which Buyer does not object in a Notice of Disagreement shall be deemed accepted by Buyer, and shall not be subject to further dispute or review.
(b)    For ten (10) days after delivery of any Notice of Disagreement, Buyer and Seller shall attempt in good faith to resolve the matters raised therein and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the Parties. If Buyer and Seller are unable to resolve any disagreement within such ten (10)-day period, Buyer and Seller shall update the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement, the Closing Investment Assets List and Notice of Disagreement to reflect any agreement, and jointly submit the matter to KPMG LLP. In the event KPMG LLP shall decline such appointment, either Party may request that a nationally recognized accounting firm be appointed by the American Arbitration Association. KPMG LLP or such other accounting firm appointed in accordance with the preceding sentence, as applicable, shall be referred to herein as the “Accounting Firm.” The Accounting Firm shall consider only those items and amounts set forth in the Closing Date Balance Sheets, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List as to which any such disagreement has not been resolved. The Parties shall cooperate with the Accounting Firm in its review and shall promptly furnish such information as the Accounting Firm may reasonably request in connection therewith. No later than twenty (20) days after such submission, the Accounting Firm shall deliver to the Parties a written report setting forth the resolution of any such disagreement, determined on the basis of the Reference Balance Sheet Methodology, the Transfer Balance Sheet Methodology and the Reinsurance Statement Methodology, as applicable; provided, that each individual adjustment set forth in such report, if there are any, must be directly based upon a Permitted Factor; provided, further, that the Accounting Firm shall not make any adjustment to a line item on, calculation in, or other matter involving, the Closing Date Reference Balance Sheet, the Closing Statement of General Account Net Settlement or the Closing Investment Assets List not currently subject to a disagreement between Buyer and Seller pursuant to this Section 2.4, and the Accounting Firm’s determination shall be (i) solely in favor of Seller’s calculation of a line item, as set forth in the Closing Date Reference Balance Sheet, the Closing Statement of General Account Net Settlement or the Closing Investment Assets List, or (ii) solely in favor of Buyer’s calculation of a line item, as set forth in the Notice of Disagreement. Any such report shall be final and binding upon the Parties. In the event the Accounting Firm concludes that one Party was correct as to sixty-five percent (65%) or more (by dollar amount) of the disputed items, then the other Party shall pay the Accounting Firm’s fees, costs and expenses. In the event the Accounting Firm fails to make such conclusion, then each Party shall pay one-half the Accounting Firm’s fees, costs and expenses.
Section 2.5    Purchase Price Allocation.
(a)    Within sixty (60) days following the final determination of the Closing Date Reference
Balance Sheet, the Closing Statement of General Account Net Settlement and the Closing Investment Assets List pursuant to Sections 2.3 and 2.4, Buyer shall prepare and deliver to Seller a proposed schedule allocating the Tax Purchase Price as provided in Section 2.5(b) (the “Asset Allocation Schedule”). For purposes of Buyer’s preparation of the Asset Allocation Schedule, no later than thirty (30) Business Days following the Closing Date Seller shall prepare and provide to Buyer a schedule reflecting Seller’s

Exhibit 2.02

reasonable best estimate of the life insurance reserves (within the meaning of Section 807(c) of the Code) maintained by Seller and each Cedant as of the Closing Date (immediately prior to the Closing) with respect to the Covered Insurance Policies, as determined in the manner required by Sections 801-848 of the Code and in the same manner as reflected in the consolidated federal income Tax Return filed by the Affiliated Group of which Seller is a member for the year ending December 31, 2010 (such life insurance reserves, the “Closing Date Tax Reserves”).
(b)    For purposes of the Asset Allocation Schedule, the Tax Purchase Price shall be allocated among the Acquired Assets (including, for purposes of this Section 2.5, the Investment Assets transferred by each Cedant to Reinsurer pursuant to Section 3.1(a) of its Reinsurance Agreement and any other assets deemed acquired by Buyer pursuant to the Tax Acquisition Provisions) reasonably in accordance with the Tax Acquisition Provisions, and as provided in paragraph (a) of this Section 2.5. The Asset Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Seller except to the extent, if any, that Seller shall have delivered within thirty (30) days after the date on which the Asset Allocation Schedule is delivered to Seller, a written notice to Buyer stating each item to which Seller takes exception (it being understood that any amounts not disputed shall be final and binding). If no exception is taken to the Asset Allocation Schedule, it shall become the “Final Asset Allocation Schedule” and shall be binding upon the parties and each of Buyer and Seller shall file and cause their respective Affiliates to file all Tax Returns (including Internal Revenue Service Forms 8594 (and any comparable forms for state Tax purposes)) in accordance with the Final Asset Allocation Schedule. If a change proposed by Seller is disputed by Buyer, then Seller and Buyer shall negotiate in good faith to resolve such dispute, provided, that, notwithstanding anything to the contrary herein, neither Buyer nor Seller shall be required to disclose any proprietary methods, information or calculations to the other. If, after a period of twenty (20) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then each of Buyer and Seller may file all their respective Tax Returns (including Internal Revenue Service Forms 8594 (and any comparable forms for state Tax purposes)) (x) in the case of Buyer, on the basis of the Asset Allocation Schedule as proposed by Buyer (as adjusted to reflect any proposed changes that shall have been agreed), and (y) in the case of Seller, on the basis of the Asset Allocation Schedule as proposed by Buyer (as adjusted to reflect any proposed changes that shall have been agreed, but reflecting Seller’s unresolved exceptions). Each of Buyer and Seller shall file and cause their respective Affiliates to file all Tax Returns in accordance with the Tax Acquisition Provisions and the allocations set forth in such schedules as described in the preceding sentence.
(c)    No later than April 1 of the year following the year that includes the Closing Date, Seller shall provide to Buyer a revised schedule of the Closing Date Tax Reserves, as will be reflected on the federal income Tax Return of the Seller’s affiliated group for the taxable year that includes the Closing Date, and Buyer and Seller shall provide the other promptly with any other information reasonably requested by the other party for purposes of completing the requesting party’s Tax Returns.
Section 2.6    Working Capital and Suspense Related Accounts.
(a)    Following Closing and as contemplated below, Buyer and Seller shall jointly cooperate with respect to identifying (i) any amounts received or consumed by Buyer with respect to any of the current assets reflected in the line items from the Reference Balance Sheets removed from the Transfer Balance Sheet pursuant to item 9 of the Transfer Balance Sheet Methodology that do not constitute Acquired Assets (the “Working Capital Assets”) and (ii) any of the current liabilities reflected in the line items from the Reference Balance Sheets removed from the Transfer Balance Sheet pursuant to item 9 of the Transfer Balance Sheet Methodology that (x) constitute Excluded Liabilities or (y) that otherwise are related to the Covered Insurance Policies, have been or will be settled or paid by Buyer or any of its Affiliates and were in process at the Effective Time such that they were not taken into

Exhibit 2.02

consideration in the Estimated Statement of General Account Net Settlement or Closing Statement of General Account Net Settlement (the “Working Capital Liabilities”), in each case for the purpose of ensuring that the applicable Party entitled to receive a payment is appropriately reimbursed or receives an appropriate remittance in respect of such amounts consistent with the terms of this Agreement.
(b)    For purposes of effecting the foregoing:
(i)    Within twenty (20) Business Days following the Closing Date, Buyer and Seller shall use good faith efforts to prepare a detailed listing of the Working Capital Assets and Working Capital Liabilities with a description of each item and an aging of the balance.
(ii)    Upon preparation of the detailed listing, Buyer and Seller shall review such items. In the event the Parties agree that Buyer shall purchase certain Working Capital Assets or assume certain Working Capital Liabilities, then such transfer or assumption shall be made (and Buyer or Seller shall pay to the other the net balance involved) within thirty (30) Business Days of Closing. Any such settled amounts shall no longer constitute Working Capital Assets or Working Capital Liabilities.
(iii)    Within 90 days following the Closing, Buyer and Seller shall use good faith efforts to prepare and agree upon final balances of Working Capital Assets and Working Capital Liabilities with detailed listing of the Working Capital Assets and Working Capital Liabilities and final resolution of the balance.
(iv)    Within 5 days of any such agreement, a payment of the agreed net balances of
Working Capital Assets and Working Capital Liabilities shall be made by Buyer or Seller to the other, as appropriate. Any amount with respect to which Buyer and Seller are unable to agree shall remain subject to resolution in accordance with Article XI.
ARTICLE III
CLOSING
Section 3.1    Closing Date. The closing of the transactions contemplated by
Section 2.1 (the “Closing”) shall take place at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036 at 10:00 a.m., New York City time, on January 2, 2013 or, if the conditions set forth in Article IX and Article X have not been satisfied or waived in accordance with the terms of this Agreement by that date, then thereafter on the last Business Day of the month in which the last of the conditions set forth in Article IX and Article X has been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions as of the Closing), or at such other time and place as may be agreed upon by Buyer and Seller; provided, that, on either such date, all of the conditions set forth in Article IX and Article X continue to be satisfied or waived. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.” The transactions contemplated hereby shall be deemed to have been consummated and become effective for all purposes as of the Effective Time.
Section 3.2    Payment on the Closing Date. At the Closing, Buyer shall pay or cause one or more of its Affiliates to pay Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date.

Exhibit 2.02

Section 3.3    Reinsurance Transaction.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Section 2.1, (i) Buyer shall cause Reinsurer to, and Seller shall cause each applicable Cedant to, enter into the Reinsurance Agreements, the Trust Agreements, the GUL Trust Agreements, the Investment Management Agreements, and the Administrative Services Agreements; (ii) Buyer shall cause Reinsurer to establish the Trust Accounts with the Trustee pursuant to the Trust Agreements; (iii) Buyer shall cause Reinsurer to establish the GUL Trust Accounts with the GUL Trustee pursuant to the GUL Trust Agreements; (iv) Buyer shall cause Reinsurer, PLAZ and PAR U to enter into the transaction documents necessary for the implementation of the GUL Reinsurance Transaction on terms and conditions that are not inconsistent with the GUL Term Sheet in any material respect that would be adverse to the Seller or the Cedants; (v) Buyer shall cause PLAZ to establish the PLAZ Control Account and (vi) Buyer shall cause PAR U to establish the PAR U Economic Reserves Trust Account
(b)    At the Closing in accordance with the Reinsurance Agreements, (i) Seller shall cause Cedants to transfer to the Reinsurer Investment Assets free and clear of any Encumbrances (other than Permitted Encumbrances described in subclause (h) in the definition thereof) with an aggregate Statutory Book Value equal to (A) the Initial Reinsurance Premium minus (B) the Policy Loans, minus (C) the Accrued Investment Income, minus the Tax Gross-up Change in IMR, in each case determined by reference to the Estimated Statement of General Account Net Settlement for the applicable Cedant (such amount, the “Investment Asset Amount”), (ii) the Seller shall cause Cedants to transfer to the Reinsurer cash in an amount equal to the Tax Gross-Up Change in IMR, and (iii) Buyer shall cause Reinsurer to pay to each Cedant the Ceding Commission payable by Reinsurer to such Cedant pursuant to Section 2.2 by wire transfer of immediately available funds to the accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date. The Investment Assets to be transferred by each Cedant to Reinsurer pursuant to subpart (i) of the foregoing sentence shall be selected in accordance with the methodology described on Schedule 3.3(b). At the Closing, in accordance with each Reinsurance Agreement, Buyer shall (i) cause Reinsurer to deposit into the applicable Trust Account the Eligible Assets with a Statutory Book Value (as defined in the applicable Reinsurance Agreement) equal to the Required Balance as of such date and (ii) cause Reinsurer and/or PAR U to deposit into the GUL Trust Account or the PAR U Economic Reserves Trust Account Eligible Assets with a Statutory Book Value (as defined in the applicable Reinsurance Agreement) in the aggregate equal to the GUL Net Reserve (as such term is defined in the applicable Reinsurance Agreement).
Section 3.4    Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller all of the following:
(a)    the certificate contemplated by Section 10.1(c), duly executed by a duly authorized officer of Buyer;
(b)    original counterparts of each Ancillary Agreement to which Buyer or any Buyer Party is a party, each duly executed on behalf of Buyer or such Buyer Party; and
(c)    such instruments of assumption and acceptance and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer’s acquisition of the Acquired Assets and assumption of the Assumed Liabilities from Seller or its Affiliates, including the Bill of Sale and the Assignment and Assumption Agreement, in the manner contemplated by Section 2.1.
Section 3.5    Seller’s Closing Date Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer each of the following:

Exhibit 2.02

(a)    original counterparts of each Ancillary Agreement to which Seller or any Seller Party is a party, each duly executed on behalf of Seller or such Seller Party;
(b)    such instruments of assumption and acceptance and other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s acquisition of the Acquired Assets and assumption of the Assumed Liabilities from Seller or its Affiliates, including the Bill of Sale and the Assignment and Assumption Agreement, in the manner contemplated by Section 2.1;
(c)    the certificate contemplated by Section 9.1(c), duly executed by a duly authorized officer of Seller; and
(d)    a FIRPTA affidavit in the form set forth in the regulations under Section 1445(b)(2) of the Code certifying that, as of the Closing Date, Seller is not a “foreign person.”
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as set forth in the disclosure schedule supplied by Seller to Buyer dated the date hereof (the “Seller Disclosure Schedule”), Seller represents and warrants, as of the date hereof and as of the Closing (or as of such other date specified herein), to Buyer as follows:
Section 4.1    Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
Section 4.2    Authority of Seller; Conflicts.
(a)    Each of Seller and each Seller Party has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller and each Seller Party have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Seller and each Seller Party. This Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Seller or any Seller Party is or will be a party has been duly and validly authorized by Seller or such Seller Party and, upon execution and delivery by Seller or such Seller Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Seller or such Seller Party enforceable in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) (such exceptions, the “Enforceability Exceptions”).
(b)    Except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other non-affiliated third party), none of the execution, delivery or performance by Seller or any Seller Party of this Agreement or any of the Ancillary Agreements, the

Exhibit 2.02

consummation by Seller or any Seller Party of any of the transactions contemplated hereby or thereby or compliance by Seller or any Seller Party with or fulfillment by Seller or any Seller Party of the terms, conditions and provisions hereof or thereof will:
(i)    assuming the receipt of all necessary Governmental Consents as described in Section 4.2(b)(ii)(A), (B) and (C), violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default (or an event that, with notice or lapse of time or both, would constitute a default) or an event creating rights of acceleration, termination, cancellation or prepayment of any material obligation or a loss of rights under, require the consent of any Person under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon the Acquired Assets, under (A) the charter, bylaws, certificate of formation or other applicable organizational documents of Seller or the applicable Seller Party, (B) any Material Contract, Existing Reinsurance Agreement, Assigned Lease or material Governmental Permit to which it is party or by which it or any of its properties or assets is bound, or (C) any Applicable Law affecting Seller or the applicable Seller Party or any of their respective assets or properties, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights, loss of rights or Encumbrances as are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or the Business, or
(ii)    require any Governmental Consent, except (A) in connection, or in compliance, with the provisions of the HSR Act, (B) as set forth in Section 4.2(b)(ii) of the Seller Disclosure Schedule, and (C) Governmental Consents the failure of which to be obtained or made is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or the Business.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS
Except as set forth in the disclosure schedule supplied by Seller to Buyer dated the date hereof (the “Business Disclosure Schedule”), Seller represents and warrants, as of the date hereof and as of the Closing (or as of such other date specified herein), to Buyer as follows:
Section 5.1    Financial Information; Reserves; Business Records.
(a) (i) Section 5.1(a)(i) of the Business Disclosure Schedule sets forth the GAAP unaudited pro forma balance sheets of HFSG’s Individual Life Division as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (the “GAAP Pro Forma ILD Balance Sheets”), and the related selected unaudited statements of profits and losses of HFSG’s Individual Life Division as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (such statements of profits and losses, the “GAAP Pro Forma ILD Statements of P&L”). Except as described in Section 5.1(a)(i) of the Business Disclosure Schedule, the GAAP Pro Forma ILD Balance Sheets and GAAP Pro Forma ILD Statements of P&L were prepared in accordance with GAAP, consistently applied throughout all such periods, and presents fairly, in all material respects, the financial condition and the results of operations of HFSG’s Individual Life Division as of the date thereof and for the period indicated therein.
(ii)    Section 5.1(a)(ii) of the Business Disclosure Schedule sets forth the SAP unaudited pro forma balance sheets of HFSG’s Individual Life Division as of and for the years

Exhibit 2.02

ended December 31, 2009, December 31, 2010 and December 31, 2011 (the “SAP Pro Forma ILD Balance Sheets”), and the related selected unaudited statements of profits and losses of HFSG’s Individual Life Division as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (such statements of profits and losses, the “SAP Pro Forma ILD Statements of P&L”). Except as described in Section 5.1(a)(ii) of the Business Disclosure Schedule, the SAP Pro Forma ILD Balance Sheets and SAP Pro Forma ILD Statements of P&L were prepared in accordance with SAP, consistently applied throughout all such periods, and presents fairly, in all material respects, the statutory financial position and results of operation of HFSG’s Individual Life Division as of the date thereof and for the period indicated therein.
(iii)    Section 5.1(a)(iii) of the Business Disclosure Schedule sets forth (A) the
Reference Balance Sheet as of and for the quarter ended June 30, 2012 (the “June 30 Reference Balance Sheet”), and (B) the Transfer Balance Sheet as of and for the quarter ended June 30, 2012 (the “June 30 Transfer Balance Sheet”). The June 30 Reference Balance Sheet was prepared in accordance with the Reference Balance Sheet Methodology. The June 30 Transfer Balance Sheet was prepared in accordance with the Transfer Balance Sheet Methodology. Except as described in Section 5.1(a)(iii) of the Business Disclosure Schedule, the June 30 Reference Balance Sheet has been prepared in accordance with SAP (subject to normal recurring year-end adjustments) consistently applied throughout all such periods, and fairly present, in all material respects, the statutory financial position of the Business as of June 30, 2012.
(b)    Seller has delivered to Buyer true and correct copies of the following statutory statements, in each case (other than the Cedant Quarterly Statement for Champlain), as filed with the insurance department or other applicable Governmental Body in the state of domicile of the Cedant or Champlain, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the unaudited annual statutory statement of each Cedant and Champlain as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011; (ii) the audited annual statutory financial statements of each Cedant and Champlain as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (the statements referenced in (i) and (ii), the “Cedant Annual Statutory Statements”); and (iii) the unaudited quarterly statutory financial statements of each Cedant and Champlain as of and for the quarter ended June 30, 2012 (the “Cedant Quarterly Statements” and collectively with the Cedant Annual Statutory Statements, the “Cedant Statutory Statements”). Except as described in Section 5.1(b) of the Business Disclosure Schedule, the Cedant Statutory Statements have been prepared in accordance with SAP (subject, in the case of any quarterly statements, to normal recurring year-end adjustments) consistently applied throughout all such periods, and fairly present, in all material respects, the statutory financial position and results of operation of such Cedant or Champlain, as of the dates and for the periods indicated therein. No material deficiency has been asserted by any Governmental Body with respect to any Cedant Statutory Statements that remains unresolved prior to the date hereof.
(c)    Except as described in Section 5.1(c) of the Business Disclosure Schedule, the GAAP Pro Forma ILD Balance Sheets, the GAAP Pro Forma ILD Statements of P&L, the SAP Pro Forma ILD Balance Sheets, the SAP Pro Forma ILD Statements of P&L, June 30 Reference Balance Sheet and the June 30 Transfer Balance Sheet were derived from, prepared using, and, are consistent in all material respects with, the Business Records of Seller and its Affiliates to the extent related to the Business or the Individual Life Division of HFSG and its Affiliates, as applicable. The June 30 Reference Balance Sheet has been prepared in accordance with the Reference Balance Methodology and the June 30 Transfer Balance Sheet has been prepared in accordance with the Transfer Balance Sheet Methodology, and the Pro Forma Statement of General Account Net Settlement was prepared in accordance with the Reinsurance Statement Methodology.

Exhibit 2.02

(d)    Section 5.1(d) of the Business Disclosure Schedule sets forth a complete and accurate list of all Separate Accounts, the assets held in the Separate Accounts (collectively for each relevant Cedant) and the statutory carrying value thereof, in each case, as of December 31, 2009, December 31, 2010 and December 31, 2011 (the “Separate Account Statement”). Seller has delivered to Buyer true and correct copies of the following statutory statements, in each case, as filed with the Connecticut Department of Insurance or, if not filed with the Connecticut Department of Insurance, other applicable Governmental Body, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the unaudited annual statutory financial statements of each of the Separate Accounts as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (the “Separate Account Annual Statements”). The Separate Account Annual Statements have been prepared in accordance with SAP, consistently applied through all such periods, and fairly present, in all material respects, the statutory financial position and results of operation of such Separate Accounts as of the dates and for the periods indicated therein.
(e)    Subject to Section 11.7, the statutory policies reserves (including reserves of each Cedant for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation)) required by SAP to be held by each Cedant or Champlain in respect of the Covered Insurance Policies as of June 30, 2012, as set forth in the June 30 Reference Balance Sheet (the “Reserves”): (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the June 30 Reference Balance Sheet), (ii) were fairly stated in accordance with SAP and satisfied the requirements of Applicable Law in all material respects as of June 30, 2012, and (iii) were determined in accordance with actuarial assumptions consistent with or more conservative than those called for in relevant policy and contract provisions. In addition, to the Knowledge of Seller, copies of all material work papers used as the basis for establishing such Reserves have been delivered or made available to Buyer.
(f)    Except as set forth in Section 5.1(f) of the Business Disclosure Schedule, the Business Records (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with Applicable Law and Seller’s or its applicable Affiliate’s customary business practices, (iii) accurately present and reflect in all material respects, all of the Business and all transactions and actions related thereto, (iv) to the Knowledge of Seller, have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of Seller to accurately present and reflect in all material respects all of the Business and other transactions and actions related thereto, (v) contain no material Data Input Inaccuracies and (vi) are in material compliance with any and all record keeping maintenance requirements in applicable Contracts. All electronic data associated with the Business Records is accessible and readable using currently available technology by individuals in its current form.
(g)    Except as set forth in Section 5.1(g) of the Business Disclosure Schedule, all benefits claimed by, or paid, payable, or credited to, any Person under any Covered Insurance Policies have in all material respects been paid or credited (or provision as required under Applicable SAP for payment thereof has been made) in accordance with the terms of the applicable Covered Insurance Policy under which they arose, and such payments, credits or provisions were not materially delinquent and were paid or credited (or will be paid or credited) without material fines or penalties (excluding interest).
Section 5.2    Eligible Assets.
(a)    Section 5.2 of the Business Disclosure Schedule sets forth a list of the Eligible Assets available for transfer by the applicable Cedant to Reinsurer pursuant to Section 3.3(b) of the this
Agreement, including the Statutory Book Value thereof, as of September 25, 2012. The applicable

Exhibit 2.02

Cedant holds good and valid title to such Investment Assets, free and clear of all Encumbrances, other than Permitted Encumbrances or interests of nominees, custodians or other similar intermediaries. Good and valid title to such Investment Assets as are required to be transferred to Reinsurer pursuant to Section 3.3(b) of this Agreement will pass to the Reinsurer at the Closing, free and clear of any Encumbrance, other than (a) those arising from acts of Buyer or its Affiliates or the Trustee and (b) as expressly provided in the Ancillary Agreements.
(b)    Section 5.2(b) of the Business Disclosure Schedule sets forth a list, as of September 25, 2012, of (i) investment assets held in trust to support certain of the obligations under the Fortis Existing Reinsurance Agreements (as such term is defined in Section 8.13(b) of the Business Disclosure Schedule) and (ii) investment assets held in unregistered Separate Accounts related to the Covered Insurance Policies, in each case, including the Statutory Book Value thereof (collectively, the “Modco Assets”). The applicable Cedant holds good and valid title to such Modco Assets, free and clear of all Encumbrances, other than (a) Permitted Encumbrances or interests of nominees, custodians or other similar intermediaries and (b) those arising from the trust and separate account arrangements as to which they are subject.
(c)    As of August 31, 2012, none of the Investment Assets or Modco Assets is in default of payment of principal or interest or dividends.
Section 5.3    Actuarial Report.
(a)    Seller has delivered to Buyer a true and correct copy of the Actuarial Appraisal of the Individual Life Insurance Division as of December 31, 2011 as prepared by Towers Watson Pennsylvania, Inc. (the “Actuarial Report”). Except as set forth in Section 5.3(a) of the Business Disclosure Schedule, the factual information and data (including, without limitation, the inventory of the in-force Covered Insurance Policies) provided by Seller and its Affiliates to Towers Watson Pennsylvania, Inc. in connection with the preparation of the Actuarial Report was derived from the Business Records and complete and accurate in all material respects as of the date so provided, and, to the Knowledge of Seller, no information was omitted from such information or data which was necessary to make the Actuarial Report not misleading in any material respect. To the Knowledge of Seller, the Actuarial Report was prepared using appropriate modeling procedures and sets out the material assumptions used in determining the projections contained therein.
(b)    Except as set forth in Section 5.3(b) of the Business Disclosure Schedule, as of the date of this Agreement, Towers Watson Pennsylvania, Inc. has not issued to Seller any new or revised report with respect to the Business or any errata with respect to the Actuarial Report nor has it notified Seller or any of its Affiliates in writing or, to the Knowledge of Seller, orally that the Actuarial Report is inaccurate in any material respect. As of the date of this Agreement, all corrections to the Actuarial Report received by Seller, including documentation and results, have been communicated in writing to Buyer.
Section 5.4    Changes in Business. From June 30, 2012 to the date hereof, (a) the
Business has been conducted in the ordinary course consistent with past practices, (b) there has not occurred any fact, change, circumstance or effect that has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business, and (c) neither Seller nor any of its Affiliates has taken any action that would have resulted in a breach of any of the covenants set forth in Section 7.1 if Seller and its Affiliates had been subject to such covenants from June 30, 2012 to the date hereof.
Section 5.5    No Undisclosed Liabilities. The Business does not have any Liabilities required to be disclosed or reserved for on a balance sheet prepared in accordance with GAAP, except
Liabilities (a) to the extent disclosed or reserved for in the June 30 Reference Balance Sheet, (b) incurred in the ordinary course of business since the date of the June 30 Reference Balance Sheet to the extent consistent in

Exhibit 2.02

type and amount with the Liabilities disclosed or reserved for in the June 30 Reference Balance Sheet, or (c) comprising the Excluded Liabilities.
Section 5.6    Taxes.
(a)    Seller and its Affiliates have duly and timely (including all applicable extensions) filed or participated in the filing of all material Tax Returns required to have been filed in respect of the Business and the ownership of the Acquired Assets (all such Tax Returns being accurate and complete in all material respects as they relate to the Business).
(b)    All material Taxes in respect of the Business or the ownership of the Acquired Assets, if required to have been paid, have been paid.
(c)    No written waiver of any statute of limitations in respect of any material Taxes payable in respect of the Business or the ownership of the Acquired Assets is currently in effect.
(d)    There is no Action pending in respect of the Business or the ownership of the Acquired Assets for which Seller has been notified in respect of any Tax.
(e)    All material deficiencies asserted in writing or assessments made in writing with respect to the Business or the ownership of the Acquired Assets by a Tax Authority have been paid in full, except those that are being contested in good faith through appropriate proceedings.
(f)    There is no written claim pending from any Tax Authority in any jurisdiction where Seller does not file Tax Returns in respect of the Business that the Business is or may be subject to taxation by that jurisdiction.
(g)    There are no material Encumbrances for Taxes (other than for Permitted Encumbrances) upon the Acquired Assets.
(h)    Except as set forth in Section 5.6(h) of the Business Disclosure Schedule, with respect to the Business, Seller and each of its Affiliates is not and has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or to any “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(6).
(i)    Seller’s and each Cedant’s life insurance reserves (within the meaning of Section 807(c) of the Code) with respect to the Covered Insurance Policies as reflected in the consolidated federal income Tax Return filed by the affiliated group of which Seller is a member for the year ending December 31, 2010, and since such date, have been determined and maintained in all material respects in the manner required by Sections 801-848 of the Code and other Applicable Law, and to the extent relevant to the determination and maintenance thereof, Seller’s and each Cedant’s Reserves with respect to the Covered Insurance Policies have been determined and maintained in all material respects in accordance with SAP.
(j)    Except to the extent other representations and warranties in this Article V expressly relate to Taxes, this Section 5.6 and Section 5.19 contain the sole and exclusive representations and warranties with respect to matters relating to Taxes or the Product Tax IT and Administration, and nothing in this Section 5.6 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Article XII.

Exhibit 2.02

Section 5.7    Material Seller Permits.
(a)    Seller and its Affiliates (including HESCO) own, hold or possess as of the date of this Agreement and, since June 30, 2009, owned, held or possessed, all material Governmental Permits that are required to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as conducted as of such relevant date (each, a “Material Seller Permit”).
(b)    Each Material Seller Permit has been duly obtained, is valid and in full force and effect and is not the subject of any pending or, to the Knowledge of Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such Material Seller Permit invalid in any material respect.
(c)    Section 5.7(c) of the Business Disclosure Schedule lists all jurisdictions in which Seller and each of its Affiliates is licensed to issue, underwrite, market, distribute and sell the Covered Insurance Policies and otherwise operate and administer the Business. Seller and each of its Affiliates engaged in the Business are in good standing (or equivalent status under Applicable Law) in each jurisdiction where such Material Seller Permits are necessary.
Section 5.8    Ownership and Sufficiency of Assets.
(a)    Other than (i) the Overhead and Shared Services and (ii) the Excluded Assets, the Acquired Assets, together with the rights and benefits of Buyer and its Affiliates under this Agreement and the Ancillary Agreements (taking into account, in the case of the Transition Services Agreement, only specifically scheduled services that are provided as of the Closing Date and disregarding any rights to obtain omitted services), constitute all of Seller’s and its Affiliates’ material assets, properties and rights and all of Seller’s and its Affiliates’ material Intellectual Property Rights that (x) are used or held for use by Seller and its Affiliates to conduct the Business as of June 30, 2012 and (y) are reasonably required or necessary (and are sufficient) for the conduct by Buyer and its Affiliates immediately after the Closing of the Business as conducted as of June 30, 2012 by Seller and its Affiliates. For purposes of clause (y), Acquired Assets shall exclude any Acquired Assets that are not transferred to Buyer or one of its Affiliates under this Agreement (or the benefits of which are not otherwise made available to Buyer or one of its Affiliates in accordance with the terms hereof or the Transition Services Agreement).
(b)    Seller or one or more of its Affiliates holds, in all material respects, good and valid fee title to or has valid leases, licenses or rights to use the tangible Acquired Assets, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances. Good and valid title to such Acquired Assets will pass to Buyer or one of its Affiliates at the Closing, free and clear of any Encumbrance, other than Permitted Encumbrances.
Section 5.9    Real Property.
(a)    Section 5.9(a)(i) of the Business Disclosure Schedule sets forth a list of all leases, and subleases for real property that are exclusively, primarily or partially used by Seller or its Affiliates in the conduct of the Business and identifies the leases with respect to which all or a portion of the covered premises will be subleased or licensed by Reinsurer, as of the Closing Date pursuant to a Sublease Agreement or a License Agreement (the “Real Estate Leases”), including the date, real property address, whether the real property is used exclusively by the Business or is shared with other businesses operated by Seller or any Affiliate of Seller, the expiration date, and the parties to each such Real Estate Lease. Except as set forth on Section 5.9(a)(ii) of the Business Disclosure Schedule and except for the real property subject to an Assigned Lease, Real Estate Lease or Lease Agreement, there is no other real property used exclusively or primarily in the Business. As of the date of this Agreement, there are no

Exhibit 2.02

security deposits held in connection with the Assigned Leases or the Real Estate Leases. Each Assigned Lease and each Real Estate Lease is legal, valid, binding, in full force and effect and enforceable by Seller or its Affiliates, as applicable, in accordance with its terms, subject to the Enforceability Exceptions. Neither Seller nor any of its Affiliates, and to the Knowledge of Seller, no other party to any Assigned Lease or Real Estate Lease, has defaulted under, breached or violated any Assigned Lease or Real Estate Lease in any material respect. Neither Seller nor any of its Affiliates has assigned its interest in any Assigned Lease or any Real Estate Lease.
(b)    Seller or an Affiliate of Seller has good, valid and fee simple title to all real property that is the subject of any Lease Agreement, free and clear of all Encumbrances, except for Permitted Encumbrances.
Section 5.10    Intellectual Property.
(a)    Section 5.10(a) of the Business Disclosure Schedule contains a true and correct list of all (i) registered Intellectual Property Rights and (ii) applications for registration of Intellectual Property Rights that are, in each case of (i) and (ii), included in the Transferred Owned Intellectual Property (collectively, “Owned Intellectual Property”).
(b)    (i) The Business as conducted on the date of this Agreement does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any non-affiliated third party (including without limitation any Patents related to interactive voice response systems in connection with telephone call center technologies licensed by any of Ronald A. Katz, Ronald A. Katz Technology Licensing, L.P., A2D, LP, any of their respective Affiliates, or any other related or unrelated entity to Seller or its Affiliates), (ii) to the Knowledge of Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any of the Transferred Owned Intellectual Property and (iii) there is no pending or, to the Knowledge of Seller, threatened Action before any Governmental Body alleging that the Business as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any non-affiliated third party or challenging the ownership, registrability, validity or enforceability of any of the Transferred Owned Intellectual Property, nor is there any basis for any such Action or challenge.
(c)    Except as set forth in Section 5.10(c) of the Business Disclosure Schedule, Seller or an Affiliate of Seller owns all right, title and interest in, to and under all Transferred Owned Intellectual Property and to all Copyrights, Patents, Trade Secrets and Software owned by Seller or one of its Affiliates licensed to Buyer pursuant to Section 8.16(b), free and clear of any Encumbrances or any material outstanding order, judgment, decree or agreement adversely affecting Seller’s or any of Seller’s Affiliates’ use thereof or rights thereto, in each case, other than Permitted Encumbrances.
(d)    Seller and its Affiliates have taken commercially reasonable steps to (i) maintain and protect the ownership, enforceability and validity of the Transferred Owned Intellectual Property used in the conduct of the Business, (ii) maintain the confidentiality of all proprietary information that Seller or any of Seller’s Affiliates holds, or purports to hold, as a trade secret in connection with the Business, including taking commercially reasonable steps to cause the Business Employees to comply with a policy of maintaining the confidentiality of any confidential information that has been accessible to such employee, and (iii) cause all Persons (including all current and former employees and independent contractors) who have created or contributed to any Transferred Owned Intellectual Property to validly and irrevocably assign to Seller or one of its Affiliates in writing all of their rights in such Transferred Owned Intellectual Property that did not initially vest with Seller or such Affiliate by operation of law.

Exhibit 2.02

(e)    All Information Technology (excluding Software) Related to the Business currently being used or held for use by Seller or its Affiliates is, when taken together with the systems, processes and procedures used or placed in service by Seller or its Affiliates that are made available to Buyer and its Affiliates under this Agreement or an Ancillary Agreement, adequate to perform the functions it is intended to perform and, other than with respect to the Excluded Assets and when taken together with Buyer’s and Buyer’s Affiliates’ rights under this Agreement and the Ancillary Agreements, is sufficient to conduct the Business as currently conducted. Since June 30, 2009, there have been no failures or breaches of data security with respect to any such Information Technology, other than those failures or breaches as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.
(f)    (i) The Business as conducted on the date of this Agreement does not infringe, misappropriate or otherwise violate any Patent, Trademark, Copyright or Trade Secret rights of any nonaffiliated third party in any Software owned by Seller and its Affiliates, (ii) to the Knowledge of Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Patent, Trademark, Copyright or Trade Secret rights of any non-affiliated third party in any Software owned by Seller and its Affiliates and used in the Business, and (iii) there is no pending or, to the Knowledge of Seller, threatened Action before any Governmental Body alleging that the Business as currently conducted infringes, misappropriates or otherwise violates the Patent, Trademark, Copyright or Trade Secret rights of any non-affiliated third party in any Software, nor is there any basis for any such Action or challenge.
(g)    Neither Seller nor any of its Affiliates has purposefully introduced into any Software owned by Seller and its Affiliates and used in the Business any viruses, malware, time-bombs, key-locks or any other devices, other than ordinary security features, designed to, without the knowledge and authorization of Seller or any of its Affiliates, disrupt, disable, harm or interfere with the operation of the Business, including any Intellectual Property Rights, the integrity of the data or any information produced by such Software.
Section 5.11    No Violation, Litigation or Regulatory Action.
(a)    The Business is, and at all times since June 30, 2009 has been, conducted in compliance in all material respects with (i) all Applicable Laws and (ii) all of the terms and requirements of each Court Order and Regulatory Agreement to which it or any of its assets is, or since June 30, 2009 has been, subject.
(b)    Seller has delivered or made available to Buyer for inspection by Buyer all material reports, registrations, filings or submissions made by or with Seller or any of its Affiliates with respect to the Business with any Governmental Body, and material reports of financial examinations, market conduct reports and other reports issued by any such Governmental Body, in each case to the extent related to the Business since June 30, 2009. Since June 30, 2009, Seller and each of its Affiliates engaged in the Business (i) has timely filed all material reports, registrations, filings or submissions required to be filed with any Governmental Body with respect to the conduct of the Business in each jurisdiction in which it is conducting such Business, which were in all material respects true, complete and accurate when filed and (ii) with respect to any approval of a Governmental Body required in connection with any such filing, has received approval by the applicable Governmental Body in each jurisdiction requiring such approval. Except as set forth in Section 5.11(b) of the Business Disclosure Schedule, (x) all such material reports, registrations, filings or submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented and, to the Knowledge of Seller, there were no material omissions therefrom, (y) no material deficiencies have been asserted by any Governmental Body in writing to Seller or its Affiliates with respect to such reports, statements, documents, registrations, filings, applications or submissions that have not been satisfied and (z) to the Knowledge of Seller, all such material reports, registrations, filings or submissions with respect to Separate Accounts, contain no untrue statement of material fact and did not omit to state any material fact required to be stated therein or

Exhibit 2.02

necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
(c)    Since June 30, 2009, Seller has not and no Affiliate of Seller that is engaged in the Business has received any written notice from any Governmental Body of any actual or alleged violation of or failure to comply by Seller of its Affiliates in any material respect with Applicable Law, Regulatory Agreement or any Court Order with respect to the Business.
(d)    With respect to the Business, there is no material Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates.
(e)    Neither Seller nor any of its Affiliates, as of the date hereof, is subject to any material outstanding Court Order or Regulatory Agreement, in each case, relating to the Business, nor has Seller or any of its Affiliates been advised since January 1, 2012 by any Governmental Body that it is considering issuing or requesting any such material Court Order or Regulatory Agreement relating to the Business.
(f)    Seller and its Affiliates and any of their respective officers, employees and, to the Knowledge of Seller, other Distributors who are required to be appointed, registered, licensed or qualified as (i) a broker-dealer or (ii) a registered principal, registered representative, insurance agent or salesperson with any Governmental Body or Cedant, in connection with the Business are duly registered as such and such registrations are in full force and effect in all material respects, or are in the process of being registered as such within the time periods required by Applicable Law, except in each case for any failures to be so appointed, registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to be material to the Business. Seller and its Affiliates and any of their respective officers, employees and, to the Knowledge of Seller, their Distributors are in compliance in all material respects with all requirements of Applicable Law requiring any such appointment, registration, licensing or qualification, and are not subject to any material Liability or disability by reason of the failure to be so appointed, registered, licensed or qualified. To the Knowledge of Seller, since June 30, 2009, (i) except as disclosed in Section 5.11(f) of the Business Disclosure Schedule there have been no material violations by Distributors of any aspect of the Covered Insurance Policies including with respect to churning, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (ii) except as disclosed in Section 5.11(f) of the Business Disclosure Schedule, there have been no instances of Distributors having breached any material terms of agency or broker Contracts with or for the benefit of Seller or such relevant Affiliate; (iii) with respect to the Covered Insurance Policies, all Compensation paid to each such Distributor was in all material respects paid in accordance with Applicable Law; and (iv) all training and instruction manuals pertaining to the Covered Insurance Policies provided to each such Distributor by Seller or its Affiliates in connection with the marketing of the Covered Insurance Policies, were in compliance in all material respects with all Applicable Laws and Regulatory Agreements.
(g)    Except as set forth on Section 5.11(g) of the Business Disclosure Schedule, with respect to the Business, Seller and each of its Affiliates engaged in the Business is, and since June 30, 2009 has been, in compliance in all material respects with all Applicable Laws and with its and their published privacy policies and internal guidelines and procedures relating to privacy and data security, including with respect to the collection, use, disclosure, maintenance, and transfer of Personal Information of policyholders, customers, consumers, employees, independent contractors and temporary employees, or benefits recipients of the Business. With respect to the Business, Seller and each of its Affiliates engaged in the Business have implemented and maintain a security plan which, in all material respects, (i) is

Exhibit 2.02

designed to implement and monitor effective and commercially reasonable administrative, electronic and physical safeguards to ensure that confidential information and Personal Information are protected against unauthorized access, disclosure, use, modification or other misuse or misappropriation thereof and (ii) prescribes notification procedures in compliance with Applicable Laws in the case of any breach of security compromising Personal Information.
Section 5.12    Material Contracts.
(a)    Section 5.12(a) of the Business Disclosure Schedule contains a complete and accurate list of each Material Contract as of the date of this Agreement. For the purposes of this Agreement, each of the following Contracts to which Seller or any of its Affiliates is a party shall be deemed to constitute a “Material Contract”:
(i)    Any Mutual Fund Agreement providing for aggregate payments to Seller or its Affiliates in respect of the Business in the twelve (12) months ended December 31, 2011 in excess of $500,000;

(ii)    each Distribution Contract to which any Material Distributor is a party;
(iii)    any Contract pursuant to which a non-affiliated third party licenses (as licensor or licensee) Intellectual Property Rights material to the Business (other than Intellectual Property Rights in Information Technology) to or from Seller or its Affiliates involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of $500,000;
(iv)    any Contract pursuant to which a non-affiliated third party licenses (as licensor or licensee) Information Technology material to the Business to or from Seller or its Affiliates (other than any such agreement for off-the-shelf, commercially available Software) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of $500,000;
(v)    any Contract (including any Shared Contract) with a non-affiliated third party vendor involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of $500,000;
(vi)    any Contract that involves Indebtedness of Seller of its Affiliates in respect of the Business;
(vii)    any material indemnification agreement or guarantee in respect of the Business;
(viii)    any material limited liability company, partnership, joint venture or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;
(ix)    any written Contract with any Business Employee related to such Business Employee’s employment with Seller or its Affiliates;
(x)    any Contract that relates to the Business and that contains any material restriction on the ability of Seller or any of its Affiliates (or, after consummation of the transactions contemplated hereby, Buyer or any of its Affiliates) to compete with any Person in connection

Exhibit 2.02

with the Business or to engage in the Business or to manufacture, market, sell or administer any Covered Insurance Policies;
(xi)    any Contract that relates to the Business and that contains any material restriction on the ability of Seller or any of their Affiliates (or, after consummation of the transactions contemplated hereby, Buyer or any of its Affiliates) to amend or alter the terms, features, benefits, available options of any Covered Insurance Policies;
(xii)    any Contract that relates to the Business and that contains any material restriction on the ability of Seller or any of its Affiliates (or, after consummation of the transactions contemplated hereby, Buyer or any of its Affiliates) to solicit specified customers or prospective customers for the purchase, renewal or lapse of Covered Insurance Policies or to alter or change their existing elections or options under the Covered Insurance Policies;
(xiii)    other than with respect to Overhead and Shared Services, any inter-affiliate Contract between or among Seller and/or its Affiliates that Relates to the Business; and
(xiv)    any Contract that provides for aggregate annual future payments with respect to the Business of more than $500,000, or any other Contract that is material to the Business and has an unexpired term exceeding one (1) year and that may not be canceled upon ninety (90) days’ or less notice without any liability, penalty or premium;
provided, that no Existing Reinsurance Agreements, Covered Insurance Policies, Assigned Leases or any other lease agreements or sublease agreements for real property shall be considered to be “Material Contracts” hereunder.
(b)    Seller has made available to Buyer a true and correct copy of each Material Contract (other than Contracts for Overhead and Shared Services that are not Shared Contracts) as of the date of this Agreement. Each Material Contract is in full force and effect and is a valid and binding obligation of Seller and/or each of its Affiliates that is a party thereto and, to the Knowledge of Seller, each other party to such Material Contract, except for such failures to be valid and binding as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business. Each Material Contract is enforceable in accordance with its terms against Seller and/or each of its Affiliates that is a party thereto and, to the Knowledge of Seller, each other party to such Material Contract, subject in each case to the Enforceability Exceptions. Neither Seller nor any of its Affiliates is in breach or default under any such Material Contract, and, to the Knowledge of Seller, no other party to any such Material Contract is in breach or default thereunder, in each case, other than those breaches or defaults as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.
(c)    Section 5.12(c) of the Business Disclosure Schedule sets forth a true and complete list of all Affiliates of Seller that are life insurance companies that conduct the Business.
(d)    Seller has made available to Buyer a true and correct copy of each Contract listed on Schedules 1.1(b) and 1.1(m). Section 5.12(a) of the Business Disclosure Schedule indicates which Material Contracts are Transferred Contracts.
Section 5.13    Material Distributors.
(a)    Section 5.13(a) of the Business Disclosure Schedule sets forth a list of the Distributors whose Compensation in connection with the Business during any of the last three (3) full calendar years

Exhibit 2.02

was more than $100,000. Each Distribution Contract with any Material Distributor that includes a provision or provisions requiring in substance that such Material Distributor complies in all material respects with all Applicable Laws relating to the offer or sale of insurance products, shares, units or equity interests in investment funds or other investment entities in connection with its activities relating to the Business.
(b)    Seller and its applicable Affiliates do not have any plan or program for the payment of compensation to any Material Distributor, except for commissions and trail Compensation. Since June 30, 2009 no Material Distributor has notified Seller or its applicable Affiliates in writing of its intent to terminate its relationship with Seller or its applicable Affiliates with respect to the Business.
(c)    Section 5.13(c) of the Business Disclosure Schedule sets forth the standard forms of agreements with Distributors (collectively, the “Producer Agreements”) utilized with respect to the Covered Insurance Policies in each of the distribution channels. Except as set forth in Section 5.13(c) of the Business Disclosure Schedule, all of the material agreements with Distributors in each such distribution channel with respect to the Business were, in all material respects, in the form of one of the Producer Agreements. As of the date hereof, there are no other material agreements with Producers other than those which use forms of agreements set forth in Section 5.13(c) of the Business Disclosure Schedule. No such Distributor currently has binding authority on behalf of Seller or any of its Affiliates with respect to the Business.
Section 5.14 Employee Benefits and Agreements.
(a)    Section 5.14(a)(i) of the Business Disclosure Schedule lists all material Employee Benefit Plans that provide benefits or compensation in respect of any Business Employees or Distributors (or their beneficiaries or dependents) (the “Business Benefit Plans”). Section 5.14(a)(i)(c) of the Business Disclosure Schedule, which lists each Business Employee who has entered into a retention agreement with Seller or its Affiliates whether or not fully satisfied as of the Closing Date, shall be updated as of the Closing Date to provide the date on which each such Business Employee must be employed in order to receive a payment under such agreement. Section 5.14(a)(ii) of the Business Disclosure Schedule lists all Employee Benefit Plans that will be transferred to or assumed by the Buyer, including all Seller Sales Incentive Plans and Seller Sales Guarantees, and true and complete copies of such plans have been provided, or made available to Buyer.
(b)    With respect to Employee Benefit Plans, none of Buyer nor any of its Affiliates will be subject to or assume by operation of Applicable Law any Liability with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) any employee benefit plan, program or arrangement that provides for medical, life insurance or other welfare-type benefits after termination of employment (other than as required to avoid an excise Tax under Section 4980B of the Code or other similar Applicable Law).
(c)    Except as set forth in Section 5.14(c) of the Business Disclosure Schedule, each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Law.
(d)    Except as set forth in Section 5.14(d) of the Business Disclosure Schedule, no Employee Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement, alone or together with any other event could reasonably be expected to (i) result in severance pay or any increase in severance pay of any Business Employee or Distributor, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other material obligation pursuant to, any of the Employee Benefit Plans in respect of any Business Employee or Distributor, (iii) result in the creation or imposition of any Lien on any Acquired Assets, or (iv) result in any payment (whether in cash or property or

Exhibit 2.02

the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee or Distributor is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Affiliates as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(e)    Section 5.14(e)(i) of the Business Disclosure Schedule (which is prepared as of
December 1, 2012 assuming, solely for this purpose, that each Business Employee named therein continues to be employed by Seller or its Affiliates on such date and which shall be updated, based on actual employment, as of the Closing Date) sets forth for each of the Business Employees other than the Tier 2 Business Employee, on a holder-by-holder basis: (i) the value, number and type of outstanding, unvested compensatory equity awards held by such Business Employee under Seller’s long-term incentive plan immediately prior to the date of such schedule (the “Seller Equity Awards”), (ii) the value, number and type of such Business Employee’s Seller Equity Awards that will vest immediately prior to the Closing Date (subject to the continued employment of the Business Employee through such date), as described in Section 8.1(h)(i) (the “Vested Seller Equity Awards”), (iii) the value, number and type of such Business Employee’s Seller Equity Awards that will remain unvested at the Closing Date but that would otherwise vest on February 25, 2013 or March 1, 2013 (subject to the continued employment of the Business Employee through such date)(the “2013 Unvested Seller Equity Awards”), (iv) the value, number and type of such Business Employee’s Seller Equity Awards that will remain unvested at the Closing Date, other than the 2013 Unvested Seller Equity Awards (the “Unvested Seller Equity Awards”), (v) the vesting schedule that applied to the 2013 Unvested Seller Equity Awards immediately prior to the date of such schedule (the “2013 Seller Vesting Schedule”), and (vi) the vesting schedule that applied to the Unvested Seller Equity Awards immediately prior to the date of such schedule (the “Seller Vesting Schedule”). Except as set forth in Section 5.14(e)(ii) of the Business Disclosure Schedule, other than the Seller Equity Awards described above, there are no outstanding awards of equity compensation held by any Business Employee. For the avoidance of doubt, the Vested Seller Equity Awards shall include only (x) Seller Equity Awards with respect to which at least one full year of the performance or restriction period has elapsed as of the Closing Date and that are being vested by Seller on a pro rata basis, and (y) Seller Equity Awards held by Business Employees who are eligible to retire from employment with Seller and its Affiliates, which shall also vest on a pro rata basis regardless of whether at least one full year of the performance or restriction period has elapsed as of the Closing Date.
Section 5.15    Employee Relations. As of the date hereof, (a) there are no collective bargaining agreements to which Seller or its Affiliates are parties or by which Seller or its Affiliates are bound with respect to any Business Employees and there are no labor unions or other organizations or groups representing or, to the Knowledge of Seller, purporting to represent or attempting to represent any Business Employees, and (b) (i) to the Knowledge of Seller, there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, (ii) there are no strikes or work stoppages pending or to the Knowledge of Seller, threatened with respect to Business Employees and (iii) no such strike or work stoppage has occurred within the three (3) years preceding the date of this Agreement. Seller and each of its Affiliates are in compliance, with respect to Business Employees, in all material respects, with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation,

Exhibit 2.02

occupational safety and health requirements, employment classification, the WARN Act, the FLSA, withholding of taxes, employment discrimination, equal opportunity, employee leave issues and unemployment insurance and related matters.
Section 5.16    Insurance. As of the date of this Agreement, Seller or its Affiliates, with respect to the Business, currently maintain the insurance policies and coverages set forth in Section 5.16 of the Business Disclosure Schedule, and all such policies are in full force and effect.
Section 5.17 No Brokers. Except with respect to the fees of Greenhill & Co., LLC and Goldman, Sachs & Co., for which Seller or an Affiliate of Seller is solely responsible, neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
Section 5.18    Reinsurance.
(a)    Section 5.18(a) of the Business Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct list of each reinsurance Contract, including assumed and retrocessional Contracts, under which any Cedant has any existing rights, obligations or liabilities related to the Business that either (i) was reflected on Schedule S of any Cedant’s Statutory Financial Statements as of December 31, 2011 or (ii) was entered into after December 31, 2011 and would be reflected on Schedule S of any Cedant’s Statutory Financial Statements as of the date hereof (each, an “Existing Reinsurance Agreement”). Seller has made available to Buyer true and correct copies of each Existing Reinsurance Agreement.
(b)    Each Existing Reinsurance Agreement is in full force and effect in accordance with its terms and is a valid and binding obligation of the applicable Cedant and, to the Knowledge of Seller, each other party to such Existing Reinsurance Agreement, except for such failures to be valid and binding as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business. Each Existing Reinsurance Agreement is enforceable in accordance with its terms against the applicable Cedant and, to the Knowledge of Seller, each other party to such Existing Reinsurance Agreement, subject in each case to the Enforceability Exceptions. No Cedant is in breach or default under any such Existing Reinsurance Agreement, and, to the Knowledge of Seller, no other party to any such Existing Reinsurance Agreement is in breach or default thereunder, in each case, other than those breaches or defaults as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business. Each Cedant has performed all of its obligations under the Existing Reinsurance Agreements in all material respects.
Section 5.19    Insurance Product-Related Matters.
(a)    To the extent required under Applicable Law, all policy forms and certificates used in the
Business as of the date of this Agreement, all policy forms and certificates on which Covered Insurance Policies in force on the date of this Agreement were written and all amendments, endorsements and riders thereto (collectively, “Policy Forms”), and all applications, brochures and marketing materials pertaining thereto have been, in all material respects, approved by all applicable Governmental Bodies or filed with and not objected to by such Governmental Bodies within the period provided by Applicable Law for objection and otherwise comply in all material respects with Applicable Law. All Policy Forms currently being issued, and all Policy Forms on which Covered Insurance Policies in force on the date of this Agreement which comprise any material portion of the Business were written, have been provided previously to Buyer. Each Covered Insurance Policy in force on the date of this Agreement conforms in all material respects to one of the Policy Forms.

Exhibit 2.02

(b)    Each Separate Account (i) is duly and validly established and maintained in all material respects under Applicable Law, (ii) is operating and, at all times since June 30, 2009 has been operated in compliance in all material respects with Applicable Law and the applicable Material Seller Permits and (iii) is either not an investment company as defined under the Investment Company Act or is duly registered with the SEC as an investment company under the Investment Company Act. The portion of the assets of each Separate Account equal to the Separate Account Reserves (as defined in the Reinsurance Agreements) and other contract liabilities of such Separate Account is not chargeable with Liabilities arising out of any other business Seller or any of its Affiliates may conduct or may have conducted. Any registered Separate Account has been issued and sold in compliance in all material respects with Applicable Law and have been duly authorized and validly issued and are fully paid and non-assessable. The Separate Accounts set forth in Schedule 1.1(k) are all of the Separate Accounts utilized in the Business.
(c)    No examinations, investigations, inspections and formal or informal inquiries, including, without limitation, periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Body have been conducted since June 30, 2009 or are being conducted as of the date hereof.
(d)    Since June 30, 2009, no notice has been received by Seller or its Affiliates from and no Action, investigation, inquiry or review is pending or, to the Knowledge of Seller, threatened by any Governmental Body which has jurisdiction over the Separate Accounts (i) which alleges any material violation (in each case, to the extent related to the Business) of any Applicable Law or (ii) which alleges any failure to have, or any threatens revocation of any Material Seller Permits required in connection with the Separate Accounts.
(e)    Except as set forth in Section 5.19(e) of the Business Disclosure Schedule, the Tax treatment of each Covered Insurance Policy is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by Seller or any of its Affiliates to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy), or (ii) for which such policy was designed to qualify at the time of issuance (or subsequent modification). For purposes of this Section 5.19, the provisions of Applicable Law relating to the Tax treatment of such Covered Insurance Policies shall include, but not be limited to, Sections 72, 101, 817, 7702, 7702A and 7702B of the Code.
(f)    Each Cedant Separate Account that is classified and treated as a corporation for federal Tax purposes has qualified as a regulated investment company under Section 851 of the Code at all times.
(g)    Except as set forth in Section 5.19(e) of the Business Disclosure Schedule, (i) all Covered Insurance Policies that are subject neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) all Covered Insurance Policies that are subject to Section 101(f) of the Code satisfy the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code, and (iii) all Covered Insurance Policies that are subject to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.
(h)    Except as set forth in Section 5.19(e) of the Business Disclosure Schedule, none of the Covered Insurance Policies is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Covered Insurance Policy that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

Exhibit 2.02

(i)    Each Covered Insurance Policy that is subject to Section 817 of the Code complies with, and, at all times since issuance, has complied with, the diversification requirements applicable thereto, and Seller, or the applicable Cedant, is treated, for federal Tax purposes, as the owner of the assets underlying such Covered Insurance Policy.
(j)    Except as set forth in Section 5.19(e) of the Business Disclosure Schedule, Seller and its Affiliates have materially complied with all Tax reporting, withholding, and disclosure requirements applicable to the Covered Insurance Policies and, in particular, but without limitation, have reported distributions under such Covered Insurance Policies in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations, and forms issued by the Internal Revenue Service.
(k)    Except as set forth in Section 5.19(e) of the Business Disclosure Schedule, Seller and its Affiliates have maintained the information necessary to determine the Covered Insurance Policies’ qualification for any applicable Tax treatment under the Code, to monitor the Covered Insurance Policies for treatment as “modified endowment contracts,” or to facilitate compliance with the Tax reporting, withholding, and disclosure requirements applicable to the Covered Insurance Policies in the manner required by Revenue Procedure 98-25.
(l)    Except as set forth in Section 5.19(l) of the Business Disclosure Schedule, neither Seller nor any of its Affiliates has entered into any agreement or is involved in any discussions or negotiations with the Internal Revenue Service or any other Tax Authority, or otherwise has requested relief, regarding the failure of any Covered Insurance Policies to meet the requirements of the Product Tax Law Rules.
(m)    Except as set forth in Section 5.19(m) of the Business Disclosure Schedule, neither Seller nor any of its Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any Covered Insurance Policies, or of any claims by the purchasers, holders or intended beneficiaries of the Covered Insurance Policies regarding the Tax treatment of (i) the Covered Insurance Policies or (ii) any plan or arrangement in connection with which such Covered Insurance Policies were purchased or have been administered.
(n)    Neither Seller nor any of its Affiliates is a party to any “hold harmless” indemnification agreement or Tax Sharing Arrangement under which Seller or any of its Affiliates is liable for the Tax treatment of (i) the Covered Insurance Policies or (ii) any plan or arrangement in connection with which such Covered Insurance Policies were purchased or have been administered.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the disclosure schedule supplied by Buyer to Seller dated the date hereof (the “Buyer Disclosure Schedule”), Buyer represents and warrants, as of the date hereof and as of the Closing (or as such other date specified herein), to Seller as follows:
Section 6.1    Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Each Buyer Party is a corporation or

Exhibit 2.02

other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
Section 6.2    Authority of Buyer; Conflicts.
(a)    Each of Buyer and each Buyer Party has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer and each Buyer Party have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer and each Buyer Party. This Agreement has been duly and validly authorized, executed and delivered by Buyer, and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Buyer or any Buyer Party is or will be a party has been duly and validly authorized by Buyer or such Buyer Party and, upon execution and delivery by Buyer or such Buyer Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer or such Buyer Party enforceable in accordance with its terms, subject in each case to the Enforceability Exceptions.
(b)    Except as may result from any facts or circumstances solely relating to Seller or its
Affiliates (as opposed to any other non-affiliated third party), none of the execution, delivery or performance by Buyer or any Buyer Party of this Agreement or any of the Ancillary Agreements, the consummation by Buyer or any Buyer Party of any of the transactions contemplated hereby or thereby or compliance by Buyer or any Buyer Party with or fulfillment by Buyer or any Buyer Party of the terms, conditions and provisions hereof or thereof will:
(i)    assuming the receipt of all necessary Governmental Consents as described in Section 6.2(b)(ii)(A), (B) and (C), violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default (or an event that, with notice or lapse of time or both, would constitute a default) or an event creating rights of acceleration, termination, cancellation or prepayment of any material obligation or a loss of rights under, require the consent of any Persons under (A) the charter, bylaws, certificate of formation or other applicable organizational documents of Buyer or the applicable Buyer Party, (B) any material Contract or material financial obligation to which Buyer or the applicable Buyer Party is a party or by which any of their respective properties is subject or by which Buyer or the applicable Buyer Party is bound or (C) any Applicable Law affecting Buyer or the applicable Buyer Party or any of their respective properties, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights or loss of rights as are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or
(ii)    require any Governmental Consent, except (A) in connection, or in compliance, with the provisions of the HSR Act, (B) as set forth in Section 6.2(b)(ii) of the Buyer Disclosure Schedule and (C) Governmental Consents the failure of which to be obtained or made is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Exhibit 2.02

Section 6.3    No Violation, Litigation or Regulatory Action.
(a)    As of the date hereof, there is no material Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)    There is no Action pending or, to the Knowledge of Buyer, threatened that challenges the legality of the transactions contemplated by this Agreement or any of the Ancillary Agreements.
(c)    Neither Buyer nor any of its Affiliates, as of the date hereof, is subject to (i) any material
Court Order or (ii) any material Regulatory Agreement that relates to its capital adequacy, its credit policies, its management or its material business, nor has Buyer or its Affiliates been advised since January 1, 2012 by any Governmental Body that it is considering issuing or requesting any such material Regulatory Agreement.
Section 6.4    Financial Statements.
(a)    On or prior to the date hereof, Buyer has made available to Seller true and correct copies of (a) its audited financial statements as of and for the year ended December 31, 2011 and (b) its unaudited consolidated balance sheet as of and for the quarter ended June 30, 2012 and the related unaudited, consolidated statements of operations and cash flows for the quarter ended June 30, 2012, in each case, together with the exhibits, schedules and notes thereto (collectively, the “Unaudited Buyer Financial Statements” and, together with the December 31, 2011 financial statements, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Unaudited Buyer Financial Statements, to normal recurring year-end adjustments), on a consistent basis for the respective periods covered thereby and fairly present in all material respects the consolidated financial position and results of operations of Buyer as of the dates and for the periods indicated therein. For purposes of this Section 6.4, Buyer shall be deemed to have made available any statement of financial position or statement of operations and cash flows if such balance sheet or statement of operations and cash flows shall be included in the periodic reports of Buyer or of its Affiliate filed with the SEC pursuant to the Exchange Act.
(b)    Buyer has delivered or made available to Seller true and correct copies of the following statutory statements, in each case, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the annual statutory statement of Reinsurer as of and for the year ended December 31, 2011, as filed with the New Jersey; (ii) the audited annual statutory financial statements of Reinsurer as of and for the year ended December 31, 2011 (the statements referenced in (i) and (ii), the “Reinsurer Annual Statutory Statements”); and (iii) the unaudited quarterly statutory financial statements of Reinsurer as of and for the quarter ended June 30, 2012 (the “Reinsurer Quarterly Statements” and, collectively with the Reinsurer Annual Statutory Statements, the “Reinsurer Statutory Statements”). The Reinsurer Statutory Statements have been prepared in accordance with SAP (subject, in the case of the Reinsurer Quarterly Statements, to normal recurring year-end adjustments), applied on a consistent basis for the respective periods covered thereby and fairly present, in all material respects, the statutory financial position and results of operation of Reinsurer as of the dates and for the periods indicated therein. No material deficiency has been asserted by any Governmental Body with respect to any Reinsurer Statutory Statements that remains unresolved prior to the date hereof.
Section 6.5    No Undisclosed Liabilities. Neither Buyer nor Reinsurer has any
Liabilities required to be disclosed or reserved for on a balance sheet prepared in accordance with GAAP, except Liabilities (a) to the extent disclosed or reserved for in the Buyer Financial Statements or the
Reinsurer Statutory Statements, as applicable or (b) incurred in the ordinary course of business since the

Exhibit 2.02

date of the Unaudited Buyer Financial Statements or the Reinsurer Quarterly Statements, as applicable to the extent consistent in type and amount with the Liabilities disclosed or reserved for in the Unaudited Buyer Financial Statements or the Reinsurer Quarterly Statements, as applicable.
Section 6.6    Compliance with Laws. Buyer and each Buyer Party owns, holds or possesses all material Governmental Permits that are required for the operation of their respective businesses as currently conducted and that will be required to perform their respective obligations under this Agreement and each Ancillary Agreement (each, a “Material Buyer Permit”), including in the case of Reinsurer, all insurance licenses required for Reinsurer to reinsure the Covered Insurance Policies under the Reinsurance Agreements. Each of Buyer and each Buyer Party are (a) in compliance in all material respects with all Applicable Laws and (b) in compliance with the terms of all applicable Material Buyer Permits. No Material Buyer Permit is subject to any pending or, to the Knowledge of Buyer, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such Material Buyer Permit invalid in any material respect.
Section 6.7    Availability of Funds. Buyer and Reinsurer have, and will have as of the
Closing Date, sufficient funds available on an unconditional basis for Buyer to pay the Purchase Price and for Reinsurer to pay the Ceding Commission and for Buyer and each Buyer Party to perform their respective obligations hereunder and under the Ancillary Agreements. Buyer acknowledges and agrees that the obligations of Buyer and the Buyer Parties to effect the transactions contemplated by this Agreement and the Ancillary Agreements are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 6.8    Facts Affecting Regulatory Approvals. To the Knowledge of Buyer as of
the date hereof, there is no fact, event or condition applicable to Buyer or any of its Affiliates that would reasonably be expected to prevent Buyer or any of its Affiliates from securing the requisite Governmental Consents to the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 6.9    No Brokers. Except with respect to the fees of Morgan Stanley & Co.
and Perella Weinberg Partners LP, for which Buyer or an Affiliate of Buyer is solely responsible, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
Section 6.10 Exclusivity of Representations and Warranties. Buyer acknowledges and agrees that (a) Buyer and its Representatives have been permitted access to the books and records, facilities, equipment, contracts and other properties and assets of the Business, and that it and its Representatives have had an opportunity to meet with officers and employees of Seller and its Affiliates to discuss the Business; and (b) except for the representations and warranties expressly set forth in Article IV and Article V (and, in the case of clause (iii) below, the indemnification rights of the Buyer Indemnified Persons in Section 11.1(a) in respect of such representations and warranties), (i) Buyer has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement, (ii) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Acquired Assets, the Assumed Liabilities, the Investment Assets, Modco Assets, the Covered Insurance Policies or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Buyer and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials) and (iii) except in the case of fraud by Seller or its Affiliates, none of Seller, its Affiliates or any other Person shall have or be subject to any Liability to Buyer or any other Person under this Agreement resulting from the distribution to Buyer, or Buyer’s use, of any such information. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV and Article V, (A) THERE ARE

Exhibit 2.02

NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND (B) ANY ACQUIRED ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY OR THIRD-PARTY SOFTWARE ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT.
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE Section 7.1    Operations Prior to the Closing Date.
(a)    From the date of this Agreement to the Closing Date, except as expressly required or permitted by this Agreement or any Ancillary Agreement, as described in Section 7.1 of the Business Disclosure Schedule, as required by Applicable Law (including, for the applicable period, changes in enforcement or interpretations thereof by any Governmental Body) or with the written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed, provided, that Seller shall promptly notify Buyer of any such requirement), Seller (x) shall, and shall cause its Affiliates to, operate and carry on the Business in all material respects in the ordinary course consistent with past practice, including, using commercially reasonable efforts to (A) preserve the goodwill of the Business and of its customers, Distributors, Governmental Bodies and others having business relations with the Business and (B) keep available the services of the Business Employees and (y) shall not and shall cause its Affiliates not to:
(i)    modify the terms of any material Indebtedness associated with the Business, other than modifications of short term Indebtedness in the ordinary course of business, or permit the Business to incur, assume or guarantee the Liabilities of any other Person or pay, discharge or satisfy any Liabilities, in each case, other than in the ordinary course of business;
(ii)    enter into, or amend or modify any material terms or conditions of, any Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract), or consent to the termination of (other than at its stated expiry date) any such Contract, in each case, other than in the ordinary course of business consistent with past practices; provided that after giving effect to any such amendment, modification or termination, the warranty set forth in Section 5.08(a) shall remain true and correct;
(iii)    other than (x) in the ordinary course of business consistent with past practices, or (y) with respect to any actions that apply to substantially all similarly situated employees of Seller and its Affiliates, (A) establish or adopt, or promise to establish or adopt, any new employee benefit plan for the Business Employees, provided, however, that the exceptions set forth in (x) and (y) above shall not be applicable to base salary and annual bonus programs (including target bonus percentage or opportunity) or the Seller Sales Incentive Plans or Seller Sales Guarantees or (B) institute, or promise to institute, any new or increase or accelerate the vesting or payment of any amounts or benefits under any Employee Benefit Plan, other than as required by the terms of any such Employee Benefit Plan in effect on the date hereof or Applicable Law, provided, however, that the exceptions set forth in (x) and (y) above shall not be applicable to base salary and annual bonus programs (including target bonus percentage or opportunity) or the Seller Sales Incentive Plans or Seller Sales Guarantees;

Exhibit 2.02

(iv)    other than in the ordinary course of business consistent with past practices, increase, or promise to increase, the base salary or target bonus percentage or opportunity of any Business Employee, other than changes made pursuant to existing contractual commitments;
(v)    enter into, or promise to enter into, any employment, retention, change in control or, other than in the ordinary course consistent with past practices, any severance agreement or arrangement with any Business Employee or any collective bargaining agreement with respect to any Business Employee;
(vi)    terminate the employment of any Business Employee having a title of Assistant Vice President or more senior, other than for cause;
(vii)    cause any individual employed by Seller or its Affiliates to become a Business Employee, with a title of Assistant Vice President or more senior;
(viii)    except as provided in Section 8.20 of the Business Disclosure Schedule, (A) settle any litigation or claim against the Business that is an Assumed Liability (other than Excluded Liabilities), other than (1) any such settlement that is solely a monetary settlement that requires payment by Seller or any of its Affiliates of less than $5,000,000 or (2) settlement of any such litigation or claim to the extent reserved against in the June 30 Reference Balance Sheet or (B) enter into, amend or modify any Regulatory Agreement to the extent related to and adversely affecting the Business;
(ix)    pay, discharge or satisfy any Assumed Liabilities, other than (A) the payment, discharge or satisfaction in the ordinary course of business or (B) the payment, discharge or satisfaction in accordance with their terms of Assumed Liabilities reflected or reserved against in the June 30 Reference Balance Sheet;
(x)    voluntarily subject any Acquired Asset to any Encumbrance or voluntarily suffer such to exist, other than, in each case, Permitted Encumbrances;
(xi)    acquire or dispose of any asset that presently constitutes, or at Closing would constitute, part of the Acquired Assets, other than in the ordinary course of business consistent with past practices; provided that after giving effect to any such acquisition or disposition, the warranty set forth in Section 5.08(a) shall remain true and correct;
(xii)    excluding any actions for which Seller would be required to indemnify any Buyer Indemnified Person in accordance with Section 12.4(a), make or change any material Tax election in respect of the Business, adopt or materially change any accounting method in respect of the Business, file any material amended Tax Return in respect of the Business, or modify the method by which Seller and its Affiliates determine life insurance reserves (within the meaning of Section 807(c) of the Code) with respect to the Covered Insurance Policies as reflected in the consolidated federal income Tax Return filed by the affiliated group of which Seller is a member;
(xiii)    amend or modify any material terms or conditions of, or consent to or cause the termination (other than at its stated expiry date) or recapture of, any Existing Reinsurance Agreement, in each case, except as otherwise provided in this Agreement;
(xiv)    enter into any Contract that, if entered into prior to the date of this Agreement, would have been an Existing Reinsurance Agreement, except as otherwise provided in this Agreement;

Exhibit 2.02

(xv)    amend or modify any material terms or conditions of, or consent to the termination of (other than at its stated expiry date), any Assigned Lease, other than in the ordinary course of business consistent with past practices; provided that after giving effect to any such amendment, modification or termination, the warranty set forth in Section 5.08(a) shall remain true and correct;
(xvi)    fail to manage the investment portfolio supporting the Reserves in respect of the Covered Insurance Policies (including the Investment Assets and Modco Assets) in accordance with the investment guidelines set forth in Section 7.1(a)(xvi) of the Business Disclosure Schedule (the “Investment Guidelines”);
(xvii)    make or determine to make (other than as required by GAAP, SAP or Applicable Law) (A) any change in (1) any pricing, investment, accounting, financial reporting, underwriting or claims administration policies, practices or principles, (2) any actuarial or reserving policies, practices or principles or (3) any method of calculating any Reserves for accounting or financial reporting purposes; (B) any material addition or reduction to any Cedant’s Reserves other than as a result of new issuances, policy lapses, fund performance, policyholder withdrawal activity or premiums and deposits produced, in each case in the ordinary course of business consistent with past practice; or (C) any changes in Non-Guaranteed Elements (as defined in the Reinsurance Agreements), other than (1) as required by Applicable Law or (2) changes in accordance with Seller’s or any Cedant’s existing policies, descriptions of which have been delivered or made available to Buyer;
(xviii)    Except in the ordinary course of business, consistent with past practices, other than as required by Applicable Law, make any material changes (A) in the terms or policies with respect to the appointment of Distributors or the payment of commissions, bonuses or sales incentives to any Distributors; or (B) in policies or practices relating to selling practices, cancellations, discounts or other terms of sale; or
(xix)    agree or commit to do any of the foregoing.
Nothing in this Section 7.1 shall be deemed to limit the transfer of any asset other than Acquired
Assets.
Section 7.2    Access to Information; Financial Information.
(a)    Prior to the Closing, Seller shall, and shall cause its Affiliates to, give Buyer, its Affiliates and its authorized Representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records (including the Business Records), personnel, accountants and other advisors, officers and other facilities and properties of the Business; provided, that any such access shall be conducted at Buyer’s expense, in accordance with Applicable Law (including any Applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates. From the date hereof through the Closing, Seller shall deliver to Buyer certain reports as described in the investment guidelines set forth in Section 7.1(a)(xvi) of the Business Disclosure Schedule.
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall not have any obligation to make available to Buyer, its Affiliates or its authorized Representatives, or provide Buyer, its Affiliates or its authorized Representatives with (i) access to or copies of any personnel file or related

Exhibit 2.02

records of any Business Employee, (ii) any Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material, except to the extent solely related to Seller’s or its Affiliates’ compliance with Tax reporting, withholding or disclosure requirements applicable to the Covered Insurance Policies, or (iii) any other information if making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any Applicable Law, Court Order, Regulatory Agreement or agreement (including any confidentiality agreement to which Seller or any its Affiliates is a party), it being understood that Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to Buyer to occur without so jeopardizing privilege or contravening such Applicable Law, Court Order, Contract duty or agreement.
(c)    Seller shall, and shall cause its Affiliates to, reasonably cooperate in connection with
Buyer or any of its Affiliates satisfying any financial reporting obligation under the Exchange Act related or arising from the transactions contemplated hereby as may be reasonably requested by Buyer, including (i) providing Buyer or any of its Affiliates reasonable assistance in the preparation of any audited or unaudited financial statements of the Business to the extent Buyer reasonably determines that such financial statements will be required in connection with its or any of its Affiliates’ post-Closing reporting obligations under the Exchange Act, and (ii) subject to Section 7.2(b), providing to Buyer and its Representatives information regarding the Business reasonably requested in connection therewith. Any reasonable and adequately documented out-of-pocket third-party costs incurred by Seller or any of its Affiliates in connection with the obligations under this Section 7.2(c) shall be reimbursed by Buyer as directed by Seller.
(d)    Between the date hereof and the Closing Date, Seller shall use commercially reasonable efforts to compile a complete list of all Transferred Contracts, which list shall be delivered to Buyer at least five (5) Business Days prior to the Closing Date.
Section 7.3    Notifications. Prior to Closing, each Party shall promptly notify the other Party of the occurrence, to the Knowledge of Seller or to the Knowledge of Buyer, as applicable, of:
(a)    any event that would reasonably be expected to result in any of the conditions set forth in Article IX or Article X, as applicable, not being capable of being fulfilled by the Termination Date;
(b)    any written notice received by such Party from a Governmental Body seeking to restrain or prohibit the transactions contemplated by this Agreement; or
(c)    the commencement of any material Action against such Party that would adversely affect the ability of such Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. A breach of this Section 7.3 shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article IX or Article X, give rise to a right of termination or give rise to a right to indemnification under this Agreement if the underlying breach or breaches would not result in the failure of the conditions set forth in Article IX or Article X to be fulfilled, the right to terminate this Agreement or the right to obtain indemnification, as the case may be.

Exhibit 2.02

Section 7.4    Efforts and Actions to Cause the Closing to Occur.
(a)    Governmental Consents.
(i)    Prior to Closing, upon the terms and subject to the conditions of this Agreement, each Party shall (A) promptly prepare and file all forms, applications, registrations, notices and other materials required to be filed by such Party or its Affiliates with any Governmental Body to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the GUL Term Sheet and (B) use its Consent Efforts promptly to obtain all Governmental Consents that may be or become necessary in connection with such Party’s or its Affiliates’ authorization, execution, delivery and performance of this Agreement, each Ancillary Agreement, and the GUL Term Sheet and the consummation of the transactions contemplated hereby and thereby, including by (1) seeking to prevent the initiation of, and defending, any Action by or before any Governmental Body challenging this Agreement, any Ancillary Agreement, the GUL Reinsurance Transaction or the consummation of the transactions contemplated hereby and thereby and (2) avoiding the entry of, or causing to be lifted or rescinded, any Court Order or Regulatory Agreement entered by or with any Governmental Body adversely affecting the ability of the Parties to consummate the transactions contemplated this Agreement, the Ancillary Agreements or the GUL Term Sheet. All filing and application fees payable to Governmental Bodies shall be paid or reimbursed by Buyer. Buyer shall cause the definitive documentation for the GUL Reinsurance Transaction to be prepared in accordance with the terms and conditions set forth in the GUL Term Sheet and to contain no term or condition that is inconsistent therewith in any material respect that would be adverse to Seller or the Cedants and shall give Seller a reasonable opportunity to review any portions of such documentation relevant to the rights, benefits or obligations of Seller or Cedants thereunder and provide comments on such portions of such documentation prior to the submission of such documentation to any Governmental Body. Buyer shall make the regulatory filings for the approvals described in Items 2 and 3 of Section 6.2(b)(ii) of the Buyer Disclosure Schedule with the applicable Governmental Bodies in compliance with the immediately preceding sentence and shall specifically disclose in such filings the credit and security provisions contemplated by the GUL Term Sheet and GUL Reinsurance Transaction.
(ii)    If (x) any Governmental Body shall have imposed, or shall have indicated that it may impose, conditions on its approval of the transactions contemplated by this Agreement, any Ancillary Agreement or the GUL Term Sheet or shall seek, or shall have indicated that it may seek, an injunction or the enactment, entry, enforcement or promulgation of any Applicable Law restraining or prohibiting the transactions contemplated by this Agreement, any Ancillary Agreement or the GUL Term Sheet; or (y) any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby, by the Ancillary Agreements or the GUL Term Sheet in accordance with the terms hereof and thereof unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or the GUL Term Sheet, then, to the extent necessary to comply with such conditions or to prevent the taking of such action or the enactment, entry, enforcement or promulgation of any such Applicable Law or to vacate, modify or suspend any such injunction or order, Buyer shall offer to accept an order to (A) divest such portion of (1) the Business or (2) the assets and businesses of Buyer and its Affiliates, (B) terminate any existing relationships or contractual rights and obligations, (C) hold separate such assets and businesses pending such divestiture or (D) otherwise take or commit to take actions that, after the Closing Date, would limit Buyer’s or its Affiliates’ freedom of action with respect to, or ability to retain, one or more of the businesses, locations, employees, product lines or assets of Buyer and its Affiliates, in each case, so as to

Exhibit 2.02

permit the consummation of the transactions contemplated hereby, by the Ancillary Agreements and by the GUL Term Sheet on a schedule as close as possible to that contemplated by this Agreement and the Ancillary Agreements; provided, that nothing contained in this Section 7.4 or in Section 8.7 shall require any Party (y) to agree to any modification to this Agreement, any of the Ancillary Agreements or any of the agreements related to the GUL Reinsurance Transaction or (z) to take any action or agree to any condition or other requirement that, in either case, has or is reasonably expected to have a material adverse effect on the business, results of operations, condition (financial or other) of such Party and its Affiliates, taken as a whole or on the benefits reasonably expected to be derived by such Party from the transactions contemplated hereby and by the Ancillary Agreements, taken as a whole (“Material Negative Condition”).
(iii)    Prior to Closing, if any Party or an Affiliate thereof receives an inquiry or request for information or documentary material from any Governmental Body with respect to this Agreement, any Ancillary Agreement or the GUL Term Sheet or any of the transactions contemplated hereby or thereby, then such Party shall use commercially reasonable efforts to provide, or cause to be provided, to such Governmental Body, as promptly as practicable and after consultation with the other Party, an appropriate response to such inquiry or request.
(iv)    Prior to Closing, the Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the GUL Term Sheet and work cooperatively in connection with obtaining the requisite Governmental Consents, including:
(A)    reasonably cooperating with each other in connection with filings under the HSR Act and any other requisite Governmental Consents in respect of the transactions contemplated by this Agreement and the Ancillary Agreements;
(B)    promptly notifying each other of any communications from or with any Governmental Body with respect to the transactions contemplated by this Agreement, the Ancillary Agreements or the GUL Term Sheet;
(C)    furnishing each other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of all necessary filings, submissions, amendments or responses to any Governmental Body;
(D)    providing each other with draft copies and as-filed copies of all filings, submissions, amendments or responses with Governmental Bodies and, to the extent reasonably practicable, providing each other with a reasonable opportunity to comment upon all such draft copies; provided, that each Party may redact from such copies provided to the other Party any confidential information of such Party or its Affiliates; provided, further, that in the case of filings, submissions, amendments or responses with Governmental Bodies relating to the GUL Reinsurance Transaction, Buyer shall only be required to provide Seller with portions of such filings that are relevant to the rights, benefits or obligations of Seller or Cedants thereunder;
(E)    not participating in any substantive meeting, discussion or conversation with any Governmental Body in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, unless it consults with the other Party in advance to the extent it is reasonably practicable to do so, and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate therein; provided, that in the case of any meeting, discussion or conversation with any

Exhibit 2.02

Governmental Body with relating to the GUL Reinsurance Transaction, Buyer shall only be required to give Seller the opportunity to attend and participate in the portions of such meeting, discussion or conversation that are relevant to the rights, benefits or obligations of Seller or Cedants thereunder; and
(F)    consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party hereto in connection with any Governmental Consents related to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, that in the case of analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to the GUL Reinsurance Transaction, Buyer shall only be required to consult with Seller with respect to portions of such analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals that are relevant to the rights, benefits or obligations of Seller or Cedants thereunder.
(b)    Third-Party Consents.
(i)    Prior to Closing, each Party shall cooperate with the other and use Consent Efforts to obtain all Third-Party Consents required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including for the transfer of the Acquired Assets and the Transferred Contracts to Buyer or one of its Affiliates, including those listed in Section 7.4(b)(i) of the Business Disclosure Schedule. The first $1,000,000 of aggregate costs (including any license or other fees and expenses) associated with obtaining such Third-Party Consents or obtaining rights to replace any related assets (other than any Third-Party Consents described in Section 8.13(c), such Third-Party Consents being separately subject to Section 8.13(c)) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller and any such costs in excess of $1,000,000 shall be borne exclusively by Seller, it being understood that neither Party shall be required to expend any amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as described in this Section 7.4(b)(i).
(ii)    To the extent that any Acquired Asset (including any Transferred Contract) may not be transferred or assigned to Buyer or one of its Affiliates without a Third-Party Consent and such Third-Party Consent has not been obtained by the Closing, this Agreement shall not constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a breach or other contravention thereof or would be ineffective or unlawful; provided, that, for so long as the Transition Services Agreement remains in effect, Seller shall use Consent Efforts, with Buyer’s cooperation, to negotiate and obtain any such Third-Party Consent, to the extent required to permit Buyer or one of its Affiliates, on behalf of Seller, to perform Seller’s obligations so that Buyer or one of its Affiliates can be provided with the benefits of such Contract (with such cost allocated as described in Section 7.4(b)(i), and neither Party being required to expend any amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as described in Section 7.4(b)(i)). If, on the Closing Date, any Third-Party Consent required to effect the transfer of any Acquired Asset to Buyer or one of its Affiliates is not obtained, or if an attempted transfer or assignment thereof would be ineffective or unlawful, then Seller shall use its Consent Efforts, with Buyer’s cooperation, to implement a mutually agreeable arrangement by which Buyer or one of its Affiliates would, in compliance with Applicable Law, be able to obtain all of the benefits and assume the obligations and bear the economic burdens associated with such Acquired Asset (with any related Third-Party Consent cost allocated as described in Section 7.4(b)(i), and neither Party being required to expend any

Exhibit 2.02

amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as described in Section 7.4(b)(i)). Such arrangement may include (A) provision of transition services under the Transition Services Agreement, subcontracting, sublicensing or subleasing by Seller or one of its Affiliates to Buyer or one of its Affiliates, or (B) having Seller or one of its Affiliates enforce, for the benefit (and at the expense) of Buyer or one of its Affiliates any and all of their respective rights against any non-affiliated third party associated with such Acquired Asset, in which case Seller would promptly pay, or cause its Affiliates to pay, to Buyer or one of its Affiliates when received all monies received by Seller or its Affiliates in connection with any such Acquired Asset. For the avoidance of doubt, the alternative arrangements contemplated in clauses (A) and (B) of this Section 7.4(b)(ii) shall be made available for the term of the applicable Transferred Contract and charged at no additional cost to Buyer other than the those costs arising under such Transferred Contract that are passed through to Buyer. From and after the Closing Date for so long as the Transition Services Agreement remains in effect, the Parties shall continue to use Consent Efforts to obtain, as promptly as practicable, any required Third-Party Consents that have not been obtained as of the Closing Date; provided, that, except as expressly provided in this Section 7.4, neither Party shall be required to expend any amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as described in Section 7.4(b)(i).
Section 7.5    Shared Contracts.
(a)    From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to cause the counterparty to any Shared Contract that is not a Transferred Contract to enter into a new agreement, on substantially the same terms and conditions as those set forth in the Shared Contract, with Buyer or one of its Affiliates with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that Seller shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities or provide any other consideration in connection therewith.
(b)    From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to cause the counterparty to any Shared Contract that is identified on Section 7.5(b) of the Business Disclosure Schedule to enter into a new agreement, on substantially the same terms and conditions as those set forth in the Shared Contract, with Seller or its Affiliates with respect to the matters addressed by such Shared Contract that are not related to the Business; provided, that Buyer shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities or provide any other consideration in connection therewith.
(c)    With respect to any Shared Contract that is not a Transferred Contract, until such time as Buyer or one of its Affiliates enters into a new agreement with the counterparty to the Shared Contract pursuant to Section 7.5(a), Seller shall use Consent Efforts, with Buyer’s cooperation, to implement a mutually agreeable arrangement by which Buyer or one of its Affiliates would, in compliance with Applicable Law, be able to obtain all of the benefits and assume the obligations and bear the economic burdens associated with such Shared Contract to the extent related to the Business. Such arrangement may include (A) provision of transition services under the Transition Services Agreement, or subcontracting, sublicensing or subleasing by Seller or one of its Affiliates to Buyer, or (B) having Seller or one of its Affiliates enforce, for the benefit (and at the expense) of Buyer or one of its Affiliates any and all of their respective rights against any non-affiliated third party associated with such Shared Contract to the extent related to the Business, in which case Seller would promptly pay, or cause its Affiliates to pay, to Buyer or one of its Affiliates when received all monies received by Seller or its

Exhibit 2.02

Affiliates in connection with any such Shared Contract to the extent related to the Business. For the avoidance of doubt, the alternative arrangements contemplated in clauses (A) and (B) of this Section 7.5(c) shall be made available for the term of the applicable Shared Contract and charged at no additional cost to Buyer other than the those costs arising under such Shared Contract with respect to the Business that are passed through to Buyer. The costs of obtaining any Third-Party Consents in connection with the arrangements contemplated in this Section 7.5(c) shall be allocated as described in Section 7.4(b)(i); it being understood that neither Party shall be required to expend any amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as provided in Section 7.4(b)(i).
Section 7.6    Transition Services Planning; Certain Intellectual Property Matters.
(a)    As soon as reasonably practicable following the date hereof, but in no event longer than thirty (30) days from the date hereof, the Parties shall meet and confer to discuss and agree upon (i) the plan for “Separation” (as such term is defined in the Transition Services Agreement) and for “Migration” (as such term is defined in the Transition Services Agreement) (the “Separation and Migration Plan”); (ii) the services to be provided under the Transition Services Agreement and the completion of schedules to such agreement; (iii) the plan to transfer to Buyer knowledge with respect to such services as is reasonably necessary to permit Buyer to be able to perform such services after Migration (collectively with the Separation and Migration Plan, the “Plans”); and (iv) the integration of the systems of the Business with Buyer’s systems, including Seller’s provision to Buyer of such documents reasonably necessary to accomplish such integration, including, but not limited to architecture, design, and requirements documents currently used in connection with Seller’s systems. The Parties shall jointly develop the Plans on or before Closing. Each of Seller and Buyer shall bear its own costs under this Section 7.6(a).
(b)    As soon as reasonably practicable after the Closing Date, Buyer shall, in accordance with the terms contained in the applicable Ancillary Agreements, file or cause to be filed, and thereafter use commercially reasonable efforts to pursue in the United States Patent and Trademark Office assignment documents with respect to the registered and applied-for Owned Intellectual Property listed on Section 5.10(a) of the Business Disclosure Schedule to record Buyer as the record and beneficial owner of such registered or applied-for Owned Intellectual Property in a form reasonable acceptable to Seller.
Section 7.7    Investment Management of Modco Assets. From the date hereof through the Closing, Seller and Buyer shall cooperate in good faith to prepare one or more investment management agreements (each, an “Investment Management Agreement”), pursuant to which the Cedents will appoint the Reinsurer or one of its Affiliates as the exclusive investment manager Modco Assets for as long as the reinsurance ceded under the Reinsurance Agreements has not been recaptured. Under the Investment Management Agreements, the Reinsurer or one of its Affiliates shall manage such assets in its sole discretion, subject to Applicable Law and, if applicable, the terms of the applicable trust agreements, Covered Insurance Policy and related Existing Reinsurance Agreements.
Section 7.8    Retained Business ASA. From the date hereof through the Closing,
Seller and Buyer shall cooperate in good faith to prepare a Retained Business ASA pursuant to which Reinsurer or one of its affiliates will provide certain administrative services to Buyer and its affiliates substantially in accordance with the terms and conditions contemplated in the Retained Business ASA Term Sheet and otherwise consistent with customary terms and conditions for third-party administration agreements.
Section 7.9    Group Conversion. From the date hereof through the Closing, Seller and
Buyer shall cooperate in good faith to prepare a Group Conversion Retrocession Agreement pursuant to which the Reinsurer, as retrocedent, will cede to HLIC or other applicable Cedant, as retrocessionaire,

Exhibit 2.02

certain liabilities related to the Group Conversion Policies substantially in accordance with the terms and conditions contemplated in the Group Conversion Term Sheet.
Section 7.10    Cash Flow Testing. Following the date of this Agreement, Seller shall promptly complete the development of the cash flow testing model for the AG-38 Business that is designed to calculate the cash flow testing reserve of the AG-38 Business in compliance with Section 8C of AG-38 (the “Model”). Seller shall consult with Buyer and give Buyer an opportunity to review and provide input on the development of the Model. Once completed, Seller shall use the Model to calculate the cash flow testing reserve of the AG-38 Business as of December 31, 2012.
ARTICLE VIII
ADDITIONAL AGREEMENTS Section 8.1    Employee Matters.
(a)    Comparable Position.
(i)    Not less than five (5) Business Days prior to the Closing, Seller shall (A)
update Section 8.1(a) of the Business Disclosure Schedule to add any individuals who become Business Employees after the date hereof and remove any individuals who have ceased to be Business Employees after the date hereof and (B) deliver such updated list of Business Employees to Buyer. Within sixty (60) days after the date of this Agreement or, if later, within thirty (30) days of the date Seller reports to Buyer that an individual has become a Business Employee (but not later than five (5) days prior to the Closing Date), Buyer or its Affiliate shall extend to each Business Employee a written offer of employment, effective as of the Closing Date (or such later date as is set forth below with respect to those Business Employees employed by Seller or any of its Affiliates who are Inactive Business Employees), that constitutes a Comparable Position with Buyer or its Affiliates (an “Offer of Employment”). Prior to Buyer or its Affiliate making any Offer of Employment, (i) Seller shall provide or make available to Buyer or its Affiliate a schedule listing the then current base salary, target bonus percentage and other compensation (including any compensation for a Business Employee covered by a Seller Sales Incentive Plan) in effect for the year in which the Closing occurs and (ii) Buyer shall provide Seller with a “form of” Offer of Employment that shall set forth the job title, base salary and annual bonus opportunity a Business Employee will have with Buyer or its Affiliates following the Business Employee’s Effective Hire Date (as defined below). Each Offer of Employment shall be contingent on such Business Employee’s successful completion of Buyer’s or its Affiliate’s customary hiring processes as set forth on Section 8.1(a)(i) of the Buyer Disclosure Schedule (the “Buyer’s Customary Hiring Processes”). Buyer shall not be required to hire any Business Employee who fails to successfully complete Buyer’s Customary Hiring Processes or who does not timely accept Buyer’s Offer of Employment. Except in the case of an Inactive Business Employee who is on a military leave of absence, Offers of Employment made to Inactive Business Employees shall be contingent on the Inactive Business Employee being released to return to work within nine (9) months of the Closing Date, and Buyer shall not be required to hire any Inactive Business Employee who fails to meet that contingency.
Except as set forth below with respect to Inactive Business Employees, the employment relationship of each Business Employee with Seller or its applicable Affiliate shall terminate effective as of 11:59 p.m., New York City time, on the Closing Date. A Business Employee who successfully completes Buyer’s Customary Hiring Process, who has accepted Buyer’s Offer of

Exhibit 2.02

Employment and who performs work at his or her then applicable place of employment on the first (1st) Business Day immediately following the Closing Date (or on the first (1st) Business Day on or after the Effective Hire Date, as defined below, in the case of Inactive Business Employees) shall be considered a “Transferred Employee” for purposes of this Agreement.
(ii)    Inactive Business Employees shall remain employed by Seller or its Affiliate, as the case may be, until the earlier of the date the Inactive Business Employee becomes a Transferred Employee or the expiration of the Inactive Business Employee’s leave under Seller’s or such applicable Affiliate’s policies. An Inactive Business Employee shall not become a Transferred Employee until (i) the first (1st) Business Day following the Inactive Business Employee’s release to return to work from the leave, (ii) the Inactive Business Employee accepts Buyer’s Offer of Employment, (iii) he or she successfully completes Buyer’s Customary Hiring Processes, and (iv) he or she performs work at his or her then applicable place of employment. Notwithstanding the foregoing, any Inactive Business Employee who is receiving long-term disability payments from Seller or any of Seller’s Affiliates (whether or not pursuant to an Employee Benefit Plan) at the time such Inactive Business Employee is released to return to work shall not become a Transferred Employee, and Seller shall retain all Liabilities associated with such Inactive Business Employee.
(iii)    Subject to the Business Employee’s acceptance of Buyer’s Offer of Employment, the date on which a Business Employee commences employment with Buyer or its Affiliates will be referred to as the “Effective Hire Date” which, for purposes of clarification, means (x) the day immediately following the Closing Date for all Business Employees other than Inactive Business Employees, and (y) for any Inactive Business Employee, on the first (1st) Business Day immediately following the day such Inactive Business Employee becomes a Transferred Employee.
(b)    Employee Communications. During the period from the date hereof through the Closing Date, Buyer and Seller will reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates. All communications between Buyer or its Affiliates and the Business Employees shall be subject to Seller’s reasonable prior approval which shall not be unreasonably withheld.
(c)    Maintenance of Terms. From a Transferred Employee’s Effective Hire Date through the first (1st) anniversary of the Closing Date or such earlier date on which such Transferred Employee’s employment with Buyer and its Affiliates terminates, Buyer shall, or shall cause its Affiliates to, provide such Transferred Employee with (i) a Comparable Position and (ii) participation in employee benefit plans, policies, practices or agreements (other than with respect to base salary and bonus opportunity) that are substantially comparable in the aggregate to the employee benefit, plans, policies, practices or agreements that are provided to similarly situated employees of Buyer and which shall include participation in Buyer’s long term incentive plan in the same manner as similarly situated employees of Buyer.
(d)    Work Permits. Buyer shall take, or cause its Affiliates to take, all necessary steps to sponsor, or transfer sponsorship of, the work permits for all Transferred Employees who are foreign nationals, and agrees to so sponsor, or cause its Affiliates to so sponsor, such foreign national Transferred Employees on and after the Closing; provided, that each such foreign national Transferred Employee’s name, position, country of citizenship and type of work permit are disclosed on Section 8.1(d) of the Business Disclosure Schedule. Seller shall cooperate as necessary to effect Buyer’s or its Affiliates’ sponsorship or transfer of sponsorship of all such foreign national Transferred Employees.

Exhibit 2.02

(e)    Employee Benefits. Buyer and its Affiliates shall waive, or shall cause to be waived, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained, or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance, or disability benefits with respect to each Transferred Employee who has, prior to the Effective Hire Date, satisfied, under Seller’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. Buyer and its Affiliates shall recognize, or cause to be recognized, the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Effective Hire Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the medical plan in which each Transferred Employee will be eligible to participate from and after the Effective Hire Date, subject to the provision by Seller or its Affiliates to the plan administrator or the third-party administrator of the applicable medical plan of Buyer of relevant information or documentation confirming the amount of such co-insurance, deductibles and similar expenses for each Transferred Employee. Each Transferred Employee shall, for purposes of determining such Transferred Employee’s eligibility to participate in, vesting and calculating the benefit accrual for paid time off and calculating severance under all employee benefit plans, programs and arrangements of Buyer and its Affiliates (other than any equity or equity based plan or retiree medical savings account), be credited with the service of such Transferred Employee with Seller or its Affiliates to the same extent as if such service had been performed for Buyer or any of its Affiliates. In addition to the foregoing, Buyer shall, or shall cause one or more of its Affiliates to:
(i)    from the Closing Date to the first (1st) anniversary of the Closing Date, provide Transferred Employees with the Buyer Severance Benefits, provided, that Buyer or its Affiliates will provide Transferred Employees who are included in the categories set forth in Schedule 8.1(e)(i) of the Business Disclosure Schedule immediately before their Effective Hire Date, benefits with the greater of (x) the cash severance payments portion of the Buyer Severance Benefits and (y) the Seller Severance Benefit. For the avoidance of doubt, Transferred Employees who receive severance benefits under this paragraph also shall be eligible to receive a minimum sixty (60) day termination notice period or pay in lieu of such notice and subsidized COBRA benefits provided under the plan, practice or agreement of Buyer or its Affiliates applicable to similarly situated employees, taking into account the Transferred Employee’s length of service with Seller and its Affiliates.
(ii)    cause the defined contribution plan(s) maintained by Buyer or its Affiliates to accept a direct rollover of the account balance of any Transferred Employee in the investment and savings plan of Seller or its Affiliate or any other Tax-qualified retirement plan of Seller or its Affiliate, that a Transferred Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section, subject to Buyer’s receipt from Seller of a current determination letter from the Internal Revenue Service that the applicable investment and savings plan or other retirement plan is qualified under Sections 401(a) and 401(k) of the Code, and such other information as Buyer may reasonably request;
(iii)    from the Closing Date through the first (1st) anniversary of the Closing, provide Transferred Employees with the greater of (i) the vacation and paid time off accrual rate and maximum accrual the Transferred Employee would have been eligible to receive under the applicable plan, policy or agreement of Seller or its Affiliates covering the Transferred Employee immediately prior to the Effective Hire Date excluding any accruals attributable to additional vacation and paid time off purchased by the Transferred Employee and (ii) the vacation and paid time off accrual rate and maximum accrual the Transferred Employee would be eligible to receive

Exhibit 2.02

under the plan, policy or agreement of Buyer or its Affiliates applicable to such Transferred Employee following the Effective Hire Date; and
(iv)    reimburse Transferred Employees for education courses for which such
Transferred Employees registered prior to the Effective Hire Date; provided, that Transferred Employees have not already been reimbursed therefor, to the extent that Seller’s or its Affiliates’ policies would provide for such reimbursement if such Transferred Employees had continued to be employed by Seller or its Affiliate.
(f)    Paid Time Off. Seller shall, or shall cause its Affiliates to pay to each Transferred Employee the amount of compensation due in respect of the unused paid time off accrued by such Transferred Employee as of the date such Transferred Employee’s employment with Seller or its Affiliates is terminated pursuant to Section 8.1(a).
(g)    Annual Incentive Bonus and Sales Incentive Plans
(i)    Seller shall, or shall cause one or more of its Affiliates to, pay, no later than March 15, 2013, the bonus for the 2012 year under Seller’s Annual Incentive Plan to Transferred Employees who were covered under that plan immediately prior to the Closing and who (A) continue to be employed by Buyer or its Affiliates as of March 15, 2013, or (B) whose employment with Buyer or its Affiliates is involuntarily terminated (other than for cause) prior to March 15, 2013. The amount to be so paid by Seller or its Affiliates to all such Transferred Employees (the “2012 Bonus Pool”) shall be an amount equal to (1) the greater of (x) one hundred percent (100%), and (y) a bonus funding factor, as determined by Seller or its Affiliates in good faith taking into account the performance of the Business and other factors comparable to those taken into account by Seller or its Affiliates in determining bonuses under the Seller Annual Incentive Plan for participants in other businesses, multiplied by (2) the target bonus pool applicable to the Transferred Employees under the Seller Annual Incentive Plan, based on such Transferred Employees’ tier and pay immediately prior to the Closing. In the event that the Closing Date occurs prior to December 31, 2012, Buyer or its Affiliates shall reimburse Seller for the portion of the 2012 Bonus Pool that is attributable to the period following the Closing Date. The 2012 Bonus Pool shall be distributed by Seller or its Affiliates in their discretion among such Transferred Employees. In the event that the Closing Date occurs on or after January 1, 2013, Seller shall, or shall cause one or more of its Affiliates to, pay bonuses to Business Employees for the 2012 year under Seller’s Annual Incentive Plan in accordance with its normal practices but no later than March 15, 2013; provided, that the total amount paid to Business Employees shall not be less than one hundred percent (100%) of the target bonus pool under the Seller Annual Incentive Plan applicable to such Business Employees; Seller or its Affiliates shall distribute such bonus pool among eligible Business Employees in accordance with Seller’s practices and policies in effect prior to the Closing Date. In the event the Closing occurs after December 31, 2012, Buyer or its Affiliates shall provide an incentive bonus covering the entire 2013 calendar year, consistent with Section 8.1(c), and Seller or its Affiliate shall reimburse Buyer for the portion of the 2013 bonus pool at Seller’s target bonus level that is attributable to the period commencing on January 1, 2013 and ending on the Closing Date to the extent such amount is not reflected on the Transfer Balance Sheet.
(ii)    Buyer shall, or shall cause one or more of its Affiliates to, assume each Seller Sales Incentive Plan and shall or shall cause its Affiliates to perform the obligations of Seller and its Affiliates thereunder solely to the extent they relate to Liabilities that arise on and after the Closing Date.

Exhibit 2.02

(h)    Long-Term Incentive Awards.
(i)    Seller and its Affiliates shall take any and all action necessary to cause (A) the Vested Seller Equity Awards to vest immediately prior to the Closing Date and (B) the Unvested Seller Equity Awards and the 2013 Unvested Seller Equity Awards to be cancelled without payment effective as of the Closing Date. Seller shall be responsible for all payment, liabilities and obligations to which any Business Employee is entitled with respect to the Vested Seller Equity Awards and shall make all payments necessary to satisfy such Awards to the Business Employees in accordance with the terms of Seller's long term incentive plan. Buyer shall, or shall cause its Affiliates to, make all payments necessary to satisfy the 2013 Unvested Seller Equity Awards as set forth in Section 5.14(e) of the Business Disclosure Schedule for each Business Employee who becomes a Transferred Employee, provided that for purposes of calculating the value of the 2013 Unvested Seller Equity Awards, the value of Seller's common stock shall be the average of the closing prices of a share of Seller's common stock on each of the last 20 trading days of the month in which the Closing Date occurs and provided further that, Buyer may, in its discretion, make such payments in cash. Buyer and Seller agree to negotiate in good faith to enter into a side letter setting forth the parties’ obligations and responsibilities with regard to the outstanding, unvested compensatory equity awards held by the Tier 2 Business Employee.
(ii)    Buyer and its Affiliates shall, grant to each Business Employee holding Unvested Seller Equity Awards who becomes a Transferred Employee (such Unvested Seller Equity Awards shall hereafter be referred to as the “Transferred Employee Unvested Seller Equity Awards”), restricted stock units (“RSUs”) under Buyer’s long-term incentive program having a value equal to the value of such Business Employee’s Unvested Seller Equity Awards (the “Replacement Equity Awards”). The value of the Transferred Employee Unvested Seller Equity Awards (the “Replacement Equity Award Value”) for purposes of the Replacement Equity Awards shall be determined, for each of such Business Employee’s Transferred Employee Unvested Seller Equity Awards, by (1) multiplying the number of RSUs subject to such Transferred Employee Unvested Seller Equity Award by (2) the average of the closing prices of a share of Seller's common stock on each of the last 20 trading days of the month in which the Closing Date occurs. The number of Buyer RSUs to be granted to a Transferred Employee as a Replacement Equity Award for a Transferred Employee Unvested Seller Equity Award shall be determined by (1) dividing the Replacement Equity Award Value by (2) the average of the closing prices of a share of Buyer's common stock on each of the last 20 trading days of the month in which the Closing Date occurs. Such Replacement Equity Awards shall vest according to the Seller Vesting Schedule, and shall otherwise be subject to the terms and conditions of Buyer’s long-term incentive plan
(i)    COBRA Coverage. Seller shall be responsible for all liabilities and obligations associated with the provision of COBRA coverage to any Business Employee or any qualifying beneficiaries who experience a qualifying event at any time prior to the Transferred Employee’s Effective Hire Date.
(j)    Except as otherwise specifically provided in this Agreement, Buyer and its Affiliates shall not assume any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any Employee Benefit Plan or other employee compensation or benefit plan, program, policy or arrangement sponsored or maintained by Seller or any of its Affiliates.

Exhibit 2.02

(k)    Notwithstanding any other provision in this Agreement, Seller and its Affiliates shall retain all obligations under, or Liabilities with respect to, all retention agreements entered into by Seller or its Affiliates with Transferred Employees whether or not fully satisfied as of the Closing Date and Seller and its Affiliates shall not make any changes to such retention agreements, including accelerating the timing of any payments thereunder, without Buyer’s consent. No sooner than 10 days prior to each of March 31, 2013 and September 30, 2013, Seller shall provide Buyer with a written request for confirmation that the Transferred Employees who are listed on Section 5.14(a)(i)(c) of the Business Disclosure Schedule (the "Retention Employees") are actively employed by Buyer or its Affiliates on the applicable date (March 31, 2013 or September 30, 2013). Within 10 days from receipt of each such written notice, Buyer shall provide Seller with a written response indicating the Retention Employees who are actively employed. In the event a Retention Employee's employment terminates as a result of a job elimination at any time prior to October 1, 2013, Buyer will provide Seller with written notice of such Retention Employee's termination within 10 days of termination. The Buyer's obligations under this Section 8.1(k) are subject to any consent of the Retention Employee as required by Applicable Law and are applicable to the extent not otherwise prohibited by Applicable Law. Seller and its Affiliates' obligations to make payments to the Retention Employees under this Agreement shall in no way be affected by the failure of Seller or Buyer to provide any notice set forth in this Section 8.1(k).
(l)    WARN Act. Seller shall be responsible for all liabilities and obligations arising under the
WARN Act on or prior to the Closing Date with respect to any Business Employee.
(m)    Buyer and Seller shall cooperate, and cause their respective Affiliates to cooperate, as appropriate to carry out the provisions of this Section 8.1. Without limiting the generality of the foregoing and in order for Buyer to satisfy its obligations under this Section 8.1, on and after the date of this Agreement, Seller and its Affiliates shall provide Buyer with (i) reasonable access to Business Employees, (ii) the information with respect to Business Employees set forth in Section 8.1(m)(i) of the Business Disclosure Schedule, (iii) if Buyer receives the consent of the Business Employee which requirement may be satisfied by means of negative consent, the information with respect to the Business Employee set forth in Section 8.1(m)(ii) and (iv) such information regarding Business Employees that Buyer may reasonably request, to ensure that Buyer can complete the transition of Business Employees prior to Closing which request Seller shall not unreasonably deny.
(n)    During the period commencing on the Closing Date and ending on December 31, 2014, with respect to any Business Employee for whom Seller is crediting service with Buyer for purposes of early retirement eligibility under The Hartford Retirement Plan for U.S. Employees and solely to the extent necessary for Seller to credit such service, Buyer will provide Seller, upon Seller’s or a Business Employee’s written request, which request shall be reasonable in nature and time, the Business Employee’s date of employment termination and whether such termination was a result of the elimination of the Business Employee’s position, subject to any consent of the Business Employee as required by Applicable Law and to the extent not otherwise prohibited by Applicable Law.
(o)    No Amendment of Plans. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person participating in any such employee benefit plan maintained by either Seller or its Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Exhibit 2.02

Section 8.2    Insurance; Risk of Loss. Buyer acknowledges and agrees that effective at the time of the Closing, the Business will cease to be insured by any insurance policies of Seller and its Affiliates.
Section 8.3    Intellectual Property; Use of Seller’s Trademarks; Corporate Names.
(a)    Buyer, for itself and its Affiliates, acknowledges and agrees that, other than the
Transferred Owned Intellectual Property and other than as contemplated in the Ancillary Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property Rights of Seller or its Affiliates, including the name “Hartford” and any Trademarks of Seller and its Affiliates and any visual representations thereof, monograms, tag-lines, designs, symbols, images, colors and characters, and any variation of the foregoing in this sentence and any word or design that contains, incorporates or is confusingly similar in sound or appearance to any of the foregoing (including all registrations and applications relating thereto) (collectively, the “Seller Name and Marks”), and, except as otherwise expressly provided in any Ancillary Agreement, neither Buyer nor any of its Affiliates shall have any rights in the Seller Name and Marks, and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Name and Marks.
(b)    Buyer agrees that, except as otherwise provided in any Ancillary Agreement, or in connection with historical references to the Business, following the Closing Date, Buyer and its Affiliates shall cease and discontinue all uses of the Seller Name and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words, including other words in compliance with Section 8.3(c).
(c)    In accordance with the terms of the Ancillary Agreements and on the date(s) specified therein, Buyer shall, and shall cause each of its Affiliates to, (i) re-label, destroy, delete or exhaust all materials bearing the Seller Name and Marks, including signage, advertising, promotional materials, Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites and other materials (except to the extent any such materials must be retained to comply with Applicable Laws or document retention notices issued by any Governmental Body), and (ii) thereafter, send a written statement to Seller verifying that it has re-labeled, destroyed, deleted or exhausted all materials bearing the Seller Name and Marks and send Seller representative samples of how Buyer is now using advertising and promotional materials that do not include Seller Name and Marks to the extent required by (i) above. Buyer shall take all necessary action to ensure that other users of the Seller Name and Marks, whose rights terminate upon the Closing pursuant to this Section 8.3, shall cease use of the Seller Name and Marks, except as expressly authorized thereafter by Seller. Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as Seller or an Affiliate of Seller.
(d)    Buyer’s rights and obligations with respect to its use of the Seller Name and Marks shall be as set forth in the Transitional Trademark License Agreement and the Trademark License Agreement.
(e)    In the event Buyer or any Affiliate of Buyer violates any of its obligations under this
Section 8.3, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 8.3 may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.3, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a

Exhibit 2.02

temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.3, without the necessity of posting a bond.
Section 8.4    Non-Competition.
(a)    For purposes of this Agreement and the Ancillary Agreements, “Competing Business”
means the business of issuing, underwriting, selling, marketing, delivering, distributing, cancelling, reinsuring and administering individual life insurance Contracts alone or with supplemental insurance benefits thereto in the United States; provided, that “Competing Business” shall not include:
(i)    any activities or businesses engaged in by Seller or its Affiliates as of the date hereof outside of HFSG’s Individual Life Division set forth in Section 8.4 of the Business Disclosure Schedule;
(ii)    the HLPP Business;
(iii)    issuing, or contracting with another insurer to issue (A) Group Conversion Policies or (B) other individual life insurance Contracts to individuals who otherwise have a right to procure individual life insurance from Seller or its Affiliates under the terms of the Covered Insurance Policies;
(iv)    selling, marketing and/or issuing any group life insurance or accidental death and dismemberment coverage;
(v)    selling, marketing and/or issuing any individual life insurance or accidental death and dismemberment coverage (but excluding universal life insurance) to members of affinity associations and their dependents (even on a “direct to consumer” or “voluntary” basis) pursuant to agreements with any such affinity associations or pursuant to an employment based plan or arrangement to employers’ employees, retirees and such employees’ and retirees’ dependents, even when such selling, marketing and/or issuance is conducted on a “direct-to-consumer” or “voluntary” basis; or
(vi)    any activities expressly contemplated by this Agreement or the Ancillary Agreements (including any recapture by any Cedant of the reinsurance ceded under the Reinsurance Agreements, the retaining of certain life insurance policies identified on Schedule 1.1(e)(ii) and the retaining of any policies governed by Section 8.17 that Buyer does not acquire in a reinsurance transaction).
(b)    Subject to the limitations set forth in Sections 8.4(c) and (d) below, during the twenty‑
four (24) month period following the Closing Date, HFSG shall not, and shall cause its controlled Affiliates not to, directly or indirectly, engage in a Competing Business.
(c)    Notwithstanding anything to the contrary contained in this Section 8.4, nothing in this
Section 8.4 shall prohibit HFSG or any controlled Affiliate of HFSG from:
(i)    making investments in the ordinary course of business, including in a general or separate account of an insurance company or in an investment fund or other investment vehicle, in Persons engaging in a Competing Business; provided, that each such investment is a passive investment where neither HFSG nor any of its controlled Affiliates (A) intends to or has the right to influence or direct the operation or management of any such Person; or (B) is a participant with any other Person in any group with such intention or right; provided, further, that in no event

Exhibit 2.02

shall the aggregate ownership interest held by HFSG and its Affiliates in any such Person, whether directly or indirectly, be more than fifteen percent (15%) of the aggregate voting power or issued and outstanding equity interests of such Person;
(ii)    making investments in Buyer and its Affiliates;
(iii)    acquiring not more than fifteen percent (15%) of the total voting power or issued and outstanding equity interests of any Person engaging in a Competing Business as a result of the exercise of remedies by HFSG or any of its Affiliates as the holder of a debt instrument; provided, that following the exercise of any such remedies, such Person does not conduct such Competing Business under the “Hartford” name;
(iv)    acquiring (and thereafter, owning and operating) any Person or business that derived less than fifteen percent (15%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business;
(v)    acquiring (whether by way of merger or stock or asset acquisition or otherwise), directly or indirectly, any Person or business (an “Acquired Business”) where such Acquired Business derived fifteen percent (15%) or more of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; provided, that HFSG shall either (x) use commercially reasonable efforts to, or shall cause its relevant controlled Affiliate to use commercially reasonable efforts to, sell, spin off or otherwise divest itself (or enter into an agreement to sell, spin off or otherwise divest itself) of the portion of the division, unit or Person related to such Acquired Business that engages in the Competing Business within twelve (12) months of the closing of the acquisition of such Acquired Business; or (y) modify, or cause its relevant controlled Affiliate to modify, such Acquired Business such that such Acquired Business derives less than fifteen percent (15%) of its net operating revenue on a consolidated basis from a Competing Business;
(vi)    selling any of its assets or businesses to a Person that is itself, or has Affiliates that are, engaged in lines of business that compete with a Competing Business;
(vii)    managing, controlling, advising or providing administrative or similar services to investment funds or other investment vehicles in connection with passive investments made by such investment funds or vehicles in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business; or
(viii)    providing reinsurance to any Person engaging in a Competing Business, so long as HFSG and its controlled Affiliates are not engaged in the issuing, underwriting, selling, marketing, delivering, distributing, cancelling or, in any material way, administering of such reinsured business.
(d)    Notwithstanding anything to the contrary contained herein, this Section 8.4 (i) shall cease to apply to any Person from and after such time as such Person ceases to be a controlled Affiliate of HFSG; (ii) shall not apply to any Person that purchases or receives assets, operations or a business from HFSG or one of its controlled Affiliates, so long as such Person is not a controlled Affiliate of HFSG after such transaction is consummated; and (iii) following the direct or indirect acquisition of a controlling interest in HFSG by acquisition of stock, merger or otherwise, shall apply only to HFSG and its controlled Affiliates (and shall not otherwise apply to the Person that acquires such controlling interest); provided, that none of HFSG, its controlled Affiliates nor such acquiring Person shall carry on a

Exhibit 2.02

Competing Business in the United States using the name “Hartford” during the time period set forth in Section 8.4(b).
(e)    Seller acknowledges that the covenants set forth in this Section 8.4 are an essential element of this Agreement and that, but for these covenants, Buyer would not have entered into this Agreement. Seller acknowledges that this Section 8.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by Buyer.
(f)    The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 8.4 are fair and reasonable and are reasonably required for the protection of the Parties. If any of the restrictions or covenants in this Section 8.4 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 8.4, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.
(g)    Seller recognizes that the obligations of HFSG and its controlled Affiliates under this Section 8.4 are special, unique and extraordinary in character and that, in the event of any actual violation of any provision of this Section 8.4, Buyer shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any actual violation, enforce the specific performance and/or enjoin any actions in violation of this Section 8.4.
Section 8.5    Covenants Not to Solicit Employees.
(a)    During the twenty-four (24) month period following the Closing Date, HFSG shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, directly or indirectly, solicit for employment or for an independent contractor relationship or hire or enter into an independent contractor relationship with any Transferred Employee unless such Person has not been employed by Buyer or its Affiliates for a period of at least three (3) months prior to such solicitation or such Person’s employment has been terminated by Buyer or its Affiliates (independent of any action of HFSG or its Affiliates) prior to such solicitation; provided, that this Section 8.5(a) shall not prohibit HFSG or its Affiliates from employing or hiring or entering into an independent contractor relationship with any Person who contacts HFSG or any of its Affiliates on his or her own initiative without direct solicitation or as a result of general solicitations for employment or independent contractor relationships through advertisements or other means that are not personally directed at any such Person.
(b)    During the twenty-four (24) month period following the Closing Date, Buyer shall not, and shall cause its Affiliates not to, without Seller’s prior written consent, directly or indirectly, solicit for employment or for an independent contractor relationship or hire or enter into an independent contractor relationship with any employee of Seller or its Affiliates who provides transition services to Buyer in connection with the Business pursuant to the Transition Services Agreement unless such Person has not been employed by Seller or its Affiliates for a period of at least three (3) months prior to such solicitation or such Person’s employment has been terminated by Seller or its Affiliates (independent of any action of Buyer or its Affiliates) prior to such solicitation; provided, that this Section 8.5(b) shall not prohibit Buyer or its Affiliates from employing or hiring or entering into an independent contractor relationship with any Person who contacts Buyer or any of its Affiliates on his or her own initiative without direct solicitation or as a result of general solicitations for employment or independent contractor relationships through advertisements or other means that are not personally directed at any such Person.

Exhibit 2.02

(c)    The Parties acknowledge that the covenants set forth in this Section 8.5 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement. The Parties to this Agreement acknowledge that this Section 8.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by the Parties.
(d)    The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 8.5 are fair and reasonable and are reasonably required for the protection of the Parties. If any of the restrictions or covenants in this Section 8.5 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 8.5, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.
(e)    Each Party recognizes that its obligations under this Section 8.5 are special, unique and extraordinary in character and that, in the event of any actual violation of any provision of this Section 8.5, the other Party shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any actual violation, enforce the specific performance and/or enjoin any actions in violation of this Section 8.5.
Section 8.6    Confidentiality.
(a)    The Parties agree that the provisions related to confidentiality and, except as contemplated hereby, non-solicitation under the Confidentiality Agreement are incorporated by reference herein and shall continue in full force and effect until the Closing. From and after the Closing, all of the obligations of Buyer under the Confidentiality Agreement shall terminate.
(b)    From and after the Closing Date, Buyer shall hold, and shall cause its Affiliates and each of its and their respective Representatives to hold in confidence, and not use for any purpose other than as contemplated by this Agreement (including Section 8.10(b)) or any Ancillary Agreement, any confidential information received from Seller, its Affiliates or Seller’s Representatives in connection with the transaction contemplated by this Agreement (excluding the Business Records transferred pursuant to Section 8.10(a), but including any records comingled with such records that should not have transferred pursuant to Section 8.10(a)), other than as required by Applicable Law.
(c)    From and after the Closing Date and until the time of any recapture under the
Reinsurance Agreements, Seller shall hold, and shall cause its Affiliates and each of its and their respective Representatives to hold in confidence, and not use for any purpose other than as contemplated by this Agreement (including Section 8.10(b)) or any Ancillary Agreement, any confidential information received from Buyer, its Affiliates or Seller’s Representatives in connection with the transaction contemplated by this Agreement or contained in the Business Records transferred pursuant to Section 8.10(a), other than as required by Applicable Law. To the extent any Business Record is an Acquired Asset, Seller and its Affiliates and their respective Representatives shall hold such Business Record in confidence and shall not use such Business Record in a Competing Business after the Closing Date.
(d)    If this Agreement is terminated prior to the Closing for any reason, the
Confidentiality Agreement shall nonetheless continue in full force and effect in all respects in accordance with its terms.

Exhibit 2.02

Section 8.7    Further Action.
(a)    Prior to Closing, upon the terms and subject to the conditions of this Agreement, each
Party shall use, and cause its Affiliates to use, commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to cooperate with the other Party in doing, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable. Subject to Section 7.4(b)(ii) and Section 7.5, from and after the Closing Date, each of the Parties shall execute and deliver such documents, instruments of conveyance and transfer and other papers and take such further actions as may reasonably be required or appropriate from time to time to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing but subject to Section 7.4(b)(ii) and Section 7.5, from and after the Closing Date (a) Seller shall, and shall cause its Affiliates to, do all things necessary, proper or advisable under Applicable Law as reasonably requested by Buyer to put Buyer in effective possession, ownership and control of the Acquired Assets, and Buyer shall cooperate with Seller for such purpose, and (b) Buyer shall, and shall cause its Affiliates to, do all things necessary, proper or advisable under Applicable Law as reasonably requested by Seller to assure that Buyer, rather than Seller or any of its Affiliates, is the obligor in respect of, and is responsible for performing, all Assumed Liabilities (other than Excluded Liabilities), including, so long as the Transition Services Agreement remains in effect, by novating any Transferred Contract to Buyer, and Seller shall cooperate with Buyer for such purposes; provided, that, except as provided in Section 7.4 or Section 7.5, neither Party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities, make any accommodations or provide any other consideration (other than as contemplated hereby) in order to obtain any Governmental Consent or Third-Party Consent to the transfer of the Acquired Assets or the assumption of Assumed Liabilities. Subject to Section 7.4(b)(ii) and Section 7.5, if any Acquired Asset is not conveyed to Buyer as of the Effective Time, such Acquired Asset shall be conveyed to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, immediately upon Seller becoming aware, or Buyer notifying Seller, that such Acquired Asset was not conveyed as of the Effective Date.
(b)    To the extent any asset, property or right (other than (i) any Contract, (ii) any
Excluded Asset, (iii) any Acquired Asset which is transferred to Buyer and its Affiliates at Closing or (iv) any asset, property or right that is otherwise made available to Buyer and its Affiliates as contemplated in Section 7.4(b)(ii) or otherwise pursuant to this Agreement or any Ancillary Agreement to the extent such asset is not so transferred to Buyer and its Affiliates at Closing) is used or held for use to conduct the Business as of June 30, 2012 and such asset, property or right is reasonably required or necessary for the conduct by Buyer and its Affiliates after the Closing of the Business as conducted as of June 30, 2012 by Seller and its Affiliates, Seller shall make the benefits of such asset, property or right available to Buyer and its Affiliates, pursuant to the Transition Services Agreement or pursuant to an alternative arrangement for a period of two years commencing on the Closing Date.
Section 8.8    HESCO Licensing; Transitioning.
(a)    Until the completion of the transition of all the principal underwriting functions to a duly-licensed Affiliate of Buyer as contemplated below, Seller shall cause HESCO or any other of its Affiliates who is a principal underwriter for the Covered Insurance Policies, at all times when performing its functions with respect to the Business, to be registered as a securities broker-dealer in good standing with the SEC and FINRA and licensed or registered as a securities broker-dealer in the states and other local jurisdictions that require such licensing or registration on connection with Covered Insurance Policies sales activities.

Exhibit 2.02

(b)    Following the Closing and prior to the date that is eighteen months following
Closing, Buyer shall cause the principal underwriting function of HESCO or any other Affiliate of Seller who is a principal underwriter for the Covered Insurance Policies, to the extent related to the Covered Insurance Policies, to transfer to a duly-licensed Affiliate of Buyer in accordance with Applicable Law as soon as reasonably practicable. Between the Closing Date and the date of the completion of such transition, Seller shall cause HESCO and any other of its Affiliates who is a principal underwriter for the Covered Insurance Policies to continue performing principal underwriter functions for the Business in accordance with past practices. Seller shall cooperate with Buyer in connection with the transfer contemplated by this Section 8.8(b).
Section 8.9    Ancillary Agreements. On the Closing Date, Buyer shall, and shall cause each Buyer Party to, and Seller shall, and shall cause each Seller Party to, execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.
Section 8.10 Transfer and Maintenance of Books and Records.
(a)    At the Closing, all Business Records exclusively or primarily related to the Business and located on the Business Premises or any of the other premises set forth in Section 5.9(a) of the Business Disclosure Schedules (excluding the Business Records listed in Section 8.10(a) of the Business Disclosure Schedule) shall be transferred to Buyer by possession of such premises. All other Business Records exclusively or primarily related to the Business (excluding the Business Records listed in Section 8.10(a) of the Business Disclosure Schedule) shall be transferred to Buyer as provided in the Transition Services Agreement.
(b)    After the Closing, each of the Parties shall, and shall cause its respective Affiliates to, preserve, until such date as may be required by such Party’s standard document retention policies (or such later date as may be required by Applicable Law), all pre-Closing Date records to the extent related to the Business possessed or to be possessed by such Person or to which such Person has access rights (including, in the case of Seller and its Affiliates, all Business Records not transferred to Buyer as provided in Section 8.10(a)). During such period, upon any reasonable request from a Party or its Representatives, the Party holding such records shall (a) provide to the requesting Party, its Affiliates or its authorized Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of the Party holding such records, and (b) permit the requesting Party or its Representatives to make copies of such records, in each case, at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law, Court Order, Regulatory Agreement or agreement (including any confidentiality agreement to which the disclosing Party or any of its Affiliates is a party) (it being understood that the disclosing Party shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to the requesting Party or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Court Order, Contract, duty or agreement) or (except as provided in Section 12.2(c)) require either Party to disclose its Tax records or any personnel or related records. Such records may be sought under this Section 8.10 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar purpose (other than for purposes relating to claims between Seller and Buyer or any of their respective Affiliates under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying party sends to the other Party hereto written notice of its intent to destroy such records, specifying in

Exhibit 2.02

reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.
Section 8.11    Reserved.
Section 8.12    Post-Closing Receipts. To the extent that, after the Closing, (a) Buyer or any of its Affiliates receives any mail for Seller or its Affiliates, or any payment or instrument that is for the account of Seller or any of its Affiliates according to the terms of this Agreement or any Ancillary Agreement, Buyer shall promptly deliver such mail, amount or instrument to Seller, and (b) Seller or any of its Affiliates receives any mail for Buyer or its Affiliates, or any payment or instrument that is for the account of Buyer or any of its Affiliates according to the terms of this Agreement or any Ancillary Agreement, Seller shall promptly deliver such mail, amount or instrument to Buyer.
Section 8.13    Existing Reinsurance Agreements
(a)    Prior to the Closing, Seller shall cause the applicable Cedants to terminate the Existing
Reinsurance Agreements set forth on Section 8.13(a) of the Business Disclosure Schedule and to recapture in full the liabilities ceded thereunder in respect of such business. Seller shall bear all costs and expenses with respect to the termination and recapture of the Existing Reinsurance Agreements set forth on Section 8.13(a) of the Business Disclosure Schedule.
(b)    Prior to Closing, Seller shall use Consent Efforts to obtain the Third-Party Consents listed on Section 8.13(b) of the Business Disclosure Schedule. Seller shall bear all costs and expenses with respect to the termination and recapture of the Existing Reinsurance Agreements set forth on Section 8.13(b) of the Business Disclosure Schedule.
(c)    Seller shall use Consent Efforts, with Buyer’s cooperation, to cause the applicable Cedant to novate and assign all of its rights and obligations under the Existing Reinsurance Agreements listed in Section 8.13(c) of the Business Disclosure Schedule to which such Cedant is a party to Reinsurer by June 30, 2013 and to obtain any endorsements from the reinsurers or Underlying Companies thereunder, as applicable, to the extent necessary to ensure that Reinsurer is entitled to enforce such Existing Reinsurance Agreements against the reinsurers or Underlying Companies thereunder, as applicable, in its own name. The first $400,000 of aggregate administrative or similar costs and attorney’s or other advisors’ fees associated with obtaining the Third-Party Consents required for such novations shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller and any other costs and expenses in excess of $400,000 shall be borne exclusively by Seller, it being understood that neither Party shall be required to expend any amount in order to obtain any such Third-Party Consent in excess of such Party’s share of such costs as described in this Section 8.13(c).
(d)    Prior to Closing, the Parties shall use their Consent Efforts to obtain any Third-Party
Consents, including any waivers of minimum retention requirements, that are required under Existing Reinsurance Agreements (or any ancillary agreements related thereto) in order to permit the reinsurance of the Covered Insurance Policies as contemplated by the Reinsurance Agreements. Seller shall bear all costs and expenses associated with obtaining the Third-Party Consents required by this Section 8.13(d). If in connection with seeking any such Third-Party Consents, any Existing Reinsurance Agreement is terminated or recaptured not at the direction or with the consent of Buyer or its Affiliates, then Buyer and its Affiliates shall not be responsible for any related termination fees, recapture fees or any similar fees arising from the termination or recapture of any such Existing Reinsurance Agreement. If the Parties

Exhibit 2.02

reasonably determine that a Third-Party Consent required to be obtained under this Section 8.13(d) is not likely to be obtained, then the Parties will negotiate in good faith the proposed treatment of the relevant Existing Reinsurance Agreement, including the possibility of terminating, recapturing or novating the same; provided, that Buyer shall not be required to accept any alternative arrangement that adversely affects the benefits reasonably expected to be derived by Buyer from such Existing Reinsurance Agreement.
Section 8.14 Bulk Sales. Buyer hereby waives compliance by Seller and its Affiliates with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the transfer of the Acquired Assets to Buyer pursuant to this Agreement.
Section 8.15    Deletion of Software. In the event that after the Closing Buyer becomes aware of any instance of any Software in its possession for which Seller or any of Seller’s Affiliates own the intellectual property rights and that is not licensed to Buyer, Buyer shall use commercially reasonable efforts to delete such instances of the Software as soon as practicable.
Section 8.16    Residual Information.
(a)    Notwithstanding the confidentiality obligations set forth in Section 8.6 or anything else set forth in this Agreement to the contrary, from and after the Effective Date (a) Seller and its Affiliates may use, and Buyer hereby grants and shall cause its Affiliates to grant to Seller and its Affiliates a license to use, in their businesses for any and all purposes the Trade Secrets and other ideas, know-how, techniques and confidential information included in the Transferred Owned Intellectual Property and (b) Buyer and its Affiliates may use, and Seller hereby grants and shall cause its Affiliates to grant to Buyer and its Affiliates a license to use, in their business for any and all purposes the Trade Secrets and other ideas, know-how, technique and confidential information of Seller and its Affiliates that, in the case of each of (a) and (b), are retained in the unaided memories (i.e., without conscious memorization or subsequent reference to any material which is written or stored in electronic or physical form) of personnel of Seller and its Affiliates and of any Transferred Employees, respectively (the “Residual Information”) who have had access to the Residual Information prior to the Closing Date; provided, that no license is hereby granted to Seller and its Affiliates to any Patents or Copyrights included in the Transferred Owned Intellectual Property and no license is hereby granted to Buyer and its Affiliates, except as set forth above, to any Intellectual Property Rights of Seller and its Affiliates. For the avoidance of doubt, Buyer and its Affiliates and Seller and its Affiliates shall have no obligation to provide any Residual Information or embodiments thereof to Seller or its Affiliates or Buyer and its Affiliates respectively.
(b)    Seller hereby grants and causes its Affiliates to grant to Buyer, and Buyer hereby accepts, a royalty-free, non-exclusive, perpetual right and license to use, solely in connection with the Business, all Copyrights, Patents, Trade Secrets and Software owned by Seller or one of its Affiliates and used by the Business that is not an Acquired Asset and that is not otherwise licensed to Buyer pursuant to an Ancillary Agreement. Buyer may not assign, directly, indirectly, or by operation of law, the rights under this Section 8.16(b), without prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), except that Buyer may assign or sublicense its rights and obligations hereunder, in whole or in part, without Seller’s consent, to (a) any of its Affiliates or (b) any acquirer (each, an “Acquirer”) of any divested (by asset sale, stock sale, merger, spin-off or otherwise) business of Buyer (each, a “Divested Business”); provided, that, with respect to the assignment or sublicense to an Acquirer: (i) the assignment or sublicense will only be for the field of the activities of the applicable Divested Business as they exist as of the date of such Acquirer’s acquisition of the Divested Business, and any natural extensions thereof, but in no event outside the Business; and (ii) the assignment or

Exhibit 2.02

sublicense will in no event extend to the business or activities of such Acquirer or any of its Affiliates other than the acquired Divested Business.
Section 8.17    Discovered Policies. After the date hereof and until the termination of the applicable Reinsurance Agreement, in the event that Seller or its Affiliates discover (i) any binders, endorsements, riders, policies, certificates, or contracts of individual life insurance, or supplementary contracts of individual life insurance issued, renewed or assumed by any Cedant that would have been a Covered Insurance Policy but for not having been reflected or otherwise taken into account in the Closing Statement of General Account Net Settlement (“Discovered Policies”), then the Parties will negotiate in good faith either to have Buyer or its Affiliates acquire such Discovered Policies in a reinsurance transaction or administer such Discovered Policies on Seller’s or its Affiliate’s behalf; it being agreed and acknowledged that Buyer will not unreasonably refuse to assume (or cause an Affiliate to assume) the administration of any Discovered Policies on commercially reasonable terms.
Section 8.18    Investment Assets with a Payment Default. At least ten (10) Business
Days prior to Closing, Seller shall deliver to Buyer a list of any of the Investment Assets and Modco Assets that had suffered an uncured default of payment of principal or interest or dividends as of the last day of the calendar month immediately preceding the month in which the Closing Date occurs (or, in the event that the Closing Date is January 2, 2013, as of November 30, 2012). In such event, Seller shall replace prior to Closing any of such Investment Assets or Modco Assets with other assets meeting the requirements of the Investment Guidelines (and that is not then subject to an uncured default of payment of principal or interest or dividends). Within thirty (30) Business Days following the Closing, Seller shall deliver to Buyer a list of any of the Investment Assets or Modco Assets included in the Estimated Eligible Asset list (or, in the case of the Modco Assets, retained by the Cedant) that had suffered an uncured default of payment of principal or interest or dividends as of the Effective Time. In such event, Seller shall, at Buyer’s request made within ten (10) Business Days of the delivery of such list, replace any of such Investment Assets or Modco Assets with other assets meeting the requirements of the Investment Guidelines (and that is not then subject to an uncured default of payment of principal or interest or dividends) having an equal aggregate Statutory Book Value and, in the case of the replacement of Investment Assets, amend the Estimated Eligible Asset list with such replacement.
Section 8.19    AG-38 Cooperation. In the event that the application of guidelines or regulations under Section 8D of AG-38 to the Business or a change in such guidelines or regulations results in additional statutory reserves in excess of the basic and deficiency reserves, in each case, calculated as of the Closing Date determined by Seller according to the reserve methodology and assumptions used by Seller for the statutorily-reported reserve for the Business assuming the application of AG-38 as of December 31, 2011 (as such guidelines or regulations were in effect as of such time), Seller shall reimburse Buyer for the after-tax net economic impact on Buyer and its Affiliates of such additional reserves (treating such increase as non-economic reserves for the purposes of determining such impact) (the "AG-38 Cost"); provided, however, that to the extent the increase in statutory reserves results from a change in the guidelines or regulations under Section 8D of AG-38 from the proposed guidelines or regulations existing as of the date hereof, Seller shall only be responsible for fifty percent (50%) of the AG-38 Cost. Buyer and Seller shall jointly work in good faith to determine the AG-38 Cost.
Section 8.20    Specified Action. The Parties agree that the Specified Action shall be handled as provided in Section 8.20 of the Business Disclosure Schedule.
Section 8.21    Group Conversion Retrocession Agreement. In connection with the adjustment of premium rates pursuant to the terms of the Group Conversion Retrocession Agreement,
Buyer and Seller shall cause their respective Affiliates that are parties to the Group Conversion
Retrocession Agreement to set revised rates using a methodology that replicates the net economics (i.e

Exhibit 2.02

breakeven to the retrocedent) reflected in Schedule 8.21 of the Business Disclosure Schedule based on the Group Conversion Policies’ actual experience as measured by the prior annual period.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by Buyer), on or prior to the Closing Date, of the following conditions; provided, that Buyer may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by a breach of this Agreement by Buyer:
Section 9.1    No Misrepresentation or Breach of Covenants and Warranties.
(a)    Each of the covenants and agreements of Seller set forth in this Agreement to be performed on or prior to the Closing shall have been performed in all material respects.
(b)    (i) Each of the representations and warranties of Seller contained in Section 4.1, Section 4.2 and Section 5.17 shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date; (ii) the representations and warranties of Seller contained in Section 5.2(a) and Section 5.8 shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respect in the aggregate on and as of the date of this Agreement and on and as of the Closing Date; and (iii) each of the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) on and as of the date of this Agreement and on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failure of any such representations and warranties referenced in clause (iii) to be true and correct has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or the Business.
(c)    Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of Seller by a duly authorized officer, certifying the satisfaction of the conditions in Section 9.1(a) and Section 9.1(b) (which certificate shall not impose any personal liability on such officer).
Section 9.2    Governmental Consents. All Governmental Consents set forth in
Section 9.2 of the Buyer Disclosure Schedule shall have been obtained or the applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof, and shall not include, require, result in or have the effect of any Material Negative Condition for Buyer.
Section 9.3    No Restraint. No Court Order shall have been issued by any court of competent jurisdiction and be in effect, and no Action shall have been instituted by any Governmental Body, in each case, that restrains or prohibits the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 9.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Business that is continuing as of the Closing Date.

Exhibit 2.02

Section 9.5    Recapture of Certain Existing Reinsurance Agreements. The applicable
Cedant shall have terminated the Existing Reinsurance Agreements listed on Schedule 8.13(a) of the Business Disclosure Schedule and shall have recaptured in full all liabilities thereunder in respect of such Business.
Section 9.6    Third-Party Consents. (a) All Third-Party Consents set forth in Section
8.13(b) of the Business Disclosure Schedule shall have been obtained as of the Closing Date and (b) all Third-Party Consents set forth in Section 9.6 of the Buyer Disclosure Schedule shall have been obtained or Seller shall have made necessary arrangements in accordance with Sections 7.4(b) or 7.5(c) as applicable, so that Buyer or one of its Affiliates has the benefits of such Contracts or reasonably acceptable replacements as of the Closing Date.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by Seller), on or prior to the Closing Date, of the following conditions; provided, that Seller may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by a breach of this Agreement by Seller:
Section 10.1    No Misrepresentation or Breach of Covenants and Warranties.
(a)    Each of the covenants and agreements of Buyer set forth in this Agreement to be performed on or prior to the Closing shall have been performed in all material respects.
(b)    (i) Each of the Specified Warranties of Buyer shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date; and (ii) each of the other representations and warranties of Buyer in Article VI shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) on and as of the date of this Agreement and on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failure of any such representations and warranties referenced in clause (ii) to be true and correct has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer, certifying the satisfaction of the conditions in Section 10.1(a) and Section 10.1(b) (which certificate shall not impose any personal liability on such officer).
Section 10.2 Governmental Consents. All Governmental Consents set forth in Section 10.2(a) of the Seller Disclosure Schedule shall have been obtained or the applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof, and shall not include, require, result in or have the effect of any Material Negative Condition for Seller.
Section 10.3 No Restraint. No Court Order shall have been issued by any court of competent jurisdiction and be in effect, and no Action shall have been instituted by any Governmental Body, in each case, that restrains or prohibits the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.

Exhibit 2.02

Section 10.4 No Triggering Event. Since the date of this Agreement, there shall not have occurred any event that, assuming the Reinsurance Agreements were in force, would constitute a Triggering Event or Recapture Triggering Event that is continuing as of the Closing Date (without regard to any applicable cure period provided for in the Reinsurance Agreements).
ARTICLE XI
INDEMNIFICATION
Section 11.1    Indemnification; Remedies.
(a)    From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its
Affiliates, authorized Representatives and their respective employees, officers and directors and their respective successors and permitted assignees (collectively the “Buyer Indemnified Persons”) from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Persons resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim):
(i)    any breach by Seller of any of Seller’s representations and warranties contained in this Agreement (other than any breach of the representations and warranties contained in Section 5.6 or Sections 5.19(e) – (n), which shall be subject to indemnification in accordance with Section 12.4(a)) without regard to any qualifications or references to “Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty (other than as contained in Section 5.4, Section 5.12(a)(vii), Section 5.12(a)(x), Section 5.12(a)(xi), Section 5.12(a)(xii) or Section 5.12(a)(xiv);
(ii)    any breach by Seller of its covenants or agreements contained in this Agreement (other than any breach of the covenants contained in Article XII, which shall be subject to indemnification in accordance with Article XII), the Bill of Sale or the Assignment and Assumption Agreement;
(iii)    any Excluded Liabilities (other than Taxes that constitute Excluded Liabilities, or Losses attributable to Product Tax Non-Compliance, which shall be subject to indemnification in accordance with Article XII); or
(iv)    any matter listed in Schedule 11.1(a)(iv) of the Business Disclosure Schedule.
(b)    From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its
Affiliates, Authorized Representatives and their respective employees, officers and directors and their respective successors and permitted assignees (collectively the “Seller Indemnified Persons”) from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Persons resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim):
(i)    any breach by Buyer of any of Buyer’s representations and warranties contained in this Agreement without regard to any qualifications or references to “Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty;

Exhibit 2.02

(ii)    any breach by Buyer of its covenants or agreements contained in this Agreement (other than any breach of the covenants contained in Article XII, which shall be subject to indemnification in accordance with Section 12.4(b)), the Bill of Sale or the Assignment and Assumption Agreement; or
(iii)    any Assumed Liabilities.
(c)    Seller’s and Buyer’s indemnification obligation under Section 11.1(a) and
Section 11.1(b), respectively, shall be subject to each of the following limitations:
(i)    With respect to indemnification for Losses arising out of any breach of any representation or warranty contained in this Agreement (other than (A)(x) with respect to Seller, Section 4.1, Section 4.2(a), Section 5.2(a), Section 5.8(b) and Section 5.17, and (y) with respect to Buyer, Section 6.1, Section 6.2(a), Section 6.9, Section 6.10 and Section 6.11 (each such Seller or Buyer representation or warranty, a “Specified Warranty”), which shall survive the Closing Date indefinitely and (B) Section 5.1(f), which shall survive for three (3) years after the Closing), such obligation to indemnify shall terminate eighteen (18) months after the Closing Date unless, before such date, Seller or Buyer, as applicable, has provided the other Party with an applicable Claim Notice;
(ii)    Except with respect to any Specified Warranty, there shall be no obligation to indemnify, with respect to Seller, under Section 11.1(a)(i) or, with respect to Buyer, under Section 11.1(b)(i):
(A)    for any claim (or series of related claims arising from the same underlying facts, events or circumstances) where the Losses relating thereto are less than $50,000 (it being understood that Losses relating to such claim (or series of related claims arising from the same underlying facts, events or circumstances) shall not be aggregated for purposes of the immediately following clause (B));
(B)    unless the aggregate of all Losses for which, but for this clause (B), Seller would be liable under Section 11.1(a)(i) or Buyer would be liable under Section 11.1(b)(i), as applicable, exceeds on a cumulative basis an amount equal to $8,000,000, and then only to the extent of such excess; and
(C)    for any amount in excess of $200,000,000, in the aggregate.
(iii)    Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance results in payment to Reinsurer of a Reinsurance Settlement Amount pursuant to Section 2.3(e), and such fact, event or circumstance would also constitute a breach of or inaccuracy in any of Seller’s representations or warranties under this Agreement, Seller shall have no obligation to indemnify any Buyer Indemnified Person with respect to such breach or inaccuracy to the extent of such Reinsurance Settlement Amount; and
(iv)    Each Loss (including Taxes or Losses subject to indemnification pursuant to
Article XII) shall be reduced by (A) the net amount of any insurance proceeds received by Buyer or any Buyer Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, with respect to such Loss (calculated net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount; provided, that, subject to Section 8.2, nothing in this Section 11.1(c)(iv) shall obligate either Party to maintain any insurance); (B) the net amount of any indemnity payment, contribution or other similar payment Buyer or any Buyer Indemnified

Exhibit 2.02

Person or Seller or any Seller Indemnified Person, as the case may be, actually received from any third party not affiliated with such Indemnified Party with respect to such Loss; and (C) an amount equal to the net amount of any reduction of Taxes attributable to such Loss that is actually realized by the Indemnified Party (or, in the case of consolidated, combined or unitary Taxes, by the Affiliated Group of which the Indemnified Party is a member) in the taxable year in which the Loss is incurred. Each Loss shall be increased by the net amount of any increase of Taxes attributable to the receipt of any indemnification payment with respect to such Loss (including Taxes attributable to the increase in the indemnification payment pursuant to this sentence) that is actually incurred by the Indemnified Party (or, in the case of consolidated, combined or unitary Taxes, by the Affiliated Group of which the Indemnified Party is a member) in the taxable year in which the payment is received or accrued.
(d)    In connection with the indemnity in Section 11.1(a)(iv) with respect to microfiche, Seller shall have the right to remediate the Business Records on Seller’s premises at its expense and in a manner that does not materially interfere with Buyer’s use and deliver such Business Records to Buyer following such remediation.
(e)    Except as expressly provided herein, this Section 11.1 shall not apply with respect to indemnification for Losses relating to Taxes or the Product Tax IT and Administration, which shall be subject to indemnification in accordance with Article XII.
Section 11.2    Notice of Claim; Defense.
(a)    If (i) any non-affiliated third party or Governmental Body institutes or asserts any Action that may give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) desires to make a claim not involving a Third-Party Claim to be indemnified by an Indemnifying Party, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and a good faith estimate of the amount of all related Losses to the extent they are ascertainable (a “Claim Notice”). The Indemnifying Party shall not be relieved from any of its indemnification obligations under this Article XI as a result of a failure of the Indemnified Party to provide a Claim Notice except to the extent that it is prejudiced by such failure, it being understood that Claim Notices in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 11.1(c)(i) for such representation or warranty; provided, that if, prior to such applicable date, the Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.2(a) of a claim for indemnification under this Article XI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI notwithstanding the passing of such applicable date.
(b)    The Indemnifying Party may, by notice delivered within twenty (20) Business Days of the receipt of a Claim Notice with respect to a Third-Party Claim, assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party). The Indemnified Party may take any actions reasonably necessary to defend any Third-Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party or the Business that would, in each

Exhibit 2.02

case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates or the operation of the Business.
(c)    Subject to Section 11.2(b), in the event of a Third-Party Claim, if the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may elect to retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Subject to Section 11.2(b), if the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action; provided, that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Action. To the extent such action can be taken in a way that does not unreasonably jeopardize the attorney-client privilege: (i) the Indemnified Party’s right to participate in the defense of any Action shall include the right to attend all significant internal meetings, all meetings with representatives of plaintiffs, hearings and the like; and (ii) counsel for a Indemnified Party also shall be given a reasonable opportunity to comment upon all memoranda of law, pleadings and briefs and other documents relating to the Third-Party Claim, and the Indemnifying Party and its counsel shall give reasonable consideration to the comments of counsel for the Indemnified Party. The Indemnifying Party shall not settle any such Action without the relevant Indemnified Parties’ prior written consent, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages and do not result in a material increase to the cost of administering the Business under any of the Administrative Services Agreements for which Buyer or its Affiliate does not get compensated, (B) involve no finding or admission of any breach or violation by any Indemnified Party and (C) include an express unconditional release of each Indemnified Party from all Liability arising from such Action. Notwithstanding the foregoing, if the Indemnifying Party does not promptly retain counsel and assume control of such defense, then the Indemnified Parties may retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
(d)    From and after the delivery of a Claim Notice involving a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and Representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).
(e)    In the event any Indemnifying Party receives a Claim Notice from an Indemnified Party that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI.
(f)    If there shall be any conflicts between the provisions of this Section 11.2 and Section 12.2(b) (relating to Tax contests), the provisions of Section 12.2(b) shall control with respect to Tax contests.
Section 11.3    No Duplication; Exclusive Remedy.
(a)    Any Liability for indemnification hereunder and under any Ancillary Agreement shall be determined without duplication of recovery by reason of the same Loss.

Exhibit 2.02

(b)    Prior to the Closing, other than in the case of fraud or intentional misrepresentation by
Seller or any of its Affiliates, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to close the transactions contemplated hereunder in accordance with Sections 9.1(a) or (b) and termination of this Agreement in accordance with Article XIII.
(c)    Except with respect to claims alleging fraud and as provided under (i) the provisions of
Sections 2.4 through 2.5, (ii) the provisions of Article XII (relating to Tax matters), (iii) the provisions hereof providing for equitable remedies or (iv) the provisions of any Ancillary Agreement (other than the Bill of Sale and the Assignment and Assumption Agreement), from and after the Closing, the exclusive remedy of Seller, the Seller Indemnified Persons, Buyer and the Buyer Indemnified Persons in connection with this Agreement (and any certificate or instrument delivered hereunder) and the transactions contemplated hereby (whether under this Agreement or arising under Applicable Law) shall be as provided in this Article XI. In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Person, and Seller, on behalf of itself and each other Seller Indemnified Person, hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith, the Bill of Sale or the Assignment and Assumption Agreement (whether under this Agreement or arising under common law or any other Applicable Law), except (x) pursuant to the indemnification provisions set forth in this Article XI or (y) as provided under (A) the provisions of Sections 2.4 through 2.5, (B) the provisions of Article XII (relating to Tax matters), (C) the provisions hereof providing for equitable remedies or (D) the provisions of any Ancillary Agreement (other than the Bill of Sale and the Assignment and Assumption Agreement).
Section 11.4    Limitation on Set-off. Neither Buyer nor Seller shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to any Ancillary Agreement.
Section 11.5    Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Article XI, including by making commercially reasonable efforts to mitigate such claim or liability, to the extent required by Applicable Law.
Section 11.6    Recovery by Indemnified Party.
(a)    In any case where an Indemnified Party recovers from a third party not affiliated with such Indemnified Party any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(b)    If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Article XI could be recovered from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use commercially

Exhibit 2.02

reasonable efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XI could have been recovered from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XI.
Section 11.7    Reserves. Notwithstanding anything to the contrary contained in this
Agreement or any Ancillary Agreement, neither Seller nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or any Ancillary Agreement is intended or shall be construed to be a representation or warranty (express or implied) of Seller or any of its Affiliates with respect to the adequacy or sufficiency of any of the Reserves with respect to the Business, except as provided in Section 5.6(i).
Section 11.8    Reservation of Rights. Any Indemnified Party shall be an intended third party beneficiary of the indemnification obligations of Buyer and Seller, respectively, in this Article XI.
Neither Buyer’s nor Seller’s right to indemnity pursuant to this Article XI shall be adversely affected by
(i)    any investigation conducted by or on behalf of such party or by any Knowledge of Buyer or by any Knowledge of Seller, as applicable, acquired by or on behalf of such party as a result of such investigation or otherwise, in each case, whether before or after the date of this Agreement or the Closing Date, or
(ii)    its waiver of a condition to Closing set forth in Article IX or Article X.
ARTICLE XII
TAX MATTERS
Section 12.1    Transfer Taxes. All Transfer Taxes imposed by any Tax Authority in connection with this Agreement and any other transactions contemplated hereby shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding Section 12.2, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under Applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. If either party is liable under Applicable Law for payment of such Transfer Taxes, the other party shall pay the amount of its portion of such Transfer Tax to the paying party no later than seven (7) Business Days after receipt of a request for payment from the paying party. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Buyer and Seller shall reasonably cooperate to reduce or eliminate such Transfer Taxes to the extent permitted by Applicable Law.
Section 12.2 Tax Returns and Covenants.
(a)    Buyer shall prepare and file, or cause to be prepared and filed, all Straddle Tax Returns required to be filed with respect to the Business or the Acquired Assets and pay the Taxes shown to be due thereon; provided, that Seller shall promptly reimburse Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period. Seller will furnish to Buyer all information and records reasonably requested by Buyer for use in preparation of any Straddle Tax Returns. Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at least ten

Exhibit 2.02

(10) Business Days before the filing of such Tax Return, provided, that Buyer shall use commercially reasonable efforts to provide such Tax Return to Seller at least fifteen (15) Business Days before such filing.
(b)    In the case of any Straddle Period, (i) real, personal, intangible property, or other property Taxes (“Property Taxes”) with respect to the Acquired Assets for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) all other Taxes, if any, shall be apportioned on the basis of a closing of the books as of the close of business on the Closing Date.
(c)    Seller and Buyer shall furnish or cause to be furnished to each other and their representatives, upon request, as promptly as practicable, such information and assistance (including access to the Product Tax IT and Administration and related personnel) relating to the Covered Insurance Policies or the Acquired Assets or the preparation of any Straddle Period Tax Returns applicable to the Business or the Acquired Assets (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the preparation and filing of all Tax Returns (including any disclosures under Section 6011 or 6111 of the Code or the Treasury Regulations thereunder), the making of any election related to Taxes, the identification and remediation of any Losses or potential Losses for which Seller would be liable pursuant to Section 12.4(a) or Section 12.6(a), the preparation for any audit or other Action related to Taxes, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes, Tax Return, Product Tax Claim or Related Claim. Seller and Buyer shall reasonably cooperate with each other in the conduct of any of the matters, actions, or proceedings described in the preceding sentence. For the avoidance of doubt, nothing herein shall require either party to provide the other party access to any federal, state or local consolidated income Tax Return that includes the first such party or its Affiliates. Any information obtained under this Section 12.2(c) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.
(d)    (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax for which Seller may be liable pursuant to this Agreement, provided, that Buyer’s failure to so notify Seller shall not relieve Seller from liability pursuant to this Article XII except to the extent Seller is materially prejudiced as a consequence of such failure.
(ii)    Subject to Section 12.6, Seller shall have the sole right to control the conduct of any Tax audit or administrative or court proceeding relating to the Business or the Acquired Assets for a taxable period ending on or before the Closing Date or any Straddle Period with respect to a Tax for which Seller may be liable pursuant to this Agreement, and to employ counsel of Seller’s choice at Seller’s expense; provided that Seller agrees, in advance of assuming such control, that it will indemnify the Buyer Indemnified Persons for the Losses or liabilities resulting therefrom as provided in Section 12.4; provided further, that Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding such control, Seller shall not, and shall not permit any of its Affiliates to, settle, either administratively or after the commencement of litigation, any claim for Taxes in connection with any such audit or other proceeding in a manner that would reasonably be expected to adversely affect the liability for Taxes of Buyer or its Affiliates without the express written consent of Buyer, which consent shall not unreasonably be withheld or

Exhibit 2.02

delayed. Buyer shall control all other Tax audits or administrative or court proceedings relating to the Business. Subject to such control, neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the liability for Taxes relating to a Tax for which Seller would be liable, in whole or in part, pursuant to this Agreement (including an Excluded Liability) without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed. Seller may discharge at any time its indemnification obligation under Section 12.4(a) by paying Buyer the amount payable pursuant to Section 12.4(a), calculated on the date of such payment.
(e)    For the avoidance of doubt, Sections 12.2(a) – (d) shall not apply to Taxes due in respect of Premiums (as defined in the Reinsurance Agreements) or Tax Returns relating to such Taxes, in each case which shall be governed exclusively by the Ancillary Agreements.
Section 12.3    Tax Characterizations of Adjustments. To the extent permitted by
Applicable Law, Seller and Buyer agree to treat, and cause their respective Affiliates to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the Tax Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.
Section 12.4    Tax Indemnification and Parties’ Responsibility.
(a)    From and after the Closing, subject to the limitations set forth in this Article XII, except to the extent such Losses (i) are subject to indemnification by Buyer pursuant to Section 12.4(b) or (ii) result from a breach by Buyer or any of its Affiliates of the terms of any Ancillary Agreement, Seller is and shall remain solely responsible for, and shall indemnify and hold harmless each Buyer Indemnified Person from and against all Losses attributable to (x) all Taxes that constitute Excluded Liabilities (or the non-payment thereof) or (y) any breach by Seller or its Affiliates of any covenant under Section 7.1(a)(xiii) or this Article XII or any representation or warranty under Section 5.6 (other than Section 5.6(i)) or Section 5.19(e)-(n), except to the extent that such representations or warranties relate to the Product Tax IT and Administration.
(b)    Except to the extent such Losses are subject to indemnification by Seller, Buyer shall be solely responsible for, and shall indemnify and hold harmless each Seller Indemnified Person from and against all Losses attributable to (i) all Taxes imposed on or with respect to the Acquired Assets or the Business, as applicable (A) for taxable periods beginning after the Closing Date and (B) with respect to Straddle Periods, for the portion of such Taxes allocable to the period after the Closing Date (as determined under Section 12.2(c)), in each case, except to the extent such Taxes are subject to indemnity by Seller pursuant to this Article XII, and (ii) all Taxes imposed on or with respect to Seller or its Affiliates, the Acquired Assets or the Business, arising from or relating to any breach by Buyer or its Affiliates of any covenant under this Article XII.
(c)    The indemnities provided for in Section 12.4(a) and Section 12.4(b) shall survive until thirty (30) days following the expiry of the applicable statute of limitations in respect of the Taxes subject to indemnification as provided herein.
(d)    Any Liability for indemnification hereunder and under any Ancillary Agreement shall be determined without duplication of recovery by reason of the same Loss. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Article XII, including by making commercially reasonable efforts to mitigate such claim or liability. Except to the extent that representations, warranties

Exhibit 2.02

and covenants in this Agreement other than those described in Section 12.4(a) expressly relate to Taxes, the sole remedy of Buyer, its Affiliates or the Buyer Indemnified Parties under this Agreement for any claim against Seller or its Affiliates with respect to any Losses attributable to Taxes or Product Tax Non-Compliance shall be as provided in this Article XII.
Section 12.5    Tax Refunds. Seller shall retain the right to any Tax refunds or credits that are attributable to the Business in respect of Pre-Closing Tax Periods (or portions thereof) and that are actually received by Buyer, Seller or its Affiliates (or otherwise credited against tax).
Section 12.6 Indemnification for Product Tax Non-Compliance.
(a)    From and after the Closing, subject to Section 12.6(e)-(g), except to the extent such
Losses (i) result from a breach by Buyer or any of its Affiliates of the terms of any Ancillary Agreement or (ii) are attributable to (A) a modification completed, or other action taken by Buyer, that changes the Product Tax IT and Administration after the Closing Date, other than a modification or other action taken by Buyer after the Closing Date in accordance with Section 12.6(a) of the Business Disclosure Schedule as of Closing (or Seller’s written procedures attached thereto as of the Closing), (B) a failure to follow the Product Tax IT Workarounds, (C) a failure to promptly notify Seller pursuant to Section 12.6(c) or otherwise to satisfy the notice requirements of Section 12.6(c) (provided in each case that such failure shall not relieve Seller from liability pursuant to this Section 12.6 except to the extent Seller is prejudiced as a consequence of such failure), or (D) a change in Applicable Law (or a Tax Authority’s written interpretation thereof) after the Closing Date, Seller is and shall remain solely responsible for, and shall indemnify and hold harmless each Buyer Indemnified Person from and against all Losses attributable to any Product Tax Non-Compliance arising (x) at or before the Closing or (y) during the Post-Closing Three-Year Period to the extent attributable to Buyer’s reliance on the Policy Forms or design of the Covered Insurance Policies or on the Product Tax IT and Administration. For the avoidance of doubt, subject to the preceding sentence and Section 12.6(e)-(g), Seller shall indemnify each Buyer Indemnified Person for any reasonable and necessary costs, including the costs of implementing appropriate manual workarounds (which costs shall include a reasonable allocation of employee compensation), to ensure that the administration of the Covered Insurance Policies is in accordance with the Product Tax Law Rules, as well as other costs of remediation (including costs incurred in connection with obtaining remediation or other corrective relief from the IRS), and any Losses attributable to Related Claims.
(b)    Disclosure in the Business Disclosure Schedule, or otherwise before the Closing, of known Product Tax Non-Compliance or measures that are planned or recommended to address Product Tax Non-Compliance but have not been implemented prior to the Closing at Seller’s expense, shall not affect Seller’s indemnification obligations hereunder.
(c)    Buyer shall promptly provide written notice to Seller of each claim of Product Tax Non‑
Compliance (a “Product Tax Claim”, and such notice, a “Product Tax Claim Notice”) that could reasonably be expected to give rise to a claim for indemnification pursuant to this Section 12.6, after the facts or circumstances providing the basis for such Product Tax Claim become known to Buyer (but, in any event, promptly after receipt of any notice of a Related Claim). A Product Tax Claim Notice shall contain (i) a summary of the facts (set forth with reasonable specificity) underlying or relating to the Product Tax Claim, (ii) any correspondence, notice or other communication received from any nonaffiliated Third Party with respect to the Product Tax Claim, and (iii) a statement that Buyer seeks indemnification for a Loss arising from the Product Tax Claim and the basis therefor.
(d)    Defense of Related Claims.

Exhibit 2.02

(i)    Seller and Buyer shall jointly control the defense and resolution of any Related Claim, provided that either Party may solely control such defense and resolution at its own expense by, within thirty (30) days after Seller’s receipt of the related Product Tax Claim Notice, providing to the other Party written notice of its agreement that, with respect to any Losses resulting from the resolution of such Related Claim, (A) in the case of Seller, it will indemnify the Buyer Indemnified Persons as provided in this Section 12.6, and (B) in the case of Buyer, Seller shall not have an obligation to indemnify the Buyer Indemnified Persons pursuant to this Section 12.6. If the Parties jointly control such defense and resolution, then (X) each Party shall participate in such defense and resolution at its own expense, and (Y) neither Party shall consent to the entry of judgment or admit any liability with respect to or settle, compromise, discharge, or otherwise resolve any Related Claim without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The remediation of any Product Tax Non-Compliance related to a Related Claim shall be controlled as provided in Section 12.6(f).
(ii)    To the extent a Party is not controlling the defense and resolution of a Related Claim pursuant to Section 12.6(d)(i), such Party shall have the right, but not the obligation, to participate in the defense and resolution of any Related Claim at its own expense and to employ counsel separate from the counsel employed by the other Party at the first Party’s own expense. The Parties shall cooperate in the defense and resolution of any Related Claim, provided that such cooperation shall not unreasonably interfere with the business or operations of either Party.
(iii)    Upon a settlement, compromise, or other resolution of any Related Claim (a “Related Claim Resolution”) that causes Seller to have an indemnification obligation under Section 12.6(a), Seller shall pay (A) all indemnified amounts due to the relevant non-affiliated Third Party or Governmental Body as a result of such Related Claim Resolution within the time set forth under such Related Claim Resolution and (B) all other amounts (if any) for which Seller is required to indemnify Buyer or its Affiliates pursuant to Section 12.6(a) with respect to such Related Claim Resolution as such amounts are paid by Buyer; provided that, in respect of any amount paid by Buyer described in clause (B), Buyer shall promptly provide Seller with written notice that, and information reasonably sufficient to verify that, such payment has been made by Buyer.
(e)    Buyer Claims. During the Post-Closing Three-Year Period, a Buyer Claim may be
brought by Buyer. Upon the expiration of the Post-Closing Three-Year Period, Buyer shall no longer have the right to bring, assert, claim, or otherwise pursue any Buyer Claim other than any Buyer Claim with respect to which the Product Tax Claim Notice was delivered prior to the expiration of the Post-Closing Three-Year Period. For the avoidance of doubt, the Product Tax Claim Notice referred to in the preceding sentence must describe the Buyer Claim in accordance with the notice requirements of Sections 12.6(c)(i) and (iii) in order for Buyer to have the right to bring, assert, claim, or otherwise pursue such Buyer Claim following the expiration of the Post-Closing Three-Year Period.
(f)    Remediation of Product Tax Non-Compliance.
(i)    With respect to any Product Tax Claim (including any Buyer Claim), Buyer and Seller shall cooperate to determine whether there has been Product Tax Non-Compliance, and, if necessary, to develop corrective measures that are reasonable and cost effective, taking into account all of the relevant facts and circumstances then applicable (including, without limitation, obtaining remediation or other corrective relief from the IRS), in order to remediate such Product Tax Non-Compliance.

Exhibit 2.02

(ii)    If Seller and Buyer agree that Product Tax Non-Compliance has occurred, and agree with respect to the appropriate corrective measures, Seller and Buyer shall cooperate to implement such corrective measures as provided in Section 12.6(f)(v) and Section 12.6(f)(vi).
(iii)    If Seller and Buyer cannot agree (A) whether Product Tax Non-Compliance has occurred, or (B) with respect to the appropriate corrective measures, the dispute may be submitted to the Accounting Firm for arbitration at Buyer’s option, provided that Buyer may also opt to submit multiple disputes to the Accounting Firm for arbitration simultaneously at the end of a calendar year or at such time mutually agreed to in writing by Buyer and Seller, in which case Buyer shall promptly notify Seller of its intent to do so. In the event that a dispute has been submitted to the Accounting Firm for arbitration, Seller and Buyer shall deliver to the Accounting Firm copies of any schedules, documentation, or other materials that may reasonably be required by the Accounting Firm to make its determination. The Accounting Firm will be required to determine whether Product Tax Non-Compliance has occurred (if in dispute) and to select either the corrective measures proposed by Seller or the corrective measures proposed by Buyer, based on which proposed corrective measures are more appropriate, reasonable, and cost effective under all of the relevant facts and circumstances then applicable. The Accounting Firm shall render a determination within sixty (60) days of the referral of such matter for resolution. The determinations of the Accounting Firm shall be final and binding on all Parties for all purposes of this Agreement. Arbitration costs will be shared equally by Seller and Buyer.
(iv)    Seller shall indemnify the Buyer Indemnified Persons for corrective measures attributable to a Product Tax Claim, subject to the cost-sharing provisions of Section 12.6(g), only to the extent that such corrective measures were agreed to by Seller and Buyer or were selected by the Accounting Firm, as applicable, as described in Section 12.6(f)(ii) or Section 12.6(f)(iii), respectively, provided, that if, with respect to any Product Tax Claim, Seller disagrees with Buyer that Product Tax Non-Compliance has occurred and Buyer chooses not to arbitrate, or, following arbitration, the Accounting Firm determines that no Product Tax Non-Compliance has occurred, and, as a result of a Related Claim based on the same alleged Product Tax Non-Compliance that gave rise to the Product Tax Claim, there is a Final Determination that Product Tax Non-Compliance has occurred, then Seller shall indemnify the Buyer Indemnified Persons in accordance with the provisions of Section 12.6 for the reasonable and necessary costs associated with the corrective measures undertaken to remediate such Product Tax Non-Compliance.
(v)    If the corrective measures described in this Section 12.6(f) include obtaining remediation or other corrective relief from the IRS, Buyer and Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions. Seller shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings provided that (A) Seller agrees, in advance of entering into such closing agreement or other arrangement, that it will indemnify the Buyer Indemnified Persons for any Losses resulting therefrom in accordance with the provisions of Section 12.6, and (B) if the closing agreement or other arrangement would obligate Buyer to implement changes to its ongoing administration of the Covered Insurance Policies, then Seller may not enter into any such closing agreement or other arrangement without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Should Buyer decide to withhold its consent to Seller’s entering into any closing agreement or other arrangement with the IRS, Buyer shall promptly communicate such decision in writing to Seller.

Exhibit 2.02

(vi)    Unless otherwise provided in this Section 12.6(f), Buyer shall control the implementation of the corrective measures described in this Section 12.6(f) to the extent that such corrective measures modify the administration of the Covered Insurance Policies in order to make such administration compliant with the Product Tax Law Rules.
(g)    Cost-Sharing.
(i)    Seller shall not have any obligation under this Section 12.6 to indemnify the Buyer Indemnified Persons for costs attributable to modifying the administration of the Covered Insurance Policies to make such administration compliant with the Product Tax Law Rules unless the aggregate of all such costs for which Seller would be liable under this Section 12.6 exceed $250,000 on a cumulative basis, provided that, once the aggregate amount of such costs exceeds $250,000, Seller shall be obligated to indemnify the Buyer Indemnified Persons for all such costs (without any deductible) as determined in accordance with Section 12.6(g)(ii) and Section 12.6(g)(iii).
(ii)    With respect to any Product Tax Claim, the costs of implementing corrective measures to remediate Product Tax Non-Compliance described in such claim, to the extent attributable to modifying the administration of the Covered Insurance Policies to make such administration compliant with the Product Tax Law Rules (including, for the avoidance of doubt, a reasonable allocation of employee compensation attributable to such measures) shall be shared between Seller and Buyer as follows:
(A)    If, pursuant to Section 12.6(f)(ii), Seller and Buyer agree to the appropriate corrective measures, then (1) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller on or before the one-year anniversary of the Closing Date: 80 percent (80%) by Seller and 20 percent (20%) by Buyer; (2) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller after the one-year anniversary of the Closing Date but on or before the two-year anniversary of the Closing Date: 70 percent (70%) by Seller and 30 percent (30%) by Buyer; and (3) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller after the two-year anniversary of the Closing Date but prior to the expiration of the Post-Closing Three-Year Period: 60 percent (60%) by Seller and 40 percent (40%) by Buyer.
(B)    If, pursuant to Section 12.6(f)(iii), following arbitration, the Accounting Firm selects the corrective measures proposed by Seller, then (1) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller on or before the one-year anniversary of the Closing Date: 60 percent (60%) by Seller and 40 percent (40%) by Buyer; (2) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller after the one-year anniversary of the Closing Date but on or before the two-year anniversary of the Closing Date: 50 percent (50%) by Seller and 50 percent (50%) by Buyer; and (3) with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to Seller after the two-year anniversary of the Closing Date but prior to the expiration of the Post-Closing Three-Year Period: 40 percent (40%) by Seller and 60 percent (60%) by Buyer.
(C)    If, pursuant to Section 12.6(f)(iii), following arbitration, the Accounting Firm selects the corrective measures proposed by Buyer, then with respect to a Product Tax Claim for which a Product Tax Claim Notice is delivered to

Exhibit 2.02

Seller prior to the expiration of the Post-Closing Three-Year Period: 100 percent (100%) by Seller.
(iii)    Notwithstanding the foregoing provisions of this Section 12.6(g), Buyer’s liability under this Section 12.6(g) shall be limited to $5 million, in the aggregate, and any excess over such amount shall be borne 100 percent (100%) by Seller. For the avoidance of doubt, this Section 12.6(g) shall apply only to the cost of corrective measures attributable to modifying the administration of the contracts to make such administration compliant with the Product Tax Law Rules. All other costs and expenses attributable to Product Tax Claims (for example, without limitation, any amounts payable to the IRS or required to be refunded to policyholders) and all Losses resulting from Related Claims shall be borne 100 percent (100%) by Seller as provided in this Section 12.6.
Section 12.7    Changes to Final Closing Date Tax Reserves.
(a)    Seller shall promptly notify Buyer if, as a result of the amendment of any Tax Return, any Action, any claim or assessment by any Tax Authority (or any compromise or settlement of any such claim or assessment), any change in Reserves, or any other cause, the schedule of the Closing Date Tax Reserves provided by Seller to Buyer pursuant to Section 2.5(c) (the “Final Closing Date Tax Reserves”) no longer accurately reflects the life insurance reserves (within the meaning of Section 807(c) of the Code) maintained by Seller and each Cedant as of the Closing Date (immediately prior to the Closing) with respect to the Covered Insurance Policies, as reflected on Seller’s consolidated federal income tax return as filed, or as subsequently amended or adjusted, and shall provide Buyer an updated schedule of such life insurance reserves (the “Revised Closing Date Tax Reserves”).
(b)    Upon receipt of the schedule of Revised Closing Date Tax Reserves, Buyer shall promptly provide Seller with (i) a detailed revised Asset Allocation Schedule based on the Revised Closing Date Tax Reserves (the “Revised Asset Allocation Schedule”) and (ii) separate calculations (based on the Revised Asset Allocation Schedule) reflecting Buyer’s computation, as determined under the Tax Acquisition Provisions, of the ceding commission (within the meaning of Treasury Regulation Section 1.338-11(c)(3), relating to the transactions contemplated by this Agreement and the Ancillary Agreements, using the Final Closing Date Tax Reserves (the “Initial Tax Ceding Commission”) and the Revised Closing Date Tax Reserves (the “Revised Tax Ceding Commission”). The Revised Asset Allocation Schedule (including the amounts allocated to all assets other than the insurance-in-force) shall be based on, and shall be consistent with, the Final Asset Allocation Schedule determined in accordance with Section 2.5(b); provided, that if the Parties have not agreed on the Final Asset Allocation Schedule, the Revised Asset Allocation Schedule shall be based on, and shall be consistent with, the Asset Allocation Schedule described in clause (x) of Section 2.5(b).
(c)    To the extent that the Initial Tax Ceding Commission is greater than the Revised Tax Ceding Commission, Seller shall promptly pay to Buyer the amount determined in accordance with Schedule 12.7(c). To the extent that the Initial Tax Ceding Commission is less than the Revised Tax Ceding Commission, Buyer shall promptly pay to Seller the amount determined in accordance with Schedule 12.7(c).
(d)    In the event that Seller disputes the accuracy of the Initial Tax Ceding Commission or the Revised Tax Ceding Commission, Seller shall promptly provide a written determination to Buyer to that effect, and Seller and Buyer shall use commercially reasonable methods to resolve such dispute. In the event that Seller and Buyer are unable to resolve the dispute in a timely manner, the matter shall be referred to the Accounting Firm for a final determination of the correct amount of the Initial Tax Ceding Commission or the Revised Tax Ceding Commission. In such event, Seller and Buyer shall deliver to the

Exhibit 2.02

Accounting Firm copies of any data, documentation, or other materials that may reasonably be required by the Accounting Firm to make such determination. Each of Seller and Buyer shall be entitled to submit to the Accounting Firm a memorandum setting forth its position with respect to any disputed issue. For the avoidance of doubt, except for amounts agreed to by the Parties pursuant to Section 2.5, the Accounting Firm may consider the accuracy of the Revised Asset Allocation Schedule in making its determination, provided, that with respect to the valuation of any of the Investment Assets transferred by Cedants to the Reinsurer pursuant to the Reinsurance Agreements, (x) the Accounting Firm must select, as the fair market value of such asset as of the Closing, either the value proposed by Buyer or the value proposed by Seller and (y) the Accounting Firm shall not reach any determination regarding the fair market value of any such Investment Asset unless the Accounting Firm shall have determined, based on the information delivered to it by Seller and Buyer, that the determination of the fair market value of such asset is necessary in order to determine the amount payable by Buyer to Seller, or Seller to Buyer, pursuant to this Section 12.7. The Accounting Firm shall render its determination within sixty (60) days of the referral of such matter for resolution. The determination of the Accounting Firm as to the correct amount of the Initial Tax Ceding Commission and the Revised Tax Ceding Commission shall be final and binding on all Parties for all purposes of this Agreement. The costs incurred in retaining the Accounting Firm shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
(e)    If, subsequent to the payment of any amount by Seller to Buyer (or by Buyer to Seller)
under Section 12.7(c), there is a Final Determination that results in a change in the amount of the Revised Tax Ceding Commission used to determine the payment under Section 12.7(c), Seller and Buyer agree to determine the amount (if any) appropriately payable by Seller to Buyer (or by Buyer to Seller) as a result of such change, based on the principles and procedures contained in this Section 12.7. Buyer or Seller, as the case may be, shall promptly pay to the other the amount so determined.
ARTICLE XIII
TERMINATION
Section 13.1    Termination. This Agreement may be terminated at any time prior to the
Closing Date:
(a)    by the mutual written consent of Buyer and Seller;
(b)    by Buyer in the event of a material breach by Seller of any of Seller’s (i) covenants or agreements or (ii) representations or warranties contained herein that would reasonably be expected to result in the conditions to Closing set forth in Section 9.1(a) or Section 9.1(b) not being satisfied; provided, that in the case of clause (i), if curable, Seller shall have failed to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured;
(c)    by Seller in the event of a material breach by Buyer of any of Buyer’s (i) covenants or agreements or (ii) representations or warranties contained herein that would reasonably be expected to result in the conditions to Closing set forth in Section 10.1(a) or Section 10.1(b) not being satisfied; provided, that in the case of clause (i), if curable, Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice from Seller requesting such breach to be cured;
(d)    by Buyer or Seller if any court of competent jurisdiction shall have issued a final and non-appealable Court Order, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or by the Reinsurance Agreements; or

Exhibit 2.02

(e)    by Buyer or Seller if the Closing shall not have occurred on or before June 30, 2013 or such later date as may be agreed to in writing by Buyer and Seller (the “Termination Date”).
Notwithstanding anything in this Section 13.1 to the contrary, neither Party may terminate this Agreement pursuant to paragraphs (b), (c), (d) or (e) above if its failure to perform any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.
Section 13.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 13.1 (other than Section 13.1(a)) shall give written notice of such termination to the other Party to this Agreement.
Section 13.3    Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XIII, all further obligations of the Parties under this Agreement (other than Section 8.6, this Section 13.3 and Article XIV (other than Section 14.1 and Section 14.2)) shall be terminated without further Liability of either Party to the other; provided, that nothing herein shall relieve either Party from Liability for fraud or intentional breach of its covenants contained in this Agreement. For this purpose, “intentional” means an action or omission that the breaching Party takes or omits to take with the intent of breaching this Agreement.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Survival of Representations and Warranties and Covenants. All
representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI or Article XII, as applicable (at which time such representations and warranties shall terminate). The covenants and agreements contained in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing shall survive until the date that is eighteen (18) months after the Closing Date. Any other covenant or agreement contained in this Agreement shall survive for the period provided in such covenant or agreement, if any, or otherwise, until fully performed.
Section 14.2    Remedies. Each Party agrees that any failure to perform, or breach of its obligations under this Agreement will result in irreparable injury to the other Party, that the remedies available to such other Party at law alone will be an inadequate remedy for such failure or breach and that, in addition to any other legal or equitable remedies that such other Party may have, such other Party may enforce its rights in court by an Action for specific performance and the Parties expressly waive the defense that a remedy in damages will be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an order or injunction to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York (other than Sections 5-1401 and 5-1402 of the General Obligations Law, which shall apply).

Exhibit 2.02

Section 14.4    Jurisdiction; Venue.    Except as contemplated by Article II,
Section 12.6(f)(iii) or Section 12.7(d), each of the Parties hereto irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of New York located in the Borough of Manhattan, The City of New York or in the courts of the United States of America for the Southern District of New York. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14.6 or in such other manner as may be permitted by Applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to any Action, the court may consolidate the Action with any other Action relating to this Agreement or to any Ancillary Agreement and the Parties hereby agree not to oppose any request by the other Party to consolidate any such Action with another Action relating to this Agreement or to any Ancillary Agreement.
Section 14.5 Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.
Section 14.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, or (c) on the Business Day after delivery to an overnight courier (such as Federal Express) or an overnight mail service (such as the Express Mail service) maintained by the United States Postal Service, to the Party as follows:

Exhibit 2.02

(a)    If to Buyer, to:
Prudential Financial, Inc. 751 Broad St., 4th Floor Newark, NJ 07102
Facsimile: (973) 367-8105 Attention: Anthony F. Torre
with a copy to (which shall not constitute notice):
Prudential Financial, Inc. 751 Broad St., 21st Floor Newark, NJ 07102
Facsimile: (973) 367-8105 Attention: General Counsel
Debevoise & Plimpton LLP 919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Attention: John M. Vasily
(b)    If to Seller or HFSG, to:
The Hartford Financial Services Group One Hartford Plaza
Hartford, Connecticut 06155
Attention: General Counsel
Facsimile: 860-547-4721
with a copy to (which shall not constitute notice):
Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Atlanta, GA 30309
Fax: (404) 853-8806
Attention: B. Scott Burton
Bert Adams

or to such other address as such Party may indicate by a notice delivered to the other Party hereto. Section 14.7	Successors and Assigns; No Third-Party Beneficiaries.
(a)    Except as otherwise provided herein (including the right of Buyer to cause one or more of its Affiliates to acquire the Acquired Assets), the rights and obligations of either Party under this Agreement shall not be assignable or delegable by such Party hereto without the written consent of the other Party.
(b)    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted

Exhibit 2.02

by this Section 14.7 and the Buyer Indemnified Persons and the Seller Indemnified Persons any right, remedy or claim under or by reason of this Agreement.
Section 14.8 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto, the Confidentiality Agreement and the Ancillary Agreements contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties hereto which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose. Except for updates to Section 8.1(a) of the Business Disclosure Schedule, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized Representative of each of the Parties hereto or their respective successors in interest.
Section 14.9    Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Exhibits, Schedules and other documents or agreements attached thereto. The phrase “related to the Business” shall not have the meaning attributed to “Related to the Business”.
Section 14.10 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 14.11 Expenses. Except as otherwise expressly set forth in this Agreement and the Ancillary Agreements, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Exhibit 2.02

Section 14.12 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 14.13 Execution in Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by electronic delivery in .pdf format, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Seller and Buyer.
Section 14.14 No Public Announcement. Neither the Parties nor any Affiliates of the Parties shall, without the approval of Buyer, in the case of Seller and its Affiliates, and Seller, in the case of Buyer and its Affiliates, in each case not to be unreasonably withheld, make any press release or other public announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement, except as and to the extent that any such Person shall be so obligated by Applicable Law or the rules of any stock exchange, in which case the non-disclosing Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the SEC disclosure obligations or the rules of any stock exchange.
Section 14.15 Disclosure Schedules. Any disclosure with respect to a Section of any Disclosure Schedule shall be deemed to be disclosed for purposes of other Sections of such Disclosure Schedule only to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections would be readily apparent to a reader of such disclosure. Matters reflected in any Section of a Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or order of any Governmental Body shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 14.16 HFSG Guarantee.    HFSG fully, irrevocably and unconditionally
guarantees to Buyer the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller from time to time under this Agreement (the “Obligations” and, collectively, the “Guaranty”). The Obligations shall include Seller’s obligation to satisfy all payment obligations of Seller arising in connection with this Agreement, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. HFSG hereby acknowledges and agrees that the Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance, compliance and payment by Seller of the Obligations when due under this Agreement and not of collection only and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency. HFSG hereby waives any right to require a proceeding first against Seller. The Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Obligations) and shall not be subject to (i) any discharge of Seller from any of the Obligations in a

Exhibit 2.02

bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Obligations) or (ii) any other circumstance whatsoever which constitutes, or might be construed to constitute an equitable or legal discharge of HFSG as guarantor under this Section 14.16. Notwithstanding the foregoing, HFSG’s obligations under this Section 14.16 shall terminate on the sixth (6th) anniversary the of the Closing Date unless, before such date Buyer or a Buyer Indemnified Person, as applicable, has provided to Seller or HSFG with notice of a claim (including an applicable Claim Notice under Article XI), in which case such claim shall continue to be subject to HFSG’s Guarantee in accordance with this Section 14.16 notwithstanding the passing of such applicable date.
[Remainder ofPage Intentionally Left Blank - Signature Page Follows]

Exhibit 2.02

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.
HARTFORD LIFE, INC.:
By: /s/ David C. Robinson
Name: David C. Robinson
Title: Senior Vice President
PRUDENTIAL FINANCIAL, INC.
By: /s/ Thomas DePatie
Name: Thomas DePatie
Title: Senior Vice President
THE HARTFORD FINANCIAL SERVICES GROUP, INC. (solely for purposes of Section 8.4, Section 8.5 and Section 14.16):
By: /s/ David C. Robinson
Name: David C. Robinson
Title: Senior Vice President

Exhibit 2.02

Below is a list of omitted schedules (or similar attachments) from the Purchase and Sale Agreement by and among Massachusetts Hartford Life, Inc., Prudential Financial, Inc. and The Hartford Financial Services Group, Inc. dated as of September 27, 2012. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
Schedule 1.1(a)    Acquired Assets
Schedule 1.1(b)    Assigned Leases
Schedule 1.1(c)    Business Premises Shared Common Space
Schedule 1.1(d)    Cedant Separate Accounts
Schedule 1.1(e)(i)    Covered Insurance Policies
Schedule 1.1(e)(ii)    Excluded Insurance Policies
Schedule 1.1(f)    Excluded Assets
Schedule 1.1(g)    Excluded Contracts
Schedule 1.1(h)    Excluded Liabilities
Schedule 1.1(i)    HLPP Business
Schedule 1.1(j)    Overhead and Shared Services
Schedule 1.1(k)    Separate Accounts
Schedule 1.1(l)    Transferred Contracts
Schedule 1.1(m)    Transferred Information Technology Contracts
Schedule 1.1(n)    Premises of Subleases and Leases
Schedule 2.3(a)    Reinsurance Statement Methodology
Schedule 2.3(a)(i)    Statement of General Account Net Settlement
Schedule 2.3(a)(ii)    Pro Forma Statement of General Account Net Settlement
Schedule 2.3(b)(i)    Reference Balance Sheet Methodology
Schedule 2.3(b)(ii)    Transfer Balance Sheet Methodology
Schedule 3.3(b)    Investment Asset Identification Methodology
Schedule 12.7(c)
Exhibit A    Form of Administrative Services Agreements
Exhibit B    Form of Hold Harmless and Indemnification Agreement
Exhibit C    Forms of Lease Agreements
Exhibit D    Form of Patent Assignment
Exhibit E    Form of Patent License Agreement
Exhibit F    Form of Reinsurance Agreements
Exhibit G    Form of Software License Agreement
Exhibit H    Form of Sublease Agreements
Exhibit I    Form of Trademark Assignment
Exhibit J    Form of Trademark License Agreement
Exhibit K    Form of Transition Services Agreement
Exhibit L    Form of Trust Agreements and GUL Trust Agreements
Exhibit M    Form of Wholesaling Agreements
Exhibit N    Form of Bill of Sale
Exhibit O    Form of Assignment and Assumption Agreement
Exhibit P    Form of License Agreement
Exhibit Q    Group Conversion Term Sheet
Exhibit R    GUL Term Sheet
Exhibit S    Retained Business ASA Term Sheet
Seller Disclosure Schedule Business Disclosure Schedule Buyer Disclosure Schedule